    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 1998


                                                      REGISTRATION NO. 333-57829

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        FIRSTWORLD COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)


           DELAWARE                          4813                  33-0521976
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)


                         9333 GENESEE AVENUE, SUITE 200
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 552-8010

  (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)
                           --------------------------

                               ROBERT E. RANDALL
                            EXECUTIVE VICE PRESIDENT
                         9333 GENESEE AVENUE, SUITE 200
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 552-8010

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                              DAVID A. HAHN, ESQ.
                                LATHAM & WATKINS
                           701 B STREET , SUITE 2100
                          SAN DIEGO, CALIFORNIA 92101
                                 (619) 236-1234
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
--------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
--------
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE     PROPOSED AGGREGATE        AMOUNT OF
         SECURITIES TO BE REGISTERED               BE REGISTERED         PER NOTE(1)        OFFERING PRICE      REGISTRATION FEE
13% Senior Discount Notes due 2008............     $470,000,000            54.64%           $241,797,600(1)       $71,330.29(2)

(1) The 13% Senior Discount Notes will be offered in exchange for the 13% Senior Discount Notes due 2008 which were issued on April 13, 1998 at a price of 53.235% of their principal amount and accrete in value until April 15, 2003 at the rate of 13% per annum at which time the fully accreted amount outstanding will be $470.0 million.


(2) Calculated pursuant to Rule 457(f)(2), the filing fee previously submitted was based on the present discounted book value of the 13% Senior Discount Notes to be received by the Registrant in the exchange as of June 26, 1998.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K
               SHOWING LOCATION IN PROSPECTUS OF THE INFORMATION
                         REQUIRED BY PART I OF FORM S-4

       1.  Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus...........................  Outside Front Cover Page; Cross Reference Sheet;
                                                                    Inside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front Cover Page; Outside Back Cover Page
       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
             Other Information..................................  Prospectus Summary; Risk Factors; Selected
                                                                    Consolidated Financial Data
       4.  Terms of the Transaction.............................  The Exchange Offer; Certain United States Federal
                                                                    Income Tax Considerations; Description of Exchange
                                                                    Notes
       5.  Pro Forma Financial Information......................  Prospectus Summary; Selected Consolidated Financial
                                                                    Data
       6.  Material Contacts with the Company Being Acquired....  Not Applicable
       7.  Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters......  Not Applicable
       8.  Interests of Named Experts and Counsel...............  Legal Matters
       9.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Management
      10.  Information with Respect to S-3 Registrants..........  Not Applicable
      11.  Incorporation of Certain Information by Reference....  Not Applicable
      12.  Information with Respect to S-2 or S-3 Registrant....  Not Applicable
      13.  Incorporation of Certain Information by Reference....  Not Applicable
      14.  Information with Respect to Registrants Other than
             S-3 or S-2 Registrants.............................  Prospectus Summary; Capitalization; Selected
                                                                    Consolidated Financial Data; Management's
                                                                    Discussion and Analysis of Financial Condition and
                                                                    Results of Operations; Business; Management;
                                                                    Certain Transactions; Principal Stockholders;
                                                                    Description of Exchange Notes; Book Entry; Delivery
                                                                    and Form; Plan of Distribution; Legal Matters;
                                                                    Experts; Available Information; Consolidated
                                                                    Financial Statements
      15.  Information with Respect to S-3 Companies............  Not Applicable
      16.  Information with Respect to S-2 or S-3 Companies.....  Not Applicable
      17.  Information with Respect to Companies Other Than S-2
             or S-3 Companies...................................  Not Applicable
      18.  Information if Proxies, Consents or Authorizations
             are to be Solicited................................  Not Applicable
      19.  Information if Proxies, Consents or Authorizations
             are not to be Solicited or in an Exchange Offer....  Management; The Exchange Offer; Certain Transactions

                  SUBJECT TO COMPLETION DATED AUGUST 24, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
             , 1998

                               OFFER TO EXCHANGE
                       13% SENIOR DISCOUNT NOTES DUE 2008
             FOR ALL OUTSTANDING 13% SENIOR DISCOUNT NOTES DUE 2008
                                       OF

                                     [LOGO]

                            ------------------------

    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON
           , 1998 UNLESS EXTENDED.

    FirstWorld Communications, Inc., a Delaware corporation ("FirstWorld" or the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount at maturity of its new 13% Senior Discount Notes due 2008 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 in principal amount at maturity of its outstanding 13% Senior Discount Notes due 2008 (the "Private Notes"), of which $470,000,000 in aggregate principal amount at maturity was issued on April 13, 1998 (the "Private Note Offering") and is outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of April 13, 1998 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Exchange Notes."


    The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will be issued at a substantial discount to their principal amount at maturity. The Exchange Notes will accrete in value from and including the date of issuance of the Private Notes (April 13, 1998) until April 15, 2003 at which time they will have an aggregate principal amount of $470.0 million. Thereafter, cash interest will accrue on the Exchange Notes and will be payable semiannually in arrears on April 15 and October 15, commencing October 15, 2003, at a rate of 13% per annum.



    SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.


                                                        (CONTINUED ON NEXT PAGE)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

(CONTINUED FROM PREVIOUS PAGE)


    The Exchange Notes will be senior obligations of the Company, will rank PARI PASSU in right of payment with all existing and future senior Indebtedness of the Company and will rank senior in right of payment to any future Subordinated Indebtedness of the Company, but will be effectively subordinated to any secured Indebtedness of the Company and future Indebtedness and other liabilities (including Subordinated Indebtedness and trade payables) of the Company's Subsidiaries. The Indenture will permit the incurrence of substantial additional Indebtedness, including secured Indebtedness, by the Company and its Subsidiaries, subject to certain restrictions. See "Risk Factors--Effective Subordination of Notes; Holding Company Structure." As of June 30, 1998, the Company had no Subordinated Indebtedness and $7.1 million in outstanding Indebtedness that ranks PARI PASSU with the Notes.


    No cash interest will accrue or be payable in respect of the Exchange Notes prior to April 15, 2003. Thereafter, interest will accrue at the rate of 13% per annum, payable semiannually in arrears on each April 15 and October 15, commencing on April 15, 2003. The Private Notes accepted for exchange will continue to accrete in principal amount at the rate of 13% per annum to, but excluding, the issuance date of the Exchange Notes and will cease to accrete in principal amount upon cancellation of the Private Notes and issuance of the Exchange Notes. Any Private Notes not tendered or accepted for exchange will continue to accrete in principal amount at the rate of 13% per annum in accordance with its terms. The Accreted Value of the Exchange Notes will equal the Accreted Value of the Private Notes accepted for exchange immediately prior to issuance of the Exchange Notes.


    The Notes will be redeemable at the option of the Company, in whole or in part, on or after April 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the date of redemption. If less than all of the Exchange Notes are to be redeemed at any time, selection of Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED that no Exchange Notes of $1,000 or less shall be redeemed in part. Upon the occurrence of a Change of Control (as defined), holders of the Exchange Notes will have the right to require the Company to repurchase their Exchange Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Special Interest (as defined), if any, thereon to the date of repurchase. The Company's ability to pay cash to the holders of Exchange Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Description of Exchange Notes--Repurchase at the Option of Holders--Change of Control."


    The Company will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5:00 p.m. New York City time, on            , 1998,
unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is not conditioned upon any minimum amount of Private Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions." In the event the Company terminates the Exchange Offer and does not accept for exchange any Private Notes, the Company will promptly return the Private Notes to the holders thereof. The Company will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."

    Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties (See e.g. EXXON CAPITAL HOLDINGS CORP., SEC No-Action Letter (available April 13, 1989) and MORGAN STANLEY & CO. INC., SEC No-Action Letter (available June 5, 1991) collectively, the "No-Action Letters"), the Company believes that the Exchange Notes issued

                                                        (CONTINUED ON NEXT PAGE)

(CONTINUED FROM PREVIOUS PAGE)

pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; PROVIDED that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders who tender their Private Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the No-Action Letters or similar no-action letters. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities
Act) of the Company.

    Prior to the Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the Exchange Notes on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) market. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--Absence of Public Market; Restrictions on Transfer."

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

    The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer--Resale of the Exchange Notes."

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR

                                                        (CONTINUED ON NEXT PAGE)

(CONTINUED FROM PREVIOUS PAGE)

MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

    UNTIL       , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depositary") and registered in its name or in the name of a nominee of the DTC. Beneficial interests in the global note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of such global note, Exchange Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "The Exchange Offer--Book-Entry Transfer" and "Book Entry; Delivery and Form."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


    THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE CAPTIONS "PROSPECTUS SUMMARY," "THE COMPANY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND OPERATING STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") INCLUDE, WITHOUT LIMITATION, THOSE DESCRIBED UNDER THE CAPTION "RISK FACTORS."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY, THE NOTES THERETO AND THE OTHER FINANCIAL DATA CONTAINED ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH HEREIN UNDER THE CAPTION "RISK FACTORS" AND ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, REFERENCES HEREIN TO THE "COMPANY" INCLUDE THE COMPANY AND THE COMPANY'S WHOLLY OWNED SUBSIDIARIES. SEE THE "GLOSSARY" FOR DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS.

                                  THE COMPANY

    FirstWorld Communications, Inc. ("FirstWorld" or the "Company") is a facilities-based integrated communications provider ("ICP") which is deploying networks to provide telecommunications solutions to business customers in clustered, demographically attractive second tier markets. The Company offers "one-stop shopping" for a broad array of telecommunications services, including local and long distance telephone service, high speed Internet access, data connectivity, local area network ("LAN") connectivity, web hosting, video communications and system integration services. Within its target markets, the Company has segmented the potential business customer base and tailors its service offerings, sales and marketing approach and network development to provide service in a cost-effective manner to each segment. The Company believes its regional approach allows it to best leverage its network facilities, sales force, customer support staff and brand identity. The Company's first network clusters will serve second tier markets surrounding metropolitan Los Angeles, including Orange County and the San Gabriel Valley and South Bay areas of Los Angeles County. The Company intends to selectively expand its reach into other regional markets, both within and outside of California.


    The Company began network operations in July 1997 and began providing services to commercial customers in November 1997. As of July 31, 1998, the Company had approximately 100 commercial customers under contract. The City of Anaheim, the Company's most significant customer, relies on the Company to supply local dialtone, long distance, dedicated facilities and Internet service to substantially all of its municipal facilities.


    FirstWorld has designed and implemented an advanced and reliable fiber-based network. Central to the Company's network design is its state-of-the-art integrated voice and data central office service platform, which allows the Company to integrate third-party systems and the Company's operational support systems into a unified network. The Company believes its networks also are capable of providing server-based applications, such as virtual LANs and e-commerce, and will be compatible with voice over Internet technologies as such technologies are refined in the industry. The Company has designed business processes to simplify provisioning, billing, network management and customer service and has incorporated operational support systems that implement such processes into its networks. Among other things, the Company has designed its systems to allow the Company to provide single-point-of-contact customer service and to facilitate electronic exchanges of information with the incumbent local exchange carrier ("ILEC") when possible.

    The Company employs a demand-driven approach to network construction. This approach is intended to minimize deployment of capital not associated with customer revenues and maximize flexibility to serve the higher margin data market as demand for high speed data communication services grows. The Company connects customers to its networks through direct fiber connections, digital subscriber line ("DSL") technology or unbundled network elements licensed from the ILEC, depending on the most cost-effective connection that will support the bundle of services provided to the customer. The Company generally requires customers that are connected by fiber to sign long-term contracts to offset the cost of capital deployed.


    The Company believes that the market segments within its target markets have different customer buying patterns, are subject to different competitive factors and can best be served by different sales and marketing initiatives. For prime commercial customers (businesses with sophisticated communications needs), the Company utilizes a consultative selling approach that involves a systematic assessment of each customer's telephony, Internet, data communications and video applications needs. For basic commercial customers (businesses with primarily voice and Internet needs), the Company uses direct mail, telemarketing and advertising and offers standardized product bundles consisting of local and long distance telephony and high speed Internet access. The Company also offers use of its network capabilities on a wholesale basis to other local exchange carriers, including competitive local exchange carriers ("CLECs"), interexchange carriers ("IXCs"), Internet service providers ("ISPs") and other communications providers.

    The Company uses strategic relationships with municipalities, property developers, service providers and others that provide the Company with brand identity, physical assets, new products or technologies, joint marketing synergies or other support. The Company believes its existing relationships with the City of Anaheim, The Irvine Company and Enron provide the Company with significant advantages in marketing and network deployment.


    The Company's largest stockholders are entities controlled by Donald L. Sturm, former Vice Chairman of Peter Kiewit Sons' Inc., the founder of MFS Communications Company, Inc. ("MFS Communications"), and Enron Capital & Trade Resources Corp. ("Enron"), a subsidiary of Enron Corp., one of the world's leading integrated natural gas and electricity companies. To date, these stockholders have provided $55 million of the $67 million in equity capital received by the Company. The Company and Enron have an informal collaborative relationship to jointly market telecommunications and utility services which the Company believes can provide it with access to new markets, sales synergies and product development opportunities.



    The Company has assembled a management team with extensive experience in telecommunications network engineering and operations, customer care, sales and marketing, project development and finance. Donald L. Sturm, the Company's Chairman, President and Chief Executive Officer, has extensive experience in the telecommunications industry. Many of the other members of the management team have prior telecommunications industry experience, including prior positions at Pacific Bell, WorldCom, Inc. ("WorldCom"), Sprint Communications Company, L.P. ("Sprint") and other major telecommunications providers. The Company believes the skill and experience of its management team will continue to provide significant benefits as the Company continues to enhance and expand its networks.



    The Company's principal executive offices are located at 9333 Genesee Avenue, Suite 200, San Diego, California 92121, and its phone number is (619) 552-8010. In January 1998, the Company changed its name from SpectraNet International to FirstWorld Communications, Inc. In June 1998, the Company changed its state of incorporation from California to Delaware.



                                  RISK FACTORS



    Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific risk factors set forth under the caption "Risk Factors," beginning on page 10, for a discussion of certain risks involved with an investment in the Exchange Notes including, without limitation, those risks associated with the Company's (i) limited history of operations, (ii) history of operating losses, (iii) substantial leverage and ability to service its indebtedness (including the Notes), (iv) ability to manage future growth, (v) dependence upon its network infrastructure and (vi) reliance on third parties for access to telephony services.


                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS


    The statements contained in this Prospectus which are not historical facts are forward-looking statements that involve risks and uncertainties. The Company wishes to caution the reader that these forward-looking statements, such as those relating to the Company's plans to expand its network coverage to most of Orange County and the San Gabriel Valley and South Bay areas of Los Angeles County, and beyond, and to add voice over Internet services, managed desk-top services and other advanced broadband services to its integrated package of services are only predictions; actual events or results may differ materially as a result of risks facing the Company or other external events or due to decisions made by the Company in the future. See "Risk Factors."

                               THE EXCHANGE OFFER


THE EXCHANGE OFFER....................  The Company is offering to exchange $1,000 principal amount of
                                        Exchange Notes for each $1,000 principal amount of Private
                                        Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after the Expiration
                                        Date (as defined). As of July 31, 1998, $470,000,000 in
                                        aggregate principal amount at maturity of Private Notes were outstanding. See "The Exchange Offer--Purpose of the Exchange
                                        Offer."

                                        Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the
                                        Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be
                                        offered for resale, resold and otherwise transferred by a
                                        holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell
                                        pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the
                                        Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; PROVIDED that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will
                                        deliver a prospectus in connection with any resale of such
                                        Exchange Notes. See "The Exchange Offer--Resale of the
                                        Exchange Notes" and "Plan of Distribution."

REGISTRATION RIGHTS AGREEMENT.........  The Private Notes were sold by the Company on April 13, 1998 to Bear, Stearns & Co. Inc., ING Baring (U.S.) Securities,
                                        Inc., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce,
                                        Fenner & Smith Incorporated (collectively, the "Initial
                                        Purchasers") pursuant to a Purchase Agreement, dated April 6,
                                        1998, by and among the Company and the Initial Purchasers (the
                                        "Purchase Agreement"). Pursuant to the Purchase Agreement, the
                                        Company and the Initial Purchasers entered into a Registration
                                        Rights Agreement, dated as of April 13, 1998 (the
                                        "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights.
                                        The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer.
                                        See "The Exchange Offer--Termination of Certain Rights."

EXPIRATION DATE.......................  The Exchange Offer will expire at 5:00 p.m. New York City
                                        time, on                , 1998, unless the Exchange Offer is
                                        extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange
                                        Offer-- Expiration Date; Extensions; Amendments."

ACCRETION OF THE EXCHANGE NOTES AND
  THE PRIVATE NOTES...................  No cash interest will accrue or be payable in respect of the
                                        Exchange Notes prior to April 15, 2003. Thereafter, interest will accrue at the rate of 13% per annum, payable semiannually in arrears on each April 15 and October 15, commencing on
                                        October 15, 2003. The Private Notes accepted for exchange will continue to accrete in principal amount at the rate of 13% per annum to, but excluding, the issuance date of the Exchange
                                        Notes and will cease to accrete in principal amount upon
                                        cancellation of the Private Notes and issuance of the Exchange
                                        Notes. Any Private Notes not tendered or accepted for exchange will continue to accrete in principal amount at the rate of
                                        13% per annum in accordance with its terms. The Accreted Value of the Exchange Notes will equal the Accreted Value of the
                                        Private Notes accepted for exchange immediately prior to
                                        issuance of the Exchange Notes.

CONDITIONS TO THE EXCHANGE OFFER......  The Exchange Offer is subject to certain customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount at maturity of Private Notes being tendered for exchange. See
                                        "The Exchange Offer--Conditions."

PROCEDURES FOR TENDERING PRIVATE
  NOTES...............................  Each holder of Private Notes wishing to accept the Exchange
                                        Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to The
                                        Bank of New York, as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of
                                        Transmittal, the holder will represent to and agree with the
                                        Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) if such holder is not a broker-dealer, such holder is not currently participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) if such holder is a broker-dealer registered under the Exchange Act or is participating in the
                                        Exchange Offer for the purposes of distributing the Exchange
                                        Notes, such holder will comply with the registration and
                                        prospectus delivery requirements of the Securities Act in
                                        connection with a secondary resale transaction of the Exchange
                                        Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters
                                        (see "The Exchange Offer--Resale of Exchange Notes"), (iv)
                                        such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange
                                        Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or
                                        Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule
                                        405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading
                                        activities, such holder will be required to acknowledge in the
                                        Letter of Transmittal that such holder will deliver a
                                        prospectus in connection with any resale of such Exchange
                                        Notes; however, by so acknowledging and by delivering a
                                        prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See
                                        "The Exchange Offer--Procedures for Tendering."

SPECIAL PROCEDURES FOR BENEFICIAL
  OWNERS..............................  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder
                                        promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and
                                        delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered
                                        ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange
                                        Offer--Procedures for Tendering."

GUARANTEED DELIVERY PROCEDURES........  Holders of Private Notes who wish to tender their Private
                                        Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of
                                        Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration
                                        Date must tender their Private Notes according to the
                                        guaranteed delivery procedures set forth under "The Exchange
                                        Offer--Guaranteed Delivery Procedures."

ACCEPTANCE OF THE PRIVATE NOTES AND
  DELIVERY OF THE EXCHANGE NOTES......  Subject to the satisfaction or waiver of the conditions to the
                                        Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange
                                        Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the
                                        earliest practicable date following the Expiration Date. See
                                        "The Exchange Offer--Terms of the Exchange Offer."

WITHDRAWAL RIGHTS.....................  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The Exchange Offer--Withdrawal of
                                        Tenders."

CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSIDERATIONS..................  For a discussion of certain material federal income tax considerations relating to the exchange of the Exchange Notes for the Private Notes, see "Certain United States Federal
                                        Income Tax Considerations."

EXCHANGE AGENT........................  The Bank of New York is serving as the Exchange Agent in connection with the Exchange Offer.

                               THE EXCHANGE NOTES

    The Exchange Offer applies to up to $470,000,000 in aggregate principal amount at maturity of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and
(ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Exchange Notes."

SECURITIES OFFERED........................  $470,000,000 in aggregate principal amount at maturity of 13% Senior
                                            Discount Notes due 2008.

MATURITY..................................  April 15, 2008.

INTEREST..................................  The Exchange Notes will be issued at a substantial discount to their principal amount at maturity, and will accrete in value through April
                                            15, 2003 (the "Full Accretion Date") at a rate of 13% per annum, compounded semi-annually. Cash interest will neither accrue nor be payable on the Exchange Notes prior to the Full Accretion Date.
                                            Thereafter, the Exchange Notes will bear interest at the rate of 13%
                                            per annum, payable in cash semi-annually in arrears on April 15 and
                                            October 15 commencing October 15, 2003.

ORIGINAL ISSUE DISCOUNT...................  For United States federal income tax purposes, an Exchange Note received pursuant to the Exchange Offer will be treated as a continuation of the Private Note in the hands of a holder. As a result, such holder will have the same adjusted tax basis, holding period and original issue discount in the Exchange Note as it had in the Private Note immediately before the exchange. See "Certain United
                                            States Federal Income Tax Considerations."

RANKING...................................  The Exchange Notes will be senior obligations of the Company, will rank PARI PASSU in right of payment with all existing and future senior Indebtedness of the Company and will rank senior in right of payment to any future Subordinated Indebtedness of the Company, but will be effectively subordinated to any secured Indebtedness of the
                                            Company and future Indebtedness and other liabilities (including
                                            Subordinated Indebtedness and trade payables) of the Company's
                                            Subsidiaries. The Indenture will permit the incurrence of substantial additional Indebtedness, including secured Indebtedness, by the
                                            Company and its Subsidiaries, subject to certain restrictions. See
                                            "Risk Factors-- Effective Subordination of Notes; Holding Company
                                            Structure."

                                            As of June 30, 1998, the Company had no Subordinated Indebtedness and
                                            $7.1 million in outstanding Indebtedness that ranks PARI PASSU with the Notes.

SINKING FUND..............................  None.

OPTIONAL REDEMPTION.......................  The Exchange Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after April 15, 2003, at a premium declining to par on April 15, 2006, plus accrued and unpaid interest through the redemption date.

                                            In addition, at any time prior to or on April 15, 2001, the Company may redeem up to 35% of the Accreted Value of the Notes at a redemption price of 113% of the Accreted Value thereof at the time of redemption, with the net cash proceeds of one or more Public Equity
                                            Offerings (as defined) or the sale of Capital Stock (as defined) to one or more Strategic Investors (as defined); PROVIDED, HOWEVER, that
                                            Notes representing at least 65% of the Accreted Value of the Notes originally issued remain outstanding immediately after the occurrence of such redemption.

CHANGE OF CONTROL.........................  In the event of a Change of Control, the holders of the Exchange
                                            Notes will have the right to require the Company to purchase the
                                            Exchange Notes at a price equal to 101% of the aggregate principal amount or Accreted Value thereof, as applicable, plus accrued and unpaid interest to the date of purchase. There can be no assurance that the Company will have the financial resources necessary to repurchase the Exchange Notes upon a Change of Control.

CERTAIN COVENANTS.........................  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined) to make certain restricted payments, incur additional
                                            Indebtedness (as defined), pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale or leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its Restricted Subsidiaries, change their lines of business, issue or sell equity interests of the Company's Restricted Subsidiaries or enter into mergers and consolidations. In addition, under certain circumstances, the Company will be required to offer to purchase the
                                            Notes at a price equal to 100% of the principal amount or Accreted
                                            Value thereof, as applicable, plus accrued and unpaid interest to the date of purchase, with the proceeds of certain asset sales. See
                                            "Description of Exchange Notes-- Certain Covenants."



    For additional information regarding the Exchange Notes, see "Description of Exchange Notes."

                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The summary consolidated financial data presented below for the period from September 1, 1993 (inception) to September 30, 1993, for the years ended September 30, 1994, 1995, 1996 and 1997, for the period from September 1, 1993 (inception) to September 30, 1997, and as of September 30, 1997 have been derived from the audited consolidated financial statements of the Company. The summary consolidated financial data presented below as of June 30, 1998 and for the nine month periods ended June 30, 1997 and 1998 and the period from September 1, 1993 (inception) to June 30, 1998 have been derived from the unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States which may differ in certain aspects from accounting principles generally accepted in certain of the jurisdictions in which the Exchange Notes are being offered. Operating results for the nine month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year ending September 30, 1998. The data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and notes thereto.


                                                                                                                 PERIOD FROM
                                                      PERIOD FROM                                                SEPTEMBER 1,
                                                     SEPTEMBER 1,                                                    1993
                                                         1993                        YEAR ENDED                  (INCEPTION)
                                                    (INCEPTION) TO                 SEPTEMBER 30,                      TO
                                                     SEPTEMBER 30,   ------------------------------------------   SEPTEMBER
                                                         1993          1994       1995       1996       1997       30, 1997
                                                    ---------------  ---------  ---------  ---------  ---------  ------------
                                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Service revenue...................................     $      --     $      85  $      57  $     279  $      75   $      496
Other revenue.....................................                          --         40         75         96          211
Costs and expenses:
  Network development and operations..............            --            --        188      1,708      3,170        5,067
  Selling, general and administrative.............            23           429        740      2,409      4,725        8,325
  Depreciation and amortization...................            --            21         39         75        501          637
                                                             ---     ---------  ---------  ---------  ---------  ------------
Loss from operations..............................           (23)         (365)      (870)    (3,838)    (8,225)     (13,322)
Other income (expense):
  Interest expense................................            --           (53)       (38)       (27)    (1,372)      (1,489)
  Interest income.................................            --            --         --          9        149          158
                                                             ---     ---------  ---------  ---------  ---------  ------------
Loss before extraordinary item....................           (23)         (418)      (908)    (3,856)    (9,448)     (14,653)
Extraordinary item--extinguishment of debt........            --            --         --         --       (105)        (105)
                                                             ---     ---------  ---------  ---------  ---------  ------------
Net loss..........................................     $     (23)    $    (418) $    (908) $  (3,856) $  (9,553)  $  (14,758)
                                                             ---     ---------  ---------  ---------  ---------  ------------
                                                             ---     ---------  ---------  ---------  ---------  ------------
OTHER DATA:
EBITDA(1).........................................     $     (23)    $    (344) $    (831) $  (3,763) $  (7,829)  $  (12,790)
Net cash provided by (used in) operating
  activities......................................             3          (416)      (781)    (2,168)    (7,446)     (10,808)
Net cash used in investing activities.............            --            18         45        923     12,647       13,633
Net cash provided by financing activities.........            10           425        827      3,156     20,557       24,976
Capital expenditures..............................            --             6         25        908     12,637       13,576
Deficiency of earnings to cover fixed
  charges(2)......................................            23           418        908      3,856      9,500       14,705

                                                                             PERIOD FROM
                                                                             SEPTEMBER 1,
                                                                                 1993
                                                          NINE MONTHS        (INCEPTION)
                                                        ENDED JUNE 30,            TO
                                                    -----------------------    JUNE 30,
                                                      1997         1998          1998
                                                    ---------  ------------  ------------

STATEMENT OF OPERATIONS DATA:
Service revenue...................................  $      --  $        649   $    1,145
Other revenue.....................................        114            10          221
Costs and expenses:
  Network development and operations..............      3,186         5,497       10,564
  Selling, general and administrative.............      2,806         4,756       13,081
  Depreciation and amortization...................        393         1,841        2,478
                                                    ---------  ------------  ------------
Loss from operations..............................     (6,271)      (11,435)     (24,757)
Other income (expense):
  Interest expense................................       (242)      (11,072)     (12,561)
  Interest income.................................        144         3,247        3,405
                                                    ---------  ------------  ------------
Loss before extraordinary item....................     (6,369)      (19,260)     (33,913)
Extraordinary item--extinguishment of debt........         --        (4,730)      (4,835)
                                                    ---------  ------------  ------------
Net loss..........................................  $  (6,369) $    (23,990)  $  (38,748)
                                                    ---------  ------------  ------------
                                                    ---------  ------------  ------------
OTHER DATA:
EBITDA(1).........................................  $  (5,878) $    (14,324)  $  (27,114)
Net cash provided by (used in) operating
  activities......................................     (5,783)      (10,754)     (21,562)
Net cash used in investing activities.............     (5,918)     (157,737)    (171,369)
Net cash provided by financing activities.........     11,922       273,576      298,552
Capital expenditures..............................      5,918        12,311       25,887
Deficiency of earnings to cover fixed
  charges(2)......................................      6,369        19,478       34,182

                                                                                 SEPTEMBER 30, 1997   JUNE 30, 1998
                                                                                 -------------------  -------------
                                                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......................................................       $     536         $ 105,622
Working capital (deficit)......................................................          (3,319)          248,991
Total assets...................................................................          25,321           286,053
Long-term debt.................................................................          18,964           242,352
Total stockholders' equity.....................................................           2,265            38,716


------------------------------


(1) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations, and should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that EBITDA is widely used by analysts, investors and other interested parties in the telecommunications industry. The Company's computation of EBITDA may not be comparable to similarly titled measures for other companies.



(2) For purposes of calculating the ratio of earnings to fixed charges, earnings is defined as net loss plus fixed charges (other than capitalized interest). Fixed charges consist of interest and amortization of debt discount and debt issuance costs, whether expensed or capitalized, and that portion of rental expense deemed to represent interest (estimated to be one-third of such expense). For the periods presented, earnings were insufficient to cover fixed charges by the amounts disclosed.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS AND, IN PARTICULAR, SHOULD EVALUATE THE FOLLOWING RISK FACTORS. CERTAIN STATEMENTS IN THIS PROSPECTUS THAT ARE NOT HISTORICAL FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS." SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING FACTORS.

FAILURE TO EXCHANGE PRIVATE NOTES

    The Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

LIMITED HISTORY OF OPERATIONS; NEGATIVE CASH FLOW AND OPERATING LOSSES


    The Company was incorporated in July 1992, commenced operations in September 1993 and commenced commercial operation of its current network business in November 1997. The Company has provided services to customers for slightly more than one year, and as of July 31, 1998 had approximately 100 commercial customers under contract. The Company has generated substantial operating losses and negative cash flow from operating activities since its inception and expects that operating and net losses and negative operating cash flow will continue for at least the next several years and will increase significantly as the Company implements its growth strategy of expanding into other cities. To date, the Company has focused primarily on the development of its product line, the development and construction of its networks, the hiring of management and other key personnel, the raising of capital, the acquisition of equipment, the implementation of its sales and marketing strategy and the development of operating systems. Accordingly, potential investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the Exchange Notes offered hereby. The Company has a very limited operating history upon which to base estimates of the number of customers, the reliability of its network or the amount of revenues the Company's current and planned operations will generate. Given the Company's limited operating history, there can be no assurance that it will be able to achieve its goals, generate sufficient positive cash flows to make principal and interest payments on its indebtedness, including the Notes, or compete successfully in the telecommunications industry.


    The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, attract and retain customers, increase awareness of the Company's services, respond to competitive developments, continue to attract, retain and motivate qualified persons and continue to upgrade its technologies and commercialize its network services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations and the Company's ability to make principal and interest payments on its indebtedness, including the Notes. The Company's business strategy is unproved and, to be successful, the Company must, among other things, develop and market services that are widely accepted by customers at prices that will yield a profit. There can be no assurance that the Company and its services will achieve broad customer or commercial acceptance when compared to alternative telecommunications services. Given the dynamic nature of the marketplace for telecommunications services, the prices the Company charges for some or all of its services may from time to time be higher than those charged by providers for some competing services, although the Company is not aware of any specific type of service that it currently prices higher than its competitors. Additionally, prices for telecommunications services have fallen historically, and prices in the industry in general, and for the services the Company offers and plans to offer in particular, are expected to continue to fall. Accordingly, it is difficult to predict whether the Company's pricing model will prove to be viable, whether demand for the Company's services will materialize at the prices it expects to charge or whether current or future pricing levels will be sustainable. The failure to achieve or sustain projected pricing levels or to achieve or sustain broad market acceptance could result in a material adverse effect on the Company's business, financial condition and results of operations and the Company's ability to make principal and interest payments on its indebtedness, including the Notes. Because of the foregoing factors, among others, the Company may not be able to forecast its revenues or the rate at which it will add new customers or end-users with any degree of accuracy. The Company's annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors, many of which are outside the Company's control. Factors that may affect the Company's operating results include the amount and timing of capital expenditures and other costs relating to the expansion of the Company's network, the introduction of new services by the Company or its competitors, price competition by competitors, technical difficulties or network downtime, general economic conditions and economic conditions specific to the Company's industry.



    The development of the Company's business and the deployment of its services and systems will require significant additional capital expenditures, a substantial portion of which will need to be incurred before the realization of significant revenues. Together with associated start-up operating expenses, these capital expenditures will result in substantial negative cash flow until an adequate revenue-generating customer base is established. The Company has incurred net losses in each quarter since it commenced operations in September 1993, with cumulative losses totaling approximately $39.0 million through June 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company expects to continue to generate significant operating and net losses for at least the next several years. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient positive cash flow to meet its working capital requirements or make principal and interest payments on its indebtedness, including the Notes. See "--Substantial Leverage; Ability to Service Indebtedness."


SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS


    The Company will be highly leveraged following the Exchange Offer. As of June 30, 1998, the Company had approximately $243.2 million of outstanding indebtedness, the Company's total debt as a percentage of capitalization was approximately 86% as of June 30, 1998 and the Company had a deficiency of earnings to fixed charges of $19.4 million for the nine months ended June 30, 1998. See "Capitalization," "Selected Consolidated Financial Data" and "Certain Transactions." The Company's high degree of leverage could have material and adverse consequences, including, but not limited to, the following: (i) a substantial portion of the Company's sources of capital and cash flow from operations must be dedicated to debt service payments, thereby reducing the funds available to the Company for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions, repayment of indebtedness or other purposes may be impaired, whether as a result of the covenants and other terms of its debt instruments or otherwise; (iii) the Company will be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (iv) the Company's high degree of leverage may limit its ability to expand capacity and otherwise meet its growth objectives; and (v) the Company's high degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable than its less leveraged competitors in the event of a downturn in general economic conditions or its business. In addition, the Indenture permits the incurrence of additional indebtedness under certain conditions, and the Company expects that as it expands its networks beyond the Orange County, San Gabriel Valley and South Bay areas, its capital requirements will require it to secure additional financing, including additional indebtedness. See "--Significant Capital Requirements."


    The Company's ability to make principal and interest payments on the Notes will depend upon, among other things, its ability to complete the roll-out of its networks on a timely and cost-effective basis, the market acceptance of, and the utilization, pricing and consumer demand for its services, its future operating performance and cash flow and its ability to obtain additional debt or equity financing, which are themselves dependent upon a number of economic, financial, competitive and regulatory conditions and other factors, many of which the Company is unable to control. There can be no assurance that the Company will have adequate sources of liquidity to make required payments of principal and interest on its indebtedness (including the Notes), whether at or prior to maturity, to finance anticipated capital expenditures and to fund working capital requirements. If the Company does not have sufficient available resources to repay its outstanding indebtedness when it becomes due and payable, the Company may find it necessary to refinance such indebtedness, and there can be no assurance that refinancing will be available or that it will be available on favorable terms. Any failure by the Company to satisfy its obligations with respect to its indebtedness at maturity or prior thereto would constitute a default under such indebtedness and could cause a default under agreements governing other indebtedness, if any, of the Company. Such defaults could result in a default under the Indenture and could delay or preclude payment of interest or principal on the Notes.

BUSINESS DEVELOPMENT AND EXPANSION RISKS; POSSIBLE INABILITY TO MANAGE GROWTH

    The Company's business plan will, if successfully implemented, result in rapid expansion of its operations. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth, should it occur, will depend upon its ability to attract, train, assimilate and retain additional qualified personnel, to monitor operations, control costs, maintain regulatory compliance, maintain effective quality controls and significantly expand the Company's internal management, technical, information and accounting systems. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or that it will successfully obtain, integrate and utilize the management, operational and financial resources necessary to manage a developing and expanding business in an evolving, highly regulated and increasingly competitive industry. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the business, financial condition and results of operations of the Company and the ability of the Company to make principal and interest payments on its indebtedness, including the Notes.

    If the Company were unable to hire and train staff, purchase adequate supplies of equipment, increase the capacity of its operational and accounting information systems or successfully manage and integrate such additional resources, customers could experience delays in connection of service and lower levels of customer service. Failure by the Company to meet the demands of customers and to manage the expansion of its business and operations could have a material adverse effect on the Company's business, financial condition and results of operations and the Company's ability to make principal and interest payments on its indebtedness, including the Notes.

DEPENDENCE UPON NETWORK INFRASTRUCTURE

    The Company's success will depend upon the capacity, reliability and security of its networks. The Company expects that a substantial portion of its future revenues will be derived from the provision of tailored value-added network services to its customers. The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transfer increase and as customer requirements change. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet additional demand or its customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all. Any failure of the Company to expand its network infrastructure on a timely basis or adapt it to either changing customer requirements or evolving industry standards could have a material adverse effect on the Company's business, financial condition and results of operations and the ability of the Company to make principal and interest payments on its indebtedness, including the Notes.

    The backbone of the Company's network within Anaheim, California is a 50-mile fiber loop owned by the City of Anaheim and leased and operated by the Company. Under an Agreement For Use of Operating Property between the City of Anaheim and FirstWorld Anaheim, a wholly owned subsidiary of the Company ("FWA"), the Company's lease of the loop is subject to termination upon customary default provisions, including failure to pay rent within the required time period or a breach of its other material duties or obligations thereunder. In addition, the Universal Telecommunications System Participation Agreement (as amended, the "UTS Agreement") among the City of Anaheim, the Company and FWA requires FWA to complete 90% of a designated portion of the Anaheim network by December 31, 1998, plus a 180 day cure period. The Company already has satisfied a requirement to complete 44% of such work by April 1, 1998. If FWA fails to meet the 90% deadline, then the City may elect to terminate the Agreement for Use of Operating Property and the UTS Agreement, or, in the alternative, exercise its right to purchase all of FWA's outstanding stock. See "Business--Agreements with the City of Anaheim and The Irvine Company--The City of Anaheim." Any termination of the Agreement for Use of Operating Property or the UTS Agreement, or the exercise by the City of Anaheim's right to purchase all of FWA's outstanding stock, would have a material adverse effect on the Company's business, financial condition and results of operations and the Company's ability to make principal and interest payments on its indebtedness, including the Notes.

RELIANCE ON THIRD PARTIES FOR ACCESS TO TELEPHONY SERVICES


    Because the Company expects to provide certain services through connections supplied by ILECs and other providers, it is dependent upon the cooperation of third party telecommunications providers, including certain of the Company's major competitors, such as Pacific Bell, in providing access to their services. The Company has entered into interconnection agreements with Pacific Bell and GTE Corporation ("GTE"), which, among other things, establish the terms and conditions for access to such networks for origination and termination of calls and set pricing for unbundled network elements. The Company will need to enter into similar agreements as it expands to areas where neither Pacific Bell nor GTE is the ILEC. There can be no assurance that the Company will be able to enter into additional interconnection agreements on favorable terms or at all. Even when the Company has entered into an interconnection agreement, there can be no assurance that the Company's orders for additional unbundled loops or other services will be fulfilled in a timely manner. Failure of other parties to interconnection agreements to maintain equipment and provide service in a reliable and timely manner may result in interrupted service to the Company's customers and risk of loss of business. In addition, there can be no assurance that the rates charged to the Company under interconnection agreements will continue to allow the Company to offer its services at competitive prices.

    The Company provides long distance service, operator services, directory assistance and calling card services under its own name pursuant to agreements with Sprint. The Company has obtained volume discounts for a variety of services the Company purchases from Sprint (including long distance), based on estimates of the Company's monthly usage of such services. If the Company fails to meet targeted usage (or in certain instances, exceeds targeted usage) the Company must pay Sprint various monthly surcharges with respect to such services. The most significant of these monthly surcharges relates to the required amount of long distance service the Company purchases from Sprint. Beginning in August 1998, the Company will be required to purchase certain minimum monthly amounts of long distance service (which minimum requirements increase over time) or pay Sprint a penalty equal to a percentage of the Company's shortfall. To date, the Company has not purchased in any one month the amount of long distance service that the Company is required to purchase beginning in August 1998 nor can it be certain when or if it will purchase such minimum amounts.

RISKS OF IMPLEMENTATION, SITES, EQUIPMENT AND SUITABLE INTERCONNECT ARRANGEMENTS

    The Company intends to develop and expand the Company's business and enter new markets as described below under the caption "Business--Network Construction Status and Proposed Expansion." There can be no assurance the Company will be able to complete construction in Orange County or the San Gabriel Valley and South Bay areas of Los Angeles County on the timetable and in the manner currently planned or that it will be able to expand to new areas in the manner currently contemplated. The development and expansion of the Company's business into new markets will be dependent, among other things, upon the Company's ability to lease or purchase suitable sites for its equipment, its ability to negotiate suitable interconnection and co-location agreements with ILECs on satisfactory terms and conditions and its ability to finance such expansion. Pacific Bell has engaged in lobbying at the state and local levels and through the media aimed at discouraging telecommunications cooperation agreements between municipalities and private companies such as the Company. Such actions on the part of Pacific Bell, if successful, could prevent the Company from entering into future contracts similar to its agreement with the City of Anaheim. These factors and others could adversely affect the expansion of the Company's customer base and commencement of operations in new markets. The failure by the Company to expand or enter new markets in accordance with its plans would have a material adverse effect on the Company's business, financial condition and results of operations and the Company's ability to make principal and interest payments on its indebtedness, including the Notes.

COMPETITION

    The telecommunications services industry is highly competitive. The Company has not obtained significant market share in any of the areas where it offers or intends to offer services, nor does it expect to do so in the near future given the size of the local telecommunications market, the intense competition therein and the diversity of customer requirements. In each market area in which the Company is authorized to provide services, the Company competes or will compete with several other service providers and technologies. Certain bases of competition in the Company's markets include price, performance, reliability of service, ease of access and use, services offered, product bundling, customer support, brand recognition and operating experience. Most of the Company's competitors, particularly the applicable ILEC, have longer operating histories, long-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical and marketing resources than the Company. The Company faces intense competition with respect to each of the services it offers. The Company cannot predict the number of competitors that will emerge as a result of existing or new federal and state legislative actions. See "--Regulation."

    TELEPHONY. The Company's principal telephony competitors are the ILECs in the areas served by the Company's networks. While the Interconnection Decisions of the Federal Communications Commission ("FCC") (as defined herein) and the Telecommunications Act of 1996 (the "Telecommunications Act") provide increased business opportunities to CLECs and ICPs such as the Company, they also provide the ILECs with increased pricing flexibility for their services and other regulatory relief, which could have a material adverse effect on CLECs and ICPs, including the Company. If the ILECs are allowed by regulators to lower their rates for their services, engage in substantial volume and term discount pricing practices for their customers, or seek to charge CLECs and ICPs substantial fees for interconnection to the ILECs' networks, the results of operations of CLECs and ICPs, including the Company, could be materially adversely affected.


    In late December 1997, the U.S. District Court for the Northern District of Texas ruled that the Telecommunications Act unconstitutionally singled out the RBOCs for punishment by prohibiting them from offering long distance services within their service areas. The district court's decision has been stayed pending appellate review by the United States Court of Appeals for the Fifth Circuit, as to which briefing has now been completed. In addition, in May 1998 the United States Court of Appeals for the District of Columbia Circuit, ruling in another case addressing whether RBOCs may provide "electronic publishing" services, held that the Telecommunications Act does not violate constitutional provisions relied on by the Texas district court in December 1997. However, if upheld by the United States Court of Appeals for the Fifth Circuit (and by any subsequent United States Supreme Court review), or if the stay is lifted, the December 1997 Texas district court decision could present significant opportunities for RBOCs, such as SBC Communications, Inc. ("SBC") and Pacific Bell, to offer long distance services and to bundle their service offerings. Although these companies would still require state public utilities commission ("PUC") approval to enter long distance markets prior to beginning service, the ruling, if upheld, would provide them relief from significant federal regulatory restrictions and allow them to become more formidable competitors of the Company. In addition, on August 6, 1998 the FCC initiated a proceeding to allow ILECs to offer DSL and other advanced telecommunications services. The FCC has proposed to permit the offering of such services by ILECs on an unregulated basis if certain separate subsidiary and interconnection requirements are met. The outcome of this proceeding, and its ultimate effect on competition, are uncertain.



    The Company also competes for telephony services with various CLECs in its target markets, including MFS Communications, NEXTLINK Communications, Inc. ("NEXTLINK"), ICG Telecommunications, Inc. ("ICG"), GST Telecommunications, Inc. ("GST") and Teleport Communications Group, Inc. ("Teleport"). To date, the Company has not encountered a high level of competition from CLECs or ICPs for its targeted customers in its initial markets. The Company expects the level of such competition to increase substantially in the future, and there can be no assurance that the Company will be able to expand successfully, retain its existing customers or price its products profitably in the presence of such increased competition. The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI"), Sprint, WorldCom and other IXCs, wireless telephone system operators and private networks built by large end users. AT&T has indicated its intention to offer local telecommunications services in certain U.S. markets, either directly or in conjunction with CLECs or cable operators. In January 1998 AT&T announced a plan to acquire Teleport, one of the Company's CLEC competitors. That acquisition, if consummated, would allow AT&T to sell integrated local, long-distance and data communications services to businesses in the areas served by Teleport, some of which overlap areas targeted or served by the Company. AT&T has also announced plans to merge with Tele-Communications, Inc. ("TCI"), the nation's largest operator of cable television systems, and to provide telephone services over the TCI cable plant. Sprint recently announced plans to deploy an advanced telecommunications network intended to boost speed and capacity, cut costs and provide an integrated platform to enter local markets, and has signed access agreements with a number of RBOCs and GTE. WorldCom already has acquired MFS Communications (one of the Company's CLEC competitors) and Brooks Fiber Properties, Inc., both major CLECs, and WorldCom has agreed to acquire MCI, subject to regulatory approvals. Recently Ameritech Corp. ("Ameritech") and US West Inc. ("US West") have announced plans to enter the long distance market by forming joint sales ventures with Qwest Communications International Corp. ("Qwest"), a growing provider of fiber optic-based telecommunications services. Although the legality of these particular deals with Qwest have been challenged as a result of actions brought by AT&T and MCI and remain subject to judicial and FCC review, a continuing trend toward combinations and strategic alliances in the telecommunications industry, including combinations or potential consolidations among RBOCs or CLECs, or between IXCs and CLECs, could give rise to significant new competitors for the Company. The Company also expects increased competition from ILECs operating outside of their current local service areas, cable television systems, electric utilities, microwave and other wireless carriers and satellite licensees.


    INTERNET SERVICES. The Internet services market is extremely competitive, and the Company expects competition in this market to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes (or in the future is expected to compete) directly or indirectly with the following categories of companies: (i) national and regional ISPs; (ii) established on-line services; (iii) computer software and technology companies; (iv) national telecommunications companies; (v) RBOCs; (vi) cable operators; and
(vii) nonprofit or educational ISPs. The entry of new participants from these categories and the potential entry of competitors from other categories (such as computer hardware manufacturers) would result in substantially greater competition for the Company.

    ADVANCED NETWORK SERVICES. In the markets for LAN/WAN services and other advanced network services, the Company will face competition from a number of companies focused on the LAN and WAN market, including companies with significantly greater financial resources, more extensive business experience, and greater market and service capabilities than the Company. In particular, the Company will be required to compete with companies that design and manufacture products for the LAN and WAN markets and large system integrators. The Company also competes with the ILEC for data connectivity services. Pacific Bell, for example, recently announced that it intends to offer DSL services over its existing networks. Substantially all of the Company's current and prospective competitors in the markets for advanced network services have greater market presence and financial, technical, marketing and other resources than the Company.

RISK OF SYSTEM FAILURE; SECURITY RISKS


    The Company's success in marketing its services to business customers requires the Company to provide reliable service. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors which may cause interruptions in service or reduced capacity for the Company's customers. FirstWorld utilizes various procedures to minimize security risks. The Company currently provides its customers their own physical and permanent virtual circuits throughout the FirstWorld network. The Company also utilizes a Fire Wall to protect its internet customers. In addition, the Company's own fiber network is inaccessible, in that it has no electrical interfaces that allow the possibility of monitoring. All termination points and manholes within Firstworld's own fiber network are locked and secured. There can be no assurance, however, that these security procedures will prove to be adequate. Moreover, the Company's current, and certain of its planned networks, are located in an area prone to earthquakes. An earthquake or other natural disaster affecting the normal operations of the Company or the ILECs with which the Company does business could seriously impair the Company's ability to provide service to customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on customer acceptance and, therefore, on the Company's business. Certain aspects of the Company's network architecture involve new applications of equipment which may result in technical issues that may not be easily resolved. Although the Company generally seeks to limit its liability through its contracts with customers, there can be no assurance that the Company will not be held liable for damages resulting from service failures. Lapses in service or reliability also could lead to a loss of customers, which could have a material adverse effect on the cash flow available to the Company to make principal and interest payments on its indebtedness, including the Notes. In addition, while the Company believes it has insurance comparable to that maintained by other companies in the industry, the Company's central office facility is not fully insured against, and the Anaheim fiber loop is not insured against, earthquake loss.

CHANGES IN TECHNOLOGY, SERVICES AND INDUSTRY STANDARDS

    The telecommunications industry has been characterized by rapid technological advances, changes in end user requirements, frequent new service introductions, evolving industry standards and decreases in the cost of equipment and the pricing of services. The Company expects these changes to continue, and believes that its long-term success will increasingly depend on its ability to offer services that exploit advanced technologies and anticipate or adapt to evolving industry standards. There can be no assurance that the Company's services will not become economically or technically outmoded by technology or services now existing or developed and implemented in the future or that the Company will have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings. The effect on the Company of technological changes cannot be predicted and could be material and adverse to the Company's business, financial condition and results of operations and the Company's ability to make principal and interest payments on its outstanding indebtedness, including the Notes.

SIGNIFICANT CAPITAL REQUIREMENTS


    The development of the Company's business and deployment of its services and systems will require significant additional capital to fund capital expenditures, working capital, debt service and operating losses. The Company's principal capital expenditure requirements involve the purchase, installation and construction of network operations centers, other network infrastructure and customer located equipment ("CLE"). The Company believes that the proceeds from the Private Note Offering and the concurrent investment by Colorado Spectra 3, LLC, a Colorado limited liability Company controlled by Donald L. Sturm ("Spectra 3") and Enron of an aggregate amount of $20 million (the "Additional Equity Investment") will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses, associated with its roll-out into the Orange County, San Gabriel and South Bay areas. The Company expects that as it expands its networks beyond these areas, its capital requirements will require it to obtain additional financing, which may include commercial bank borrowings, vendor financing or the sale or issuance of equity and debt securities either through one or more offerings or to one or more strategic investors. If demand for the Company's services is materially different than expected, the Company may require additional financing at an earlier date, although the Company believes that it would be able to reduce certain costs that are, to a large extent, demand-driven. There can be no assurance that the Company will be successful in raising additional capital in sufficient amounts to fund its strategic objectives, or that such funds, if available, will be available on terms that the Company will consider acceptable. The Company terminated its revolving credit facility (the "Credit Facility") in connection with the Private Note Offering, and there can be no assurance that the Company will be able to enter into a new facility on terms acceptable to the Company. Failure to raise sufficient funds may require the Company to modify, delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's business, financial condition and results of operations and the Company's ability to make principal and interest payments on its indebtedness, including the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, the Indenture imposes operating and financial restrictions on the Company and its subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make distributions in respect of the Company's or such subsidiaries' capital stock, make other restricted payments, enter into sale and leaseback transactions, create liens upon assets, enter into transactions with affiliates or related persons, sell assets, or consolidate, merge or sell all or substantially all of their assets. See "Description of the Notes." There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the Company's interest.

DEPENDENCE ON KEY PERSONNEL

    The success of the Company depends, in large part, upon the continuing contributions of its key technical, marketing, sales and management personnel. The loss of the services of one or more key people could have a material adverse effect upon the business, financial condition and results of operations of the Company. The Company does not have employment agreements with any of its officers or employees, nor does it maintain any key man life insurance. The Company's future success also is dependent upon its continuing ability to attract and retain additional highly qualified personnel. The Company currently is seeking to hire a number of additional senior management personnel. Competition for such personnel is intense, and the Company's inability to attract and retain additional key employees could have a material adverse effect on the Company's business, financial condition and results of operations and the Company's ability to make principal and interest payments on its indebtedness, including the Notes. There can be no assurance that the Company's existing personnel will continue to be employed by the Company or that the Company will be able to attract and retain qualified personnel in the future. See "Management."

GOVERNMENT REGULATION


    The Company is subject to regulation by the FCC and by state public service and public utility commissions as a provider of telecommunications services. Changes in existing policies or regulations in the state and localities served by the Company or by the FCC could materially and adversely affect the Company's business, financial condition and results of operations and its ability to repay its indebtedness, including the Notes, particularly if those policies make it more difficult to obtain unbundled network elements from ILECs or other telecommunications services at competitive prices, or otherwise increase the cost and regulatory burdens of providing services. There can be no assurance that regulatory authorities in the areas served by the Company or the FCC will refrain from taking actions having an adverse effect on the business or financial condition or results of operations of the Company. The Telecommunications Act has significantly altered regulation of the telecommunications industry by preempting state and local laws to the extent that they prevent competition and by imposing a variety of new duties on LECs and ILECs in order to promote competition in local exchange and access services. Although the Company believes that the Telecommunications Act and other trends in federal and state legislation and regulation that favor increased competition are to the Company's advantage, there can be no assurance that the increased competitive opportunities or other changes in current regulations or future regulations at the federal or state level will not have a material adverse effect on the Company's business, financial condition and results of operations or its ability to make principal and interest payments on its indebtedness, including the Notes. See "Business--Regulation."


POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH NETWORK

    The law relating to the liability of on-line service providers, private network operators and Internet service providers for information carried on or disseminated through the facilities of their networks is currently unsettled. Several lawsuits seeking a judgment of such liability are pending. While such claims have not been asserted against the Company, there can be no assurance that such claims will not be asserted in the future, or if asserted, will not be successful. The Telecommunications Act prohibits and imposes criminal penalties and civil liability for using an interactive computer service for transmitting certain types of information and content, such as obscene communications. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon the Company, ISPs or Web server hosts of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. Further, the costs incurred in defending against any such claims and potential adverse outcomes of such claims could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that it is currently unclear whether the Telecommunications Act prohibits or imposes liability for any services provided by the Company should the content of information transmitted be subject to the statute.

EFFECTIVE SUBORDINATION OF NOTES; HOLDING COMPANY STRUCTURE


    The Company is a holding company that will derive substantially all of its operating income, if any, from its subsidiaries. The holders of the Notes will have no direct claim against the subsidiaries for payment under the Notes. The Company's subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividend or make any other distribution to the Company, or otherwise to pay amounts due with respect to the Notes or to make funds available for such payments. The Company must rely on dividends and other payments from its subsidiaries or must raise funds in a public or private equity or debt offering or sell assets to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Notes. There can be no assurance that the Company would be able to obtain such funds on acceptable terms or at all. FWA has an obligation to fund a reserve account with a portion of "net revenues" (as defined in the UTS Agreement) derived from the Anaheim network. See "Business--Agreements with the City of Anaheim and The Irvine Company-- The City of Anaheim--Universal Telecommunications System Participation Agreement." There currently are no other restrictions on payments from the Company's subsidiaries to the Company and the Indenture contains covenants that restrict the ability of the Company's subsidiaries to enter into any agreement limiting certain distributions and transfers, including dividends, to the Company.



    The Notes will be effectively subordinated in right of payment to all existing and future indebtedness and liabilities of the Company's subsidiaries. The total liabilities of the Company's subsidiaries as of June 30, 1998 were approximately $28.3 million. In addition, the Indenture will permit the Company and its subsidiaries to incur additional indebtedness, subject to the restrictions set forth in the Indenture. See "Description of the Notes--Certain Covenants--Limitation on Consolidated Indebtedness." Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company's subsidiaries, the holders of any indebtedness of the Company's subsidiaries will be entitled to payment thereof from the assets of such subsidiaries prior to the holders of any general unsecured obligations of the Company, including the Notes.



    The Notes also are unsecured and will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The Indenture will permit the Company and its subsidiaries to incur additional secured indebtedness, including purchase money indebtedness in unlimited amounts, and indebtedness of up to $75 million pursuant to one or more credit facilities. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such secured indebtedness and such collateral will not be available for satisfaction of any amounts owed under the Notes. See "Description of Exchange Notes--Certain Covenants--Limitation on Consolidated Indebtedness."


GEOGRAPHICAL CONCENTRATION OF THE COMPANY'S CURRENT OPERATIONS

    The Company's first network clusters will serve markets surrounding metropolitan Los Angeles. Unless and until the Company expands beyond Southern California, the Company's geographic focus may make it more vulnerable than its competitors to economic downturns and market changes in the region or cities in which it operates. A downturn in the economies of the region or cities in which the Company operates or a substantial increase in competition within this region or these cities, could have a material adverse effect on the Company's business, financial condition and results of operations and the Company's ability to make principal and interest payments on its indebtedness, including the Notes.

CONTROL BY PRINCIPAL STOCKHOLDERS; POTENTIAL CONFLICTS OF INTEREST


    As of May 31, 1998, Spectra 1, LLC, a Colorado limited liability company controlled by Donald L. Sturm ("Spectra 1"), Colorado Spectra 2, LLC, a Colorado limited liability company controlled by Donald L. Sturm ("Spectra 2"), and Spectra 3 (together with Spectra 1 and Spectra 2, the "Sturm Entities") beneficially owned approximately 37.4% of the Company's outstanding common stock, including 49.3% of the Company's outstanding Series A Common Stock, which possesses super-voting rights. By virtue of the super-voting rights of the Series A Common Stock, the Sturm Entities control approximately 46.7% of the voting power of the Company's outstanding common stock. As of May 31, 1998, Enron beneficially owned approximately 32.1% of the Company's outstanding common stock, including 49.3% of the Company's Series A Common Stock. By virtue of the super-voting rights of the Series A Common Stock, Enron controls approximately 45.5% of the outstanding voting power of the Company's common stock. In addition, the Sturm Entities are entitled to appoint three directors and Enron is entitled to appoint two directors of the Company's seven-person Board of Directors pursuant to a Securityholders Agreement (the "Securityholders Agreement") among the Sturm Entities, Enron and the Company, and Donald L. Sturm is the Company's Chairman of the Board and Chief Executive Officer. As a result of their respective ownership interests and Board designees, the Sturm Entities and Enron control the Company. The Sturm Entities and Enron have the ability to control the election of at least a majority of the directors of the Company and any other major decisions involving the Company or its assets. The ownership and voting interests possessed by the Sturm Entities and Enron make it impossible for a third party to acquire control of the Company without the consent of the Sturm Entities and Enron.


    In addition to their investments in the Company, the Sturm Entities and Enron have investments, and may in the future make investments, in other telecommunications companies and ventures, including competitors of the Company. As a result, conflicts may arise in the negotiation and enforcement of arrangements entered into by the Company and entities in which the Sturm Entities or Enron have an interest. In addition, the Company, the Sturm Entities and Enron have agreed that the Sturm Entities and Enron are under no obligation to bring to the Company any investment or business opportunities of which they become aware, even if such opportunities are within the scope and objectives of the Company. The Sturm Entities and Enron may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risk to the holders of the Notes. See "Principal Stockholders" and "Certain Transactions."

ABSENCE OF A PUBLIC MARKET FOR THE NOTES; RESTRICTIONS ON TRANSFER

    As of the date hereof, the only registered holder of Private Notes is Cede & Co., as the nominee of DTC. The Company believes that, as of the date hereof, such holder is not an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of the Company. Prior to the Private Note Offering there had been no market for the Notes, and there can be no assurance that such a market will develop or, if such a market develops, as to the liquidity of such market. The Exchange Notes will not be listed on any securities exchange, but the Private Notes are eligible for trading in the PORTAL market. The Exchange Notes are new securities for which there is currently no market. The Initial Purchasers have advised the Company that they intend to make a market in the Exchange Notes, as well as the Private Notes, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so, and may discontinue any such market making activities at any time without notice. In addition, such market making activity may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement (as defined in the Registration Rights Agreement). Therefore, there can be no assurance that an active market for the Exchange Notes will develop. If a trading market develops for the Exchange Notes future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the performance of the Company and other factors. In addition, based on such factors, the Exchange Notes may trade at a discount from their initial offering price. See "The Exchange Offer" and "Plan of Distribution."

ORIGINAL ISSUE DISCOUNT; POSSIBLE UNFAVORABLE TAX AND OTHER LEGAL CONSEQUENCES
  FOR HOLDERS OF NOTES AND THE COMPANY

    The Private Notes were, and the Exchange Notes will be, issued at a substantial discount from their stated principal amount at maturity. Consequently, purchasers of Exchange Notes should be aware that, although there will be no periodic payments of cash interest on the Exchange Notes prior to October 15, 2003, original issue discount (that is, the difference between the stated redemption price at maturity and the issue price of the Exchange Notes) will accrete from the issue date of the Exchange Notes and will be includable as interest income periodically (for periods ending on or prior to April 15, 2003) in a holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the Exchange Notes regarding the purchase, ownership and disposition of the Exchange Notes.

    If a bankruptcy case is commenced by or against the Company under U.S. bankruptcy laws after the issuance of the Notes, the claim of a holder of Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. bankruptcy laws. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

    The Notes may be subject to the high yield discount obligation rates, which will defer and may, in part, eliminate the Company's ability to deduct for U.S. federal income tax purposes the original issue discount attributable to the Notes. Accordingly, the Company's after tax cash flow might be less than if the original issue discount on the Notes were deductible when it accrued.

YEAR 2000 ISSUES


    The Company is continuing to determine whether its systems and its vendors' systems will require updating to continue to function properly beyond 1999. As the Company adds new features to its network it will continue to evaluate the functionality of such features beyond 1999. Although the Company does not expect to incur significant expenditures to upgrade its network to address Year 2000 problems, there can be no assurance that the Company will be able to identify all Year 2000 problems in its systems in advance of their occurrence or that the Company will be able to successfully remedy any problems. In addition, to the extent that the Company's suppliers, including the ILECs over whose networks the Company provides certain of its services, or customers fail to address Year 2000 issues in a timely and effective manner, the Company's ability to provide uninterrupted, reliable service to customers serviced through such networks may be adversely affected. Moreover, the profitability and stability of the Company's customers may be adversely affected by Year 2000 problems not related to their relationships with the Company. The expenses associated with the Company's efforts to remedy any Year 2000 problems, the expenses or liabilities to which the Company may become subject as a result of such problems or the impact of Year 2000 problems on the ability of existing or future customers to do business with the Company could have a material adverse effect on the Company's business, prospects, operating results, financial condition and its ability to service and pay its indebtedness, including the Notes.


RISKS REGARDING FORWARD LOOKING STATEMENTS


    The statements contained in this Prospectus that are not historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The Company wishes to caution the reader that these forward-looking statements, such as those relating to the Company's plans to build networks in new areas, its anticipation of revenues from designated markets and statements regarding the development of the Company's business, the markets for the Company's services and products, the Company's anticipated capital expenditures, regulatory reform and other statements contained herein regarding matters that are not historical facts, are only predictions. No assurance can be given that the expected future results will be achieved; actual events or results may differ materially as a result of risks facing the Company or other external events or due to decisions made by the Company in the future. The risks facing the Company include, but are not limited to, those relating to the Company's ability to successfully market its services to current and new customers, access markets, design and construct fiber optic networks, install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to differ materially from the future results indicated, expressed or implied, in such forward-looking statements.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Private Notes were sold by the Company on April 13, 1998 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the sale of the Private Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on April 13, 1998. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 90 days after the Closing Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 150 days after the Closing Date and (iii) commence the Exchange Offer and use its best efforts to issue, on or prior to 30 days after the date on which the Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Private Notes tendered prior thereto in the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

    With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for one full year after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 in principal amount at maturity of Exchange Notes in exchange for each $1,000 in principal amount at maturity of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

    As of the date of this Prospectus, $470,000,000 in aggregate principal amount at maturity of the Private Notes are outstanding. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

    Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Commission thereunder.

    The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

    Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "Expiration Date" shall mean 5:00 p.m. New York City time on
           , 1998, unless the Company, in its reasonable discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


    In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice and (ii) mail to the registered holders an announcement thereof which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

ACCRETION OF THE EXCHANGE NOTES AND THE PRIVATE NOTES; INTEREST

    The Private Notes will continue to accrete in principal amount through (but not including) the date of issuance of the Exchange Notes. Any Private Notes not tendered or accepted for exchange will continue to accrete in principal amount at the rate of 13% per annum through April 15, 2003 and thereafter cash interest will accrue and be payable in accordance with its terms. From and after the date of issuance of the Exchange Notes, the Exchange Notes shall accrete in principal amount at the rate of 13% per annum, but no cash interest will accrue or be payable in respect of the Exchange Notes prior to April 15, 2003. Thereafter, the Exchange Notes will bear interest at a rate equal to 13% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2003.

PROCEDURES FOR TENDERING

    Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

    The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

    If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

    While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of the respective business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) if such holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under Section 25102(i) of the Corporate Securities Law of 1968 and Rules 260.102.10 and 260.105.14 of the California Blue Sky Regulations, (iv) if such holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985, (v) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (vi) such holder understands that a secondary resale transaction described in clause (v) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (vii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

    If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount at maturity of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and


        (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m. New York City time, on the Expiration Date.

    To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

    If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

    All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Private Notes by broker-dealers for a period of one full year from the Expiration Date and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for one full year after the Expiration Date.

LIQUIDATED DAMAGES

    In the event of a Registration Default (as defined in the Private Note), Special Interest will accrue with respect to the first 90-day period immediately following the occurrence of such Registration Default (from and including the date on which such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured), at a rate of 0.50% per annum. The rate at which Special Interest accrues will increase by 0.25% per annum at the end of each subsequent 90-day period until all Registration Defaults have been cured, but in no event shall such rate exceed 2.00% per annum in the aggregate regardless of the number of Registration Defaults. Following the cure of all Registration Defaults, the accrual of all Special Interest will cease. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Private Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.

    Holders of Transfer Restricted Securities (as defined below) will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement (as defined in the Registration Rights Agreement) and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Agreement and benefit from the provisions regarding Special Interest set forth above. Transfer Restricted Securities shall mean each Private Note until (i) the date on which such Private Note has been exchanged for an Exchange Note in the Exchange Offer,
(ii) following the exchange by a broker-dealer in the Exchange Offer of such Private Note for one or more Exchange Notes, the date on which such Exchange Notes are sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Private Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Private Note is distributed to the public pursuant to Rule 144(k) under the Securities Act.

EXCHANGE AGENT

    The Bank of New York has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


BY HAND OR OVERNIGHT DELIVERY:  FACSIMILE TRANSMISSIONS:   BY REGISTERED OR CERTIFIED
                                                                      MAIL:

     The Bank of New York        (Eligible Institutions       The Bank of New York
      101 Barclay Street                 Only)               101 Barclay Street, 7E
   Corporate Trust Services          (212)815-6339          New York, New York 10286
            Window                CONFIRM BY TELEPHONE    Attn: Reorganization Section,
         Ground Level           or for Information Call:         Nathalie Simon
   New York, New York 10286          (212)815-5788
Attn: Reorganization Section,
        Nathalie Simon


FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $175,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

    Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

    For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS

    This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered in the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Private Notes in like principal amount at maturity, the form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Private Notes surrendered in exchange for Private Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

    The net proceeds to the Company from the Private Note Offering and the sale of equity pursuant to the Additional Equity Investment were approximately $260.7 million after deducting the discount and commissions and other expenses related to the Private Note Offering and the Additional Equity Investment.

    The Company intends to use the net proceeds of the Private Note Offering and the Additional Equity Investment as follows: (i) to fund development and construction costs of the Company's networks, including the costs of purchasing or leasing communications equipment, computers, switches, facilities and related support infrastructure; (ii) for the purchase and installation of equipment to be located at customers' premises; (iii) for rights-of-way or access payments;
(iv) to fund the development of support, control and management information systems; (v) to fund product development; and (vi) for working capital and other general corporate purposes, including funding operating deficits and net losses. The Company currently intends to allocate substantial proceeds to each of the foregoing categories. However, the precise allocation of funds among these uses will depend on future technological, regulatory and other developments in or affecting the Company's business, the competitive climate in which it operates and the emergence of future opportunities.

    As part of its business strategy, the Company intends to continue to evaluate potential acquisitions, joint ventures and strategic alliances that complement the Company's business. A portion of the proceeds of the Private Note Offering and the Additional Equity Investment, as well as additional sources of capital such as credit facilities and other borrowings, and additional debt and equity issuances, may be used to fund any such acquisitions, joint ventures and strategic alliances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    Because of the number and variability of factors that determine the Company's use of the net proceeds of the Private Note Offering and the Additional Equity Investment, management will retain a significant amount of discretion over the application of the net proceeds. There can be no assurance that such applications will not vary substantially from the Company's current intention. Pending such utilization, the Company has and will continue to invest the net proceeds of the Private Note Offering and the Additional Equity Investment in short-term investment grade securities.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of June 30, 1998. This table should be read in conjunction with the Selected Consolidated Financial Data, the Consolidated Financial Statements of the Company and notes thereto and the other financial data included elsewhere in this Prospectus.



                                                                                                  AS OF
                                                                                         JUNE 30, 1998--UNAUDITED
                                                                                         ------------------------
                                                                                          (DOLLARS IN THOUSANDS)
Cash and cash equivalents..............................................................        $    105,622
                                                                                                   --------
                                                                                                   --------
Debt:
  Current portion of long-term obligations and short-term borrowings:
    Current portion of long-term debt..................................................        $          9
    Current portion of capital lease obligations.......................................                 820
                                                                                                   --------
      Total current debt...............................................................        $        829
                                                                                                   --------
                                                                                                   --------
Long-term obligations, less current portion:
  Long-term debt, net of discount......................................................        $        158
  Capital lease obligations............................................................               6,066
  13% Senior discount notes, net of discount...........................................             236,128
                                                                                                   --------
      Total long-term debt.............................................................             242,352
                                                                                                   --------
Stockholders' equity:
  Preferred Stock, $.0001 par value, 10,000,000 shares authorized at June 30, 1998; no
    shares issued or outstanding.......................................................                  --
  Common Stock, $.0001 par value, 100,000,000 shares authorized at June 30, 1998:
    Series A, 10,135,164 shares designated at June 30, 1998; 10,135,164 shares issued
      and outstanding..................................................................                   1
    Series B, 89,864,836 shares designated at June 30, 1998; 15,913,208 shares issued
      and outstanding(1)...............................................................                   2
  Additional paid-in-capital...........................................................              45,595
  Warrants.............................................................................              31,963
  Stockholder receivables..............................................................                 (97)
  Deficit accumulated during development stage.........................................             (38,748)
                                                                                                   --------
      Total stockholders' equity.......................................................              38,716
                                                                                                   --------
        Total capitalization...........................................................        $    281,068
                                                                                                   --------
                                                                                                   --------


------------------------


(1) Excludes: (i) 6,666,666 shares of Series B Common Stock subject to issuance upon exercise of warrants issued in connection with the closing of the Additional Equity Investment; (ii) 1,766,170 shares of Series B Common Stock issuable upon exercise of options outstanding under the Company's 1995 and 1997 Stock Option Plans as of June 30, 1998; (iii) 3,713,094 shares of Series B Common Stock subject to issuance upon exercise of the Private Note Warrants; and (iv) 14,808,261 shares of Series B Common Stock issuable upon exercise of other warrants outstanding as of June 30, 1998, including all adjustments resulting from the Equity Investment (as defined) and the Additional Equity Investment.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated financial data presented below for the period from September 1, 1993 (inception) to September 30, 1993, for the years ended September 30, 1994, 1995, 1996 and 1997, for the period from September 1, 1993 (inception) to September 30, 1997, and as of September 30, 1997 have been derived from the audited consolidated financial statements of the Company. The selected consolidated financial data presented below as of June 30, 1998 and for the nine month periods ended June 30, 1997 and 1998 and the period from September 1, 1993 (inception) to June 30, 1998 have been derived from the unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States which may differ in certain aspects from accounting principles generally accepted in certain of the jurisdictions in which the Exchange Notes are being offered. Operating results for the nine month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year ending September 30, 1998. The data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and notes thereto.



                             PERIOD FROM
                             SEPTEMBER 1,                                                            NINE MONTHS      PERIOD FROM
                                 1993                  YEAR ENDED               PERIOD FROM             ENDED         SEPTEMBER 1,
                            (INCEPTION) TO           SEPTEMBER 30,           SEPTEMBER 1, 1993        JUNE 30,            1993
                            SEPTEMBER 30,    ------------------------------    (INCEPTION) TO     -----------------  (INCEPTION) TO
                                 1993        1994   1995    1996     1997    SEPTEMBER 30, 1997    1997      1998    JUNE 30, 1998
                            --------------   -----  -----  -------  -------  ------------------   -------  --------  --------------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Service revenue...........       $ --        $  85  $  57  $   279  $    75       $    496        $    --  $    649     $  1,145
Other revenue.............         --           --     40       75       96            211            114        10          221
Costs and expenses:
  Network development and
    operations............         --           --    188    1,708    3,170          5,067          3,186     5,497       10,564
  Selling, general and
    administrative........         23          429    740    2,409    4,725          8,325          2,806     4,756       13,081
  Depreciation and
    amortization..........         --           21     39       75      501            637            393     1,841        2,478
                                  ---        -----  -----  -------  -------       --------        -------  --------  --------------
Loss from operations......        (23)        (365)  (870)  (3,838)  (8,225)       (13,322)        (6,271)  (11,435)     (24,757)
Other income (expense):
  Interest expense........         --          (53)   (38)     (27)  (1,372)        (1,489)          (242)  (11,072)     (12,561)
  Interest income.........         --           --     --        9      149            158            144     3,247        3,405
                                  ---        -----  -----  -------  -------       --------        -------  --------  --------------
Loss before extraordinary
  item....................        (23)        (418)  (908)  (3,856)  (9,448)       (14,653)        (6,369)  (19,260)     (33,913)
Extraordinary item--
  extinguishment of
  debt....................         --           --     --       --     (105)          (105)            --    (4,730)      (4,835)
                                  ---        -----  -----  -------  -------       --------        -------  --------  --------------
Net loss..................       $(23)       $(418) $(908) $(3,856) $(9,553)      $(14,758)       $(6,369) $(23,990)    $(38,748)
                                  ---        -----  -----  -------  -------       --------        -------  --------  --------------
                                  ---        -----  -----  -------  -------       --------        -------  --------  --------------
OTHER DATA:
EBITDA(1).................       $(23)       $(344) $(831) $(3,763) $(7,829)      $(12,790)       $(5,878) $(14,324)    $(27,114)
Net cash provided by (used
  in) operating
  activities..............          3         (416)  (781)  (2,168)  (7,446)       (10,808)        (5,783)  (10,754)     (21,562)
Net cash used in investing
  activities..............         --           18     45      923   12,647         13,633         (5,918) (157,737)    (171,369)
Net cash provided by
  financing activities....         10          425    827    3,156   20,557         24,976         11,922   273,576      298,552
Capital expenditures......         --            6     25      908   12,637         13,576          5,918    12,311       25,887
Deficiency of earnings to
  cover fixed
  charges(2)..............         23          418    908    3,856    9,500         14,705          6,369    19,478       34,182

                                                                                                 SEPTEMBER 30, 1997  JUNE 30, 1998
                                                                                                 ------------------  -------------
                                                                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......................................................................      $      536       $   105,622
Working capital (deficit)......................................................................          (3,319)          248,991
Total assets...................................................................................          25,321           286,053
Long-term debt.................................................................................          18,964           242,352
Total stockholders' equity.....................................................................           2,265            38,716


------------------------------


(1) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations, and should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that EBITDA is widely used by analysts, investors and other interested parties in the telecommunications industry. The Company's computation of EBITDA may not be comparable to similarly titled measures for other companies.



(2) For purposes of calculating the ratio of earnings to fixed charges, earnings is defined as net loss plus fixed charges (other than capitalized interest). Fixed charges consist of interest and amortization of debt discount and debt issuance costs, whether expensed or capitalized, and that portion of rental expense deemed to represent interest (estimated to be one-third of such expense). For the periods presented, earnings were insufficient to cover fixed charges by the amounts disclosed.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY, INCLUDING THE NOTES RELATED THERETO, AND OTHER FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. CERTAIN STATEMENTS SET FORTH BELOW CONSTITUTE "FORWARD-LOOKING STATEMENTS." SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, OR INDUSTRY RESULTS, TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND "BUSINESS."

OVERVIEW

    The Company is a facilities-based ICP which is deploying networks to provide telecommunications solutions to businesses in clustered, demographically attractive second tier markets. The Company offers "one-stop shopping" for a broad array of telecommunications services, including local and long distance telephone service, high speed Internet access, data connectivity, LAN connectivity, web hosting, video communications and system integration services. Within its target markets, the Company has segmented the potential business customer base and tailored its service offerings, sales and marketing approach and network development to provide service in a cost effective manner to each segment. The Company believes its regional approach allows it to best leverage its network facilities, sales force, customer support staff and brand identity. The Company's first network clusters will serve the second tier markets surrounding metropolitan Los Angeles, including Orange County and the San Gabriel Valley and South Bay areas of Los Angeles County. The Company intends to selectively expand its reach into other regional markets, both within and outside of California.

    FirstWorld has designed and implemented an advanced and reliable fiber-based network. Central to the Company's network design is its state-of-the art integrated voice and data central office service platform, which allows the Company to integrate third-party systems and the Company's operational support systems into a unified network. The Company has designed business processes to simplify provisioning, billing, network management and customer service and has incorporated operational support systems that implement such processes into its networks. Among other things, the Company has designed its systems to maximize operational efficiency by allowing the Company to provide single-point-of-contact customer service and by facilitating electronic exchanges of information with the ILEC when possible.

    The Company is a development stage company and to date has experienced significant operating and net losses and negative cash flow from operations and expects that operating and net losses and negative operating cash flow will continue for at least the next several years and will increase significantly as the Company implements its growth strategy of expanding into other cities. See "Risk Factors--Limited History of Operations; Negative Cash Flow and Operating Losses," "--Substantial Leverage; Ability to Service Indebtedness" and "--Significant Capital Requirements." The Company expects to achieve positive operating margins over time by increasing the number of customers and increasing the products and services it can provide its customers. The Company expects that operating and net losses and negative operating cash flow will increase significantly as the Company implements its growth strategy of expanding its operations. See "--Liquidity and Capital Resources."

    REVENUE

    The Company currently offers a broad array of telecommunications services, including local and long distance telephone service, high speed Internet access, data connectivity, LAN connectivity, web hosting, video communications and system integration services. The Company intends to generate near term revenue from basic services currently provided by ILECs and IXCs, including local, long distance and other voice services, dedicated access lines and commercial Internet access, as well as from advanced network services provided to select customers. The Company believes that it is positioned to generate additional revenue by providing advanced network services to a broader market as the demand for such services grows. The Company currently prices services, such as local and long distance services, which are directly comparable to its competitors' offerings below prevailing market rates to build market share. The Company believes that its initial networks in Orange County and the San Gabriel Valley and South Bay areas of Los Angeles County will allow it to provide services to a market that includes approximately one million commercial access lines.


    The Company employs a market segmentation strategy, which involves tailoring service offerings, sales and marketing techniques and network deployment to meet the different needs of prime commercial, basic commercial, wholesale transport and wholesale functionality customers. For prime commercial customers (businesses with sophisticated communications needs), the Company utilizes a consultative selling approach that involves a systematic assessment of each customer's telephony, Internet, data communications and video applications needs. For basic commercial customers (businesses with primarily voice and Internet needs), the Company uses direct mail, telemarketing and advertising and offers standardized product bundles consisting of local and long distance telephony and high speed Internet access. The Company also offers use of its network elements and central office functionality on a wholesale basis to other local exchange carriers, including CLECs, IXCs, ISPs and other communications providers.

    COSTS AND EXPENSES


    NETWORK DEVELOPMENT AND OPERATIONS. As the Company continues to operate and maintain its existing network and deploy additional networks, it will incur network development and operations expenses related to network central office operations and customer service, including salaries of the employees, real estate leases for central offices, access offices, co-location and other sites, costs to interconnect and terminate traffic with other network providers and network design, planning and internal project management costs.


    The Company has leveraged its substantial internal expertise with respect to engineering, network creation and business processes to design and construct a network architecture that it believes will result in enhanced product offerings and enable the Company to improve scalability, reduce operating costs and improve network profitability.


    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses are expected to consist primarily of product marketing, sales staff and sales support expenses, consulting fees related to ongoing regional expansion studies, general management and administrative overhead expenses and office leases.


    Management has developed the Company's business processes with respect to customer service, billing, provisioning and network management systems based on extensive industry and engineering expertise within the Company. The Company has developed operational support systems, incorporated systems from existing external sources and retained third parties to produce systems meeting the Company's specifications to create integrated systems that implement the Company's business processes. As with its network architecture described above, the Company believes that its systems exhibit a high degree of scalability to support network growth, flexibility to support product or technical innovation, increased reliability and reduced operational cost.

    The Company uses different sales channels to target customers within the four market segments identified by the Company. The Company uses direct sales efforts in a consultative selling approach with prime commercial customers, direct sales efforts for wholesale customers and more economical methods such as direct mail and telemarketing to target basic commercial customers. The Company is in the process of significantly expanding its sales and marketing staff.

    CAPITAL EXPENDITURES. The Company's principal capital expenditure requirements involve the installation of network infrastructure, which mainly relates to the installation of fiber optic loops in fiber clusters and the installation of CLE.

    The Company employs a demand-driven approach to network construction. This approach is intended to minimize deployment of capital not associated with customer revenue and maximize flexibility to serve the higher margin data market as demand for high speed data communications services grows. In the deployment of infrastructure, the Company markets its services to a geographically targeted cluster of businesses before committing to build a complete fiber-to-the-curb ring. The Company connects customers to its networks through direct fiber connections, DSL technology or unbundled network elements licensed from the ILEC depending on the most cost-effective connection that will support the bundle of services required by the customer.

    For customers served by fiber, the Company generally requires a contract specifying minimum product usage, pricing and term of service, among other items. The Company's objective is to reduce the risk associated with capital deployment of CLE. The Company's contracts generally have terms of one to three years, depending upon total revenue, services provided and discount or promotional package.

RESULTS OF OPERATIONS


    NINE MONTHS ENDED JUNE 30, 1998 COMPARED WITH THE NINE MONTHS ENDED JUNE 30,
     1997



    Service revenue increased from zero for the nine-month period ended June 30, 1997 to $649,000 for the nine-month period ended June 30, 1998. The increase reflects the Company's first three full quarters of network operations. Prior to the commencement of operations of the Company's Orange County network, the Company's service revenue consisted principally of reimbursable engineering, design and construction costs associated with the design of fiber optic communications networks on a contract basis for the cities of Lakeland, Florida and Santa Clara, California. Other revenue represents royalties from the license of the Company's patent for fiber optic connectors. Royalty revenue decreased from $114,000 for the nine-month period ended June 30, 1997 to $10,000 for the nine-month period ended June 30, 1998, a decrease of $104,000 or approximately 91%. Going forward, the Company expects that revenue from sales of telephony and data products and services in Orange County and in other areas targeted for network construction will account for substantially all of the Company's total revenue. The Company does not expect that royalty revenue from the patent license will constitute a significant portion of total revenue in the future as the Company expands its initial network rollout.



    Network development and operations expenses increased from $3,186,000 for the nine-month period ended June 30, 1997 to $5,497,000 for the nine-month period ended June 30, 1998, an increase of $2,311,000 or approximately 73%. This increase is principally comprised of increased personnel costs in the operations and engineering groups and increased operating costs for the Company's Anaheim central office.



    Selling, general and administrative expenses increased from $2,806,000 for the nine-month period ended June 30, 1997 to $4,756,000 for the nine-month period ended June 30, 1998, an increase of $1,950,000 or approximately 70%. In December 1997, the Company entered into agreements with each of Corporate Managers, LLC, an affiliate of Spectra 3, and Enron to provide management consulting services. In March 1998, the agreement with Corporate Managers, LLC was amended. Fees associated with these agreements are $280,000 per quarter and payable in arrears. During the period ended June 30, 1998, the Company paid fees totaling $560,000 under these agreements. Also in March 1998, the Company engaged an executive recruiting firm to conduct an executive search assignment for the Chief Executive Officer position. Fees associated with this agreement totaled approximately $167,000 for the nine-month period ended June 30, 1998. The remaining increase was principally due to additional marketing, sales and administrative personnel and an increase in administration expenses related to rent, liability insurance, telephone and consulting expenses.

    Depreciation and amortization expenses increased from $393,000 for the nine-month period ended June 30, 1997 to $1,841,000 for the nine-month period ended June 30, 1998, an increase of $1,448,000 or approximately 369%. This increase primarily relates to the Nortel DMS 500 switch and other equipment in the Anaheim central office and the built and leased elements of the Company's fiber optic network and office and other equipment associated with the Company's general operations.



    Interest expense increased from $242,000 for the nine-month period ended June 30, 1997 to $11,072,000 for the nine-month period ended June 30, 1998, an increase of $10,830,000 or approximately 4,479%. $8,212,000 of the increase relates to the accretion of the Notes. $915,000 of the increase relates to interest expense associated with the Company's capital lease arrangements with the City of Anaheim. $513,000 of the increase relates to interest expense under the Company's Credit Facility; $635,000 of the increase relates to amortization of deferred loan costs associated with the Company's Credit Facility. The remaining portion relates to other short-term loans and interest expense associated with the Company's capitalized central office building lease and other capital equipment leases.



    Interest income increased from $143,000 for the nine-month period ended June 30, 1997 to $3,247,000 for the nine-month period ended June 30, 1998, an increase of $3,104,000 or approximately 2,164%. The increase is a result of the availability of additional funds from the sale of the Notes for investments in Marketable Securities and cash equivalents. Marketable Securities consist of commercial paper with original maturities of beyond three months but less than six months. The Company has classified its Marketable Securities as "held to maturity," as management has the intent and ability to hold these securities to maturity. The fair value of the Company's Marketable Securities approximates the carrying value.


    YEAR ENDED SEPTEMBER 30, 1997 COMPARED WITH YEAR ENDED SEPTEMBER 30, 1996

    Service revenue decreased from $279,000 in 1996 to $75,000 in 1997, a decrease of $204,000. This decrease reflects the Company's transition from performing engineering and consulting contracts to developing its own telecommunications network. Prior to the commencement of operations of the Company's Orange County network, the Company's service revenue consisted principally of reimbursable engineering, design and construction costs associated with the design of fiber optic communications networks on a contract basis for the cities of Lakeland, Florida and Santa Clara, California. These engineering contracts were substantially complete in 1996, with only $55,000 of engineering and consulting revenue recognized in 1997, and the Company stopped bidding on new engineering contracts in order to focus on design and construction of its Orange County network. The Company's first customer for its Orange County network was brought on line in August 1997, and the Company recognized service revenue from its network operations of $20,000 in fiscal 1997. Other revenue represents royalties from the license of the Company's patent for fiber optic connectors. Royalty revenue increased from $75,000 in 1996 to $96,000 in 1997. Going forward, the Company expects that revenue from sales of telephony and data products and services in Orange County and in other areas targeted for network construction will account for substantially all of the Company's total revenue. The Company does not expect that royalty revenue from the patent license will constitute a significant portion of total revenue in the future as the Company expands its Orange County network.

    Network development and operations expenses increased from $1,708,000 in 1996 to $3,170,000 in 1997, an increase of $1,462,000 or 86%. This increase is principally comprised of increased personnel costs in the operations and engineering groups, increased operating costs for the Company's Anaheim central office and costs for equipment needed to finish a 1996 engineering project.

    Selling, general and administrative expenses increased from $2,409,000 in 1996 to $4,725,000 in 1997, an increase of $2,316,000 or 96%. This increase was principally due to increased personnel costs of sales and marketing and administrative personnel and an increase in administration expense related to rent, insurance and telephone.

    Depreciation and amortization expenses increased from $75,000 in 1996 to $501,000 in 1997, an increase of $426,000. This increase consists principally of depreciation related to the Anaheim central office and built and leased elements of the fiber optic network in Anaheim and depreciation related to office and other equipment associated with the Company's general operations.

    Interest expense increased from $27,000 in 1996 to $1,372,000 in 1997. $997,000 of the increase relates to interest expense associated with the Company's capital lease arrangements with the City of Anaheim. See "Business--Agreements with the City of Anaheim and The Irvine Company" and Note 8 of Notes to Consolidated Financial Statements. The other principal reasons for the increase are interest expense under the Credit Facility and other short-term loans and interest expense associated with the Company's capitalized central office building lease and other capital equipment leases. See "--Liquidity and Capital Resources."

    Interest income increased from $9,000 to $149,000 in 1997. The increase of $140,000 is a result of an increase in funds available for short-term investment as a result of funds raised from sales of preferred stock in January 1997.

    YEAR ENDED SEPTEMBER 30, 1996 COMPARED WITH YEAR ENDED SEPTEMBER 30, 1995

    Service revenue increased from $57,000 in 1995 to $279,000 in 1996, an increase of $222,000. This increase relates to the engineering contracts with the cities of Lakeland, Florida and Santa Clara, California, for which revenue was first recognized in late 1995, with a majority of the revenue being generated in 1996. Other revenue represents royalties from the license of the Company's patent for fiber optic connectors.

    Network development and operations expenses increased from $188,000 in 1995 to $1,708,000 in 1996, an increase of $1,520,000. The increase is principally comprised of increased personnel costs of the engineering and operations group, increased consulting costs associated with the start-up of the Company's Anaheim central office and network, legal fees relating to the agreements with the City of Anaheim and regulatory issues, and general increases in operations expenses, including rent, travel, supplies and telephone.

    Selling, general and administrative expenses increased from $740,000 in 1995 to $2,409,000 in 1996, an increase of $1,669,000. This increase was principally due to increased personnel costs in sales, marketing, administration and executive personnel, an increase in consultant expenses, including political, public relations and general business consultants, increased legal fees and an increase of general business and administrative expenses.

    Depreciation and amortization expenses increased from $39,000 in 1995 to $75,000 in 1996, an increase of $36,000. This increase primarily consists of depreciation related to office and other equipment associated with the Company's general operations and depreciation related to network assets.

    Interest expense decreased from $38,000 in 1995 to $27,000 in 1996, a decrease of $11,000. Interest in 1996 related to interest on capital equipment leases. Interest in 1995 related to capital lease interest and expense incurred on notes payable prior to their conversion into preferred stock.

LIQUIDITY AND CAPITAL RESOURCES


    The telecommunications service business is a capital intensive business. The Company's existing operations have required and will continue to require substantial capital investment for the installation of fiber, electronics and related equipment in order to provide switched services in the Company's networks and the funding of operating losses during the start-up phase of each market. In addition, the Company's strategic plan calls for expansion into additional market areas. Such expansion will require significant additional capital for the design, development and construction of new networks and the funding of operating losses during the start-up phase of each market. The Company used $10,754,000 in cash for operating activities for the nine-month period ended June 30, 1998, compared to $5,783,000 for the nine-month period ended June 30, 1997. The increase was primarily due to an increase in the Company's activities associated with the development and initiation of switched local services in the City of Anaheim. The Company invested an additional $12,311,000 of cash in property and equipment for the nine-month period ended June 30, 1998, compared to $5,918,000 for the nine-month period ended June 30, 1997. The Company has funded substantially all of these expenditures through the private sale of equity securities, capital leases, and short and long-term debt financing.



    From its inception through June 30, 1998, the Company raised approximately $67 million from the private sale of stock. On December 30, 1997, the Company consummated a private placement of equity securities to Spectra 3 and Enron. Aggregate proceeds from this offering, exclusive of the conversion of the bridge notes, totaled approximately $26,330,000, net of offering commissions and certain other advisory fees, and were received on January 6, 1998. See "Certain Transactions." The Company used $16.9 million of the net proceeds to repay amounts outstanding under the Credit Facility and other short-term debt. On April 13, 1998, the Company completed the Private Note Offering and the Additional Equity Investment. In the Private Note Offering, the Company sold 470,000 units consisting of the Private Notes and warrants to purchase an aggregate of 3,713,094 shares of the Company's Series B Common Stock. In the Additional Equity Investment, Spectra 3 and Enron invested $20 million to purchase shares of Series B Common Stock at $3.00 per share and warrants to purchase shares of Series B Common Stock at $3.00 per share. The aggregate net proceeds of the Private Note Offering and the Additional Equity Investment were $260.7 million.



    The substantial capital investment required to initiate the Company's services and the funding of the Company's initial operations has resulted in negative cash flow since the Company's inception. This negative cash flow is the result of the requirement to construct the Company's central office in Anaheim and the construction of fiber-to-the-curb clusters in anticipation of connecting revenue generating customers. The Company expects to continue to experience negative cash flow for the foreseeable future due to expansion activities associated with the development of the Company's markets. There can be no assurance that the Company will attain break-even cash flow in subsequent periods. Until sufficient cash flow is generated, the Company will be required to utilize its current and future capital resources to meet its cash flow requirements and may be required to issue additional debt and/or equity securities.



    The Company expects that its available cash will be sufficient to fund its capital plan and operations through the buildout of its proposed networks in Orange County and the San Gabriel Valley and South Bay areas of Los Angeles County, which are expected to be substantially complete by the end of 1999. As the Company pursues expansion of its network to additional areas or if the Company's available cash resources are not sufficient to fund all of the Company's operating expenses and capital expenditures, the Company will require additional capital. In addition, depending on market conditions, the Company may determine to raise additional capital from time to time. The Company may obtain additional funding through the public or private sale of debt and/or equity securities or through securing a bank credit facility.

                                    BUSINESS

    The Company is a facilities-based ICP which is deploying networks to provide telecommunications solutions to business customers in clustered, demographically attractive second tier markets. The Company offers "one-stop shopping" for a broad array of telecommunications services, including local and long distance telephone service, high speed Internet access, data connectivity, LAN connectivity, web hosting, video communications and system integration services. Within its target markets, the Company has segmented the potential business customer base and tailors its service offerings, sales and marketing approach and network development to provide service in a cost-effective manner to each segment. The Company believes its regional approach allows it to best leverage its network facilities, sales force, customer support staff and brand identity. The Company's first network clusters will serve second tier markets surrounding metropolitan Los Angeles, including Orange County and the San Gabriel Valley and South Bay areas of Los Angeles County. The Company intends to selectively expand its reach into other regional markets, both within and outside of California.


    The Company's largest stockholders are entities controlled by Donald L. Sturm, former Vice Chairman of Peter Kiewit Sons' Inc., the founder of MFS Communications, and Enron, a subsidiary of Enron Corp., one of the world's leading integrated natural gas and electricity companies. To date, these stockholders have provided $55 million of the $67 million in equity capital received by the Company. The Company and Enron have an informal collaborative relationship to jointly market telecommunications and utility services which the Company believes can provide it with access to new markets, sales synergies and product development opportunities.



    The Company began network operations in August 1997 and began providing services to commercial customers in November 1997. As of July 31, 1998, the Company had approximately 100 commercial customers under contract. The City of Anaheim, the Company's most significant customer, relies on the Company to supply local dialtone, long distance, dedicated facilities and Internet service to substantially all of its municipal facilities.


    FirstWorld has designed and implemented an advanced and reliable fiber-based network. Central to the Company's network design is its state-of-the-art integrated voice and data central office service platform, which allows the Company to integrate third-party systems and the Company's operational support systems into a unified network. The Company believes its networks also are capable of providing server-based applications, such as virtual LANs and e-commerce, and will be compatible with voice over Internet technologies as such technologies are refined in the industry. The Company has designed business processes to simplify provisioning, billing, network management and customer service and has incorporated operational support systems that implement such processes into its networks. Among other things, the Company has designed its systems to allow the Company to provide single-point-of-contact customer service and to facilitate electronic exchanges of information with the ILEC when possible.

    The Company employs a demand-driven approach to network construction. This approach is intended to minimize deployment of capital not associated with customer revenues and maximize flexibility to serve the higher margin data market as demand for high speed data communication services grows. The Company connects customers to its networks through direct fiber connections, DSL or unbundled network elements licensed from the ILEC, depending on the most cost-effective connection that will support the bundle of services provided to the customer. The Company generally requires customers that are connected by fiber to sign long-term contracts to offset the cost of capital deployed.


    Although the Company does not own all of the facilities it uses to serve its customers, it does own key components of such facilities. FirstWorld owns all of its switching, transport and central monitoring equipment located in the Anaheim central office, fiber optic clusters used to link customers to the fiber backbone which it partially owns and partially leases from other entities and, for customers connected to the Company's network via a direct fiber connection, the fiber connections and CLE necessary to deliver requested services to such customers. The Company also owns switching and transport equipment co-located in other carriers' facilities.

    The Company believes that the market segments within its target markets have different customer buying patterns, are subject to different competitive factors and can best be served by different sales and marketing initiatives. The following chart outlines the principal components of this approach:

      MARKET SEGMENTS            PRODUCT CATEGORIES            SALES & MARKETING            NETWORK ELEMENTS
---------------------------  ---------------------------  ---------------------------  ---------------------------
Prime Commercial             Voice, data, Internet,       Consultative sales approach  Fiber, DSL and unbundled
                               video and systems            by account team              loops
                               integration
Basic Commercial             Voice and Internet           Direct mail and              DSL and unbundled loops
                                                            Functionality
Wholesale Transport          Dedicated access (DS-1,      Direct sales to other        Fiber
                               DS-3, OC-1 and OC-3)         service providers
Wholesale Functionality      Switch and server based      Direct sales to              Central office and product
                               applications                 applications providers       servers

    For prime commercial customers (businesses with sophisticated communications needs), the Company utilizes a consultative selling approach that involves a systematic assessment of each customer's telephony, Internet, data communications and video applications needs. For basic commercial customers (businesses with primarily voice and Internet needs), the Company uses direct mail, telemarketing and advertising and offers standardized product bundles consisting of local and long distance telephony and high speed Internet access. The Company also offers use of its network capabilities on a wholesale basis to other local exchange carriers, including CLECs, IXCs, ISPs and other communications providers.

    The Company uses strategic relationships with municipalities, property developers, service providers and others that provide the Company with brand identity, physical assets, new products or technologies, joint marketing synergies or other support. The Company believes its existing relationships with the City of Anaheim, The Irvine Company and Enron provide the Company with significant advantages in marketing and network deployment.

    The Company intends to generate near-term revenue from basic services currently provided by ILECs and IXCs, including local, long distance and other voice services, dedicated access lines and commercial Internet access, as well as from advanced network services provided to select customers. The Company believes that it is positioned to generate additional revenue by providing advanced network services to a broader market as the demand for such services grows.


    The Company's strategy and network architecture are designed to exploit a number of trends reshaping the $190 billion telecommunications industry, including (i) increasing customer demand for high speed, broadband services, such as the Internet, data networks and video conferencing, (ii) integration of the markets for local exchange and long distance services, (iii) decreased cost of high bandwidth connectivity over the wide area, (iv) technical and product innovation associated with the Internet, transmission control protocol/Internet protocol ("TCP/IP") and voice over Internet technologies, (v) the further development of server-based applications and (vi) the migration of existing business processes to electronic formats.



CORPORATE HISTORY



    The Company was incorporated as a California corporation in July 1992 under the name Sigma Link but did not commence operations until September 1993. Sigma Link was formed as a wholly owned subsidiary of Lambda Link, a Nevada corporation ("Lambda Link Nevada"). The Company changed its name from Sigma Link to Lambda Link International in May 1993. In September 1993, two of the three principal shareholders of Lambda Link Nevada (the "Separating Shareholders") resolved a philosophical disagreement they had with the other principal shareholder of Lambda Link Nevada (the "Remaining Shareholder") regarding the direction that the business and operations of Lambda Link Nevada should take by entering into a separation agreement (the "Restructuring"). Specifically, the Separating Shareholders wanted Lambda Link Nevada to become the facilities based ICP that the Company is today; whereas, the Remaining Shareholder wanted Lambda Link Nevada to continue to concentrate on engineering, designing and installing fiber optic and cabling communications systems.



    In connection with the Restructuring, Lambda Link Nevada transferred its 100% ownership interest in the Company and certain other assets to the Separating Shareholders in exchange for the stock the Separating Shareholders held in Lambda Link Nevada. In addition, the Separating Shareholders resigned from the board of directors of Lambda Link Nevada, agreed to change the name of the Company and assumed certain liabilities of Lambda Link Nevada. Subsequent to the Restructuring, the Company changed its name from Lambda Link International to SpectraNet International and assumed the assets and liabilities of Lambda Link Nevada that the Separating Shareholders received in the Restructuring. Both Separating Shareholders have since left the Company.



    In January 1998, the Company changed its name from SpectraNet International to FirstWorld Communications, Inc. In June 1998, the Company changed its state of incorporation from California to Delaware.


BUSINESS STRATEGY

    The Company's goal is to become the premier ICP in the markets that it serves. The Company also is seeking to achieve a high degree of market penetration, form long-term customer relationships and establish a diversified revenue base. The principal elements of the Company's business strategy include:

    TAILOR SERVICE OFFERINGS AND SALES TECHNIQUES TO MARKET SEGMENTS. The Company employs a market segmentation strategy, which involves tailoring service offerings, sales and marketing techniques and network deployment to meet the different needs of prime commercial, basic commercial, wholesale transport and wholesale functionality customers. The Company believes these market segments have different customer buying patterns, are subject to different competitive factors and can best be served by different sales and marketing initiatives.

    DEPLOY FLEXIBLE NETWORKS TO PROVIDE VOICE AND DATA SOLUTIONS. The Company deploys sophisticated fiber-based networks capable of providing integrated voice, data, Internet and video solutions. The Company has designed its networks, including its central office service platform, to support a wide array of telecommunications services and to be compatible with technologies still under development in the industry, including server-based applications, such as virtual LANs and e-commerce, and voice over Internet.

    PURSUE DEMAND-DRIVEN NETWORK DEPLOYMENT. The Company utilizes a demand-driven approach to network construction. In the deployment of infrastructure, the Company markets its services to a geographically targeted cluster of businesses before committing to build a complete fiber-to-the-curb ring. In addition, the Company connects customers to its networks through direct fiber connections, DSL or unbundled loops, depending on the product set and anticipated revenue and margin from the customers.

    GAIN EFFICIENCY THROUGH REGIONAL CONCENTRATION. The Company has adopted a targeted geographic approach to network deployment. The Company believes the benefits of building networks in second tier cities clustered within geographic regions with high business densities include (i) increased market penetration due to increased focus on management of market activities, support of sales activities and leverage of advertising or other brand equity, (ii) enhanced operating margin from a higher proportion of calls that both originate and terminate on the Company's network, (iii) increased leverage of centralized assets such as a central office or product platforms and (iv) reduced travel, regulatory and administrative expenses.

    EXPLOIT INTERNAL ENGINEERING AND PRODUCT EXPERTISE. The Company intends to leverage its substantial internal engineering and product expertise to enhance and expand the services it offers, decrease network construction costs, achieve a high degree of scalability, reduce operating costs, increase reliability and facilitate migration to new technologies over time.

    DEVELOP STRATEGIC RELATIONSHIPS. The Company intends to continue to develop strategic relationships with municipalities, property developers, service providers and others that provide the Company with brand identity, physical assets, new products or technologies, joint marketing synergies or other support. To date, the Company has established such relationships with the City of Anaheim, The Irvine Company, Enron and others. The Company's agreements with the City of Anaheim give the Company exclusive commercial rights to a 50-mile fiber loop that serves as the backbone for the Company's Anaheim network. The Irvine Company agreements give the Company rights to install fiber in existing conduit within a commercial development known as the "Irvine Spectrum." While the Company intends to establish additional strategic relationships, it also intends to enter otherwise attractive markets without such relationships.

MARKET SEGMENTATION APPROACH

    The Company believes that the segments within its target markets have different customer buying patterns, are subject to different competitive factors and can best be served by different sales and marketing initiatives. The Company tailors its voice, data, Internet and video offerings, sales and marketing approach and network development to provide cost-effective service to prime commercial, basic commercial, wholesale transport and wholesale functionality customers that it targets.

    PRIME COMMERCIAL. Prime commercial customers are large and medium sized businesses that demand a range of sophisticated voice, data, Internet and video services. Within the prime customer segment, the Company has chosen to focus on medium-sized businesses because the Company believes that such businesses generally are underinvested in LANs and computer systems and undersupported by information and technology professionals. The Company also has found that medium-sized businesses have not been aggressively targeted by the Company's competitors, which have tended to target large and extra large businesses.

    The Company believes that its consultative selling approach, diverse service offerings and customer service will offer prime customers integrated solutions to their telecommunications and information problems. The Company believes it adds significant value for prime customers by offering them "one-stop shopping" for a broad array of advanced voice, video, Internet and data services. Moreover, the Company believes its ability to diagnose prime customers' needs through consultative sales efforts and to meet those needs through bundled service offerings will enhance the Company's reputation for value and build brand equity. The Company intends to connect prime customers to its networks through fiber, DSL or unbundled loops, depending on cost effectiveness and customer needs.

    BASIC COMMERCIAL. Basic commercial customers typically are small to medium sized businesses with minimal demand for data services. The Company believes that it can best serve basic customers by providing service offerings limited to dialtone and high-speed Internet access and by using telemarketing, direct mail or affinity group marketing to reduce sales costs. In addition, the Company believes that by offering low-cost, limited service offerings to basic customers, it will establish relationships upon which the Company can base future efforts to sell more advanced services. The Company intends to rely primarily upon unbundled loops to connect basic customers to its network.

    WHOLESALE TRANSPORT. The Company's wholesale sales force markets dedicated access and other connectivity services to other service providers such as out-of-region local exchange carriers, IXCs and other CLECs. The primary services are DS-0, DS-1(T1), DS-3 and OC-n connectivity within the network footprint.

    WHOLESALE FUNCTIONALITY. The Company markets non-transport functionality--including advanced switching capabilities, 24-hour network management services, billing and customer services and Internet dial-up access--to other service providers. By providing such services, the Company can serve as a virtual central office to other service providers.

PRODUCTS AND SERVICES

    The Company currently offers a wide variety of voice and data services, including local and long distance telephone service, dedicated/high speed access service, application support services, video conferencing and basic information technology services, including system integration services and transparent LAN. The Company works with its prime commercial customers to develop integrated bundles of services to best meet their needs. For basic commercial customers, the Company typically offers a standardized bundle of local and long distance telephone service and Internet access service.

    TELEPHONY

    The Company currently provides local and long distance telephone service and a full range of other narrowband telecommunications services.

    LOCAL EXCHANGE. The Company offers local exchange services, including local dialtone, call forwarding, call waiting and voice mail.

    CENTREX/PBX. The Company provides flexible solutions to customers with multiple telephones. The Company's Centrex services provide call forwarding, call waiting, line hunting, station conferencing, automatic call-back and call account tracking. The Company minimizes Centrex customers' capital expenditures by providing such services through Company-owned equipment housed at the central office. For large customers or customers with special needs, the Company integrates customer-owned PBX systems with analog or digital PBX trunks.

    LONG DISTANCE, TOLL FREE AND CALLING CARD SERVICES. The Company provides domestic and international long distance service, toll free services and operator services.

    DEDICATED/HIGH SPEED ACCESS

    The Company offers transport and protocol specific services which allow customers to connect their facilities with their regional offices, customers, vendors or remote service providers. The Company offers a range of dedicated access services, including DS-1 (T1) and DS-3 digital channels and optical carrier services up to and including OC-12. The Company also implements numerous transmission protocols, including ISDN, Asynchronous Transfer Mode ("ATM"), frame relay, native speed Ethernet (10 Mbps) and private IP.

    APPLICATION SUPPORT SERVICES

    INTERNET. The Company currently provides high-speed Internet access at speeds ranging from 128Kbps to 10Mbps, allowing customers to select the access speed that best meets their needs. The Company allows customers to choose to pay based on a flat monthly rate or based upon the bandwidth used.

    VALUE-ADDED INTERNET SERVICES. The Company augments its Internet access services with e-mail, Web hosting, file transfer and user-on-the-road support services.

    VIRTUAL PRIVATE NETWORK. The Company offers its Internet access customers a virtual private network service, which uses authentication and encryption software to provide a secure means of accessing corporate information using dial-up remote access.

    VIDEO CONFERENCING. The Company currently offers video conferencing services and tailors video quality and cost to meet customers' needs.

    INFORMATION TECHNOLOGY SERVICES

    SYSTEMS INTEGRATION, INTRANET AND SERVER-BASED PRODUCTS. The Company offers systems integration services, including design, implementation and support of customer networks. The Company strives to improve functionality of customers' LANs and reduce their expenditures on LANs by utilizing elements of the Company's networks and central office. The Company's initial focus has been on bandwidth management, local area/wide area integration, voice and data integration and formation of intranets. The Company is developing and intends to offer a managed desk-top service to allow business customers to use servers located at the Company's central office instead of building and maintaining their own networks.

    TRANSPARENT LAN. The Company currently offers transparent LAN services that allow customers to interconnect LANs and support corporate intranets in metropolitan area networks ("MANs") while maintaining the functionality and, in many cases, the speed of a LAN. In most cases, the Company provides the CLE to make such interconnection possible. By supplying the CLE, the Company allows customers to use the Company's services without the initial capital costs often associated with connecting remote LANs.

SALES AND MARKETING

    Consistent with its market segmentation strategy, the Company uses different sales channels to target customers within the four market segments identified by the Company. The Company uses direct sales efforts and a consultative selling approach with prime commercial customers, direct sales efforts for wholesale transport and wholesale functionality by customers and more economical methods such as direct mail and telemarketing to target basic commercial customers. The Company has allocated responsibilities for such selling efforts among five different positions within its sales force structure: strategic account manager, account manager, wholesale account manager, inside sales representative and building entry manager. Strategic account managers are primarily responsible for selling a complete line of products and services to prime customers in their assigned territories. Account managers are responsible for selling pre-set product bundles or single product solutions to basic customers, usually in conjunction with the Company's direct mail and telemarketing efforts. Wholesale account managers sell dedicated transport facilities, among other services, to wholesale customers. Inside sales representatives are responsible for telemarketing to potential customers on an ongoing basis to create appointments for strategic account managers and account managers and assisting with sales proposals. The Company's building entry manager is responsible for establishing relationships with property owners and building managers to gain introduction to their tenants.

    DIRECT SALES

    The Company uses direct sales efforts to make retail sales to prime commercial customers and to make wholesale sales of transport and central office functionality to large businesses, IXCs and other CLECs.

    PRIME COMMERCIAL. The Company bases its direct sales efforts to prime commercial customers on a consultative selling approach, which involves a systematic assessment of customers' telephony usage, their satisfaction with their existing LANs, if any, and their general communications needs. Strategic account managers work closely with customers and the Company's own systems engineers to develop and implement integrated telecommunications solutions. The Company attempts to position itself as a long-term business partner able to solve customers' problems by providing access to current and emerging technologies through the Company's fiber-based networks. The Company believes that this process results in the sale of value-added products in addition to commodity-like services such as local and long distance services. Moreover, the Company believes that this approach ultimately reduces customer turnover and differs from the approach adopted by many of the Company's competitors whose sales are based primarily on price discounting of basic dialtone services. The Company believes that its consultative sales approach will be particularly successful with respect to sales of the Company's value-added Internet and transparent LAN services.

    WHOLESALE TRANSPORT AND WHOLESALE FUNCTIONALITY. The Company's wholesale account managers offer wholesale customers, such as large businesses, IXCs and CLECs, a variety of services ranging from dedicated access to complete local service. Such sales allow the Company to earn incremental revenue while limiting the associated sales and marketing expenses. The Company's wholesale sales objective is to utilize third party sales channels and existing customer relationships.

    DIRECT MARKETING

    The Company uses direct mail and telemarketing to sell the Company's services to basic customers and to generate leads for sales to prime customers. Account managers build upon such marketing efforts to close sales to basic customers. The Company typically offers basic customers a bundle of standard services at a competitive price. For example, the Company recently has offered basic customers one free year of Internet access service for entering into two-year contracts for local and long distance services. The Company believes that when it gains a sale through such methods, it not only generates revenue from the new customer but also establishes a relationship upon which the Company may base future efforts to sell higher margin applications.

    MARKETING SUPPORT AND COMMUNICATIONS POLICY

    The Company supports its direct sales and marketing efforts through the use of targeted direct mail, regional advertising and its Internet web page. The Company targets businesses for direct mail efforts through careful demographic analyses. The Company classifies and prioritizes customers on the basis of their standard industry classification ("SIC") codes, estimates of their telecommunications spending and their number of employees. The Company then uses databases to identify businesses' addresses and decision makers and mapping tools to pinpoint their locations. By targeting customers in this way, the Company believes that it can use direct mail in a cost-effective manner to promote understanding of the Company and its services and to stimulate qualified leads for the Company's retail sales force. The Company augments its direct mail efforts through the use of regional advertising aimed at the business community. Such advertising is designed to create a FirstWorld brand "umbrella" that reinforces retail sales efforts by generating additional leads, establishing brand awareness and differentiating the Company from its competitors. The Company also uses advertising to support the launch of new services as they are introduced to the marketplace.

    CO-MARKETING RELATIONSHIPS

    The Company seeks to establish co-marketing arrangements with the municipalities, property developers and service providers with which it establishes strategic relationships. The Company expects these co-marketing relationships to take several different forms, depending on market opportunity. For example, the Company works with the City of Anaheim's economic development group to promote the presence of the Company's advanced network to attract new businesses to the area. The Company intends to work with additional municipalities to position the Company as the premier ICP to new businesses in such cities. Similarly, The Irvine Company markets the Company's advanced network services as an amenity available to tenants. In addition, the Company and Enron have worked together to offer bundles of telecommunications and utility services to municipalities and property developers.


    As of July 31, 1998, the Company employed 53 persons in sales and marketing. The Company is in the process of significantly expanding its sales and marketing staff but intends to continue to be selective in its recruiting, requiring prospective salespeople to have demonstrated success in telecommunications or data communications sales. The Company's sales operations are conducted from its headquarters in San Diego, California and its central office in Anaheim, California.

CUSTOMER RELATIONSHIPS

    The Company's goal is to become the premier ICP in the areas it serves, and to create service offerings that appeal to customers of varying sizes and in a variety of industries. Management believes that the customer's service purchase decision is based primarily on the strength of the value proposition offered, customer service and support, and price of directly comparable service. The Company currently prices services which are directly comparable to its competitors' offerings below prevailing market rates to build market share.

    For customers served by fiber, the Company generally requires a contract specifying minimum product usage, pricing and term of service, among other items. The Company's objective is to reduce the risk associated with capital deployment of customer located equipment. The Company's contracts generally have terms of one to three years, depending on total revenue commitment, services provided and discount or promotional package.


    The Company commenced network operations in August 1997 when it brought the City of Anaheim on line. The Company began providing services to commercial customers in November 1997, has signed contracts with approximately 100 commercial customers as of July 31, 1998 and has been successful in selling multiple products including voice and data applications to the majority of these customers. The Company also provides a full suite of voice, data, dedicated access and Internet services to the City of Anaheim pursuant to a 30-year contract. See "--Agreements with the City of Anaheim and The Irvine Company." While not a primary component of the Company's long-term business plan, the Company currently sells long distance services to individuals and businesses not served by the Company's networks.


STRATEGIC RELATIONSHIPS

    The Company actively pursues strategic relationships with municipalities, property developers and service providers as part of its core business strategy. The Company believes that these relationships can provide it with enhanced brand identity, access to physical assets, new products and technologies, joint marketing synergies and other benefits, and thereby accelerate market rollout and reduce asset deployment, sales costs and customer turnover.

    MUNICIPAL RELATIONSHIPS

    The Company seeks strategic relationships with municipalities in order to obtain a network anchor customer, a "local" brand identity, media coverage and, in certain circumstances, access to physical assets. The Company will, however, pursue a network rollout into a region without a municipal alliance if the area is otherwise commercially attractive.

    The Company's relationship with the City of Anaheim provides the Company with the general benefits described above. The Company has exclusive commercial rights to use the 50-mile fiber loop owned by the City of Anaheim and is now the primary supplier of local dialtone, long distance, dedicated facilities and Internet service to substantially all of its municipal facilities. See "--Agreements with the City of Anaheim and The Irvine Company."

    DEVELOPER RELATIONSHIPS

    The Company pursues relationships with property developers in order to gain access to prime commercial customers, to facilitate marketing of the Company's products and services and, in some cases, to gain access to physical assets.

    The Company has developed a strategic relationship with The Irvine Company to provide service to The Irvine Company's properties located within an area of commercial properties in Irvine, California known as the "Irvine Spectrum." The Irvine Company owns and has granted the Company access to 106 prime commercial buildings within the Irvine Spectrum. The Irvine Spectrum, including the buildings not owned by The Irvine Company, consists of approximately 25 million square feet of commercial and industrial space. The Company believes the tenant base is comprised of businesses with greater-than-average demand for advanced telephony and data communications services. The Irvine Company has granted the Company rights to install fiber within an extensive existing conduit system, as well as building access. The Irvine Company also promotes the Company's services in its marketing materials to current and prospective tenants. The Company and The Irvine Company also have established a framework for discussions regarding the Company's providing services to tenants at Irvine Company properties throughout California. See "--Agreements with the City of Anaheim and The Irvine Company."

    SERVICE PROVIDER RELATIONSHIPS

    The Company has established and intends to continue to establish relationships with service providers in complementary industries to create competitive or innovative products. In general, the Company expects these service providers to contribute wholesale products, licenses of proprietary technologies, specialized knowledge, sales and technical support or uniquely situated fixed assets. In return, the Company generally expects to contribute its network platform, sales force channels, operational support, engineering expertise and wholesale purchases.

    ENRON. The Company and Enron have an informal collaborative relationship to jointly market telecommunications and utility services to municipalities, project developers and other large wholesale markets and have presented a number of joint proposals to municipalities. The Company believes that this relationship can provide it with access to new markets, sales synergies and product development opportunities. In this regard, Enron has commenced a major initiative in California to compete with incumbent electric utilities to sell wholesale electricity and utilities management services. Neither the Company nor Enron is, however, obligated to pursue any opportunity or provide any service to customers. The Company, however, has granted Enron exclusive rights to pursue jointly with the Company any business opportunity with both telecommunications applications and utility applications, and has agreed not to pursue any such joint opportunity with any person other than Enron. See "Certain Transactions."

    NAVISITE. The Company has entered into an agreement with Navi-Site Internet Services Corporation, a national Internet protocol network ("NaviSite"), calling for the two companies to establish a remote access MegaPOP at the Company's central office. The MegaPOP would allow ISPs to provide local dial-up numbers to customers located within the Southern California area. Under the agreement, the Company provides power and space to NaviSite in the co-location room in the Company's central office and helps manage and provision elements of network connectivity. In return, NaviSite has granted the Company the right to resell NaviSite's "GeoDial" service to ISPs throughout California and has granted the Company "most favored purchaser" status, meaning that no other similarly situated LEC will receive better GeoDial pricing than the Company.

NETWORK ARCHITECTURE AND TECHNOLOGY

    The Company has leveraged its substantial internal expertise with respect to engineering, network creation and business processes to design and construct a network architecture that it believes will result in enhanced product offerings and enable the Company to improve scalability, reduce operating cost and improve network profitability. The Company believes such expertise also will facilitate the Company's implementation of new technologies. The following diagram illustrates FirstWorld's network design.

                                   [LOGO]

    CENTRAL OFFICE. The Company's central office in Anaheim is an integrated computer/telephony facility which serves as the network operating center. The facility houses a Nortel DMS-500 voice switch, the Company's Internet platform, product servers primarily related to the Company's data products and co-located equipment of strategic vendors. The facility has numerous elements of redundancy, disaster recovery and remote recovery in order to meet or exceed industry standards of reliability and best practices. The facility operates 24-hours a day and seven days a week. The Company believes the central office will be sufficient to support its operations throughout Orange County.

    TRANSPORT. The Company's networks consist of fiber optic clusters linked to one another and to the central office through fiber optic backbones. The Company builds clusters in areas with (i) high concentrations of customers with sophisticated communications needs and a willingness to pay for direct fiber connectivity or (ii) a large number of smaller customers that can be aggregated on a fiber-optic cluster to reduce the Company's cost of service. The Company uses SONET technology to ensure maximum reliability and continuity of service in the event of equipment changes or upgrades. Customers are served from nodes or hubs that are placed in strategic positions throughout the networks. The nodes also contain redundant electronics that switch automatically to the backup equipment in the event of a failure to protect the network from signal deterioration or outages.

    The Company uses unmanned access offices as junctions to link network clusters with the fiber backbone. As the Company expands into new areas, it will need to install one or two additional access offices per network cluster, depending on the size of the cluster. Each access office will store network equipment and its own back-up power source. In addition, the Company has established a number of remote computer/telephony facilities to interconnect with the ILEC, IXCs and CLECs.

    CONNECTIVITY. The Company typically connects prime commercial customers to its networks through direct fiber connections. In such cases, the Company installs fiber directly to the customer's premises and installs the CLE necessary to provide the services requested by the customer.


    The Company complements its fiber roll-out by leasing unbundled loops from Pacific Bell and GTE pursuant to interconnection agreements. The interconnection agreements allow the parties to complete local and intraLATA toll calls on each other's network and establish rates, terms and conditions for access to unbundled network elements, resale of local exchange services, service provider number portability and access to operator service, directory service and 911 service. The Company currently is exploring direct interconnection with the major CLECs in Orange County, including MFS Communications, TCG, and the major IXCs.


    Although the use of unbundled loops and other connections to reach off-fiber customers limits the availability of some high-bandwidth products and services, it enables the Company to serve businesses with its advanced services until establishing fiber links with such customers becomes economically feasible. The Company also intends to use wireless links and other transmission technologies to reach customers when connecting customers through fiber or unbundled loops is impractical.

OPERATIONAL SUPPORT SYSTEMS

    The Company believes its systems exhibit a high degree of scalability to support network growth, flexibility to support product or technical innovation, increased reliability and reduced operational cost. Management developed the Company's business processes with respect to customer service, billing, provisioning and network management systems based on extensive industry and engineering expertise within the Company. The Company then developed systems, incorporated systems from existing external sources and retained third parties to produce systems meeting the Company's specifications to create integrated systems that implement the Company's business processes.

    CUSTOMER CARE SYSTEM. The Company has developed and is implementing a Customer Care System designed to perform a wide variety of customer service functions, including service order creation and tracking, telephone number administration, trouble reporting and dispatch and billing inquiry. The Customer Care System is designed to be a "point and click" system. Among other things, the system simultaneously implements the customer's order, bills the customer and updates equipment inventory. The Customer Care System allows a single customer service person to solve most customer problems in real time without having to refer the call to another department and in the future will allow members of the Company's sales force to create a customer's service order while at the customer's premises. The Company also expects that customers in good standing will be permitted to access the system directly to request new services beginning in the second quarter of 1999. In addition, the Company has established a direct link between its Customer Care System and Pacific Bell's operational support systems, which allows the Company to place orders for additional unbundled loops directly with Pacific Bell's computers. The Company believes placing orders electronically eliminates many of the errors that often result when orders are placed by voice or fax.

    To develop the Customer Care System, the Company purchased a basic platform and then enhanced its functions through joint efforts with the vendor of the system, ACE*COMM Corporation ("ACE*COMM"). Under an agreement with the Company, ACE*COMM is required to share with the Company revenues from future licenses of software containing a substantial amount of the technology developed by it for the Company up to the total license and service fees paid by the Company pursuant to the agreement. ACE*COMM also provides data processing services to the Company, including the preparation of customer invoices, pursuant to a separate Data Processing Services Agreement.

    NETWORK MANAGEMENT SYSTEM. The Network Management System developed by the Company gives it the ability to monitor its networks from the central office to customers' premises when customers are connected by fiber. In such cases, the Network Management System notifies the Company's network operations personnel of interruptions prior to, or simultaneously with, the customer becoming aware of such problems. The Company also intends to deploy devices currently under development by third parties that would allow the Company to monitor its connection to customers across unbundled loops. The Company expects such technology to allow the Company to quickly and efficiently isolate sources of service disruption on unbundled loops, thereby reducing system downtime.

NETWORK CONSTRUCTION STATUS AND PROPOSED EXPANSION

    ORANGE COUNTY


    The Company currently provides on-fiber services to customers connected to fiber clusters in Anaheim. Additional clusters in Anaheim are either under construction or authorized for construction with design completed and building permits obtained. In addition, the Company has started construction within the Irvine Spectrum area and has begun offering services to buildings in the Irvine Spectrum. The Company has additional fiber clusters in Santa Ana, Irvine and Orange that are currently under design, permitting or construction.



    The Company also currently provides off-fiber service to customers located around two Pacific Bell central offices located in Anaheim through Pacific Bell unbundled copper loops. The Company has applied for interconnections with additional Pacific Bell central offices in Orange County by co-locating the Company's equipment at such central offices in order to expand the areas in which it can offer off-fiber services. These interconnections, which the Company began establishing during the third quarter of 1998, will allow the Company to offer services through Pacific Bell unbundled loops to businesses in most parts of Orange County.


    SAN GABRIEL VALLEY AND SOUTH BAY


    The Company has commenced design, permitting and construction of fiber clusters in the cities of Glendale, Burbank and Pasadena, which are located in the San Gabriel Valley near Los Angeles, and in the City of Torrance, in the South Bay area near Los Angeles. The Company anticipates that the San Gabriel Valley and South Bay areas each will require a central office with its own DMS-500 or equivalent switch. The Company also intends to co-locate equipment with Pacific Bell central offices in both the San Gabriel Valley and the South Bay areas. The Company has determined that such areas are home to high concentrations of businesses with telecommunications and information needs addressed by the Company's services. In addition, businesses in such areas tend to be clustered together in business parks, which would allow the Company to utilize its strategy of maximizing revenues from its installed base of fiber.


    FUTURE EXPANSION

    In addition to its planned networks in Orange County and the San Gabriel Valley and South Bay areas of Los Angeles County, the Company intends selectively to expand into additional markets by replicating the primary tenets of its business plan. The Company will target future expansion based on analysis of the number and density of businesses with heavy telecommunications usage in a given area and current and anticipated competition from other telecommunications providers. The Company has identified additional cities, both within and outside of California, which it believes would be attractive markets for future expansion. These target areas and their priority for expansion are subject to continual re-evaluation in response to refinements in the Company's expansion criteria and changes in the communications industry and in general economic conditions. At this time, the Company has not made a decision regarding any specific areas for future expansion beyond Orange County, San Gabriel Valley and South Bay.

COMPETITION

    In each market area in which the Company is authorized to provide services, the Company competes or will compete with several other service providers and technologies. Most of the Company's competitors, particularly ILECs, have long-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical, marketing and other resources than the Company. The Company expects to compete on the basis of service features, quality, price, reliability, customer service and rapid response to customer needs.

    TELEPHONY. The telephony services offered by the Company compete principally with the services offered by ILECs in the areas served by the Company's networks. The Company also competes with various CLECs in its target markets, including MFS Communications, NEXTLINK, ICG, GST and Teleport. The ILEC dominates each of the markets targeted by the Company. ILECs possess ubiquitous infrastructure and the financial wherewithal to subsidize unprofitable deals to maintain key customers. The Company competes with ILECs on the basis of price, customer support and the ability to offer and provide value-added, integrated service bundles. The Company has found that its CLEC competitors, unlike the ILEC, tend to focus on particular segments within the market. The Company competes with CLECs and ICPs by providing a variety of voice, data and Internet services in different combinations to address the needs of different market segments.


    The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including AT&T, MCI, Sprint, WorldCom and other IXCs, wireless telephone system operators and private networks built by large end users. AT&T has indicated its intention to offer local telecommunications services in certain U.S. markets, either directly or in conjunction with CLECs or cable operators. In January 1998 AT&T announced a plan to acquire Teleport. The deal, if consummated, would allow AT&T to sell integrated local, long-distance and data communications services to businesses in the areas served by Teleport. AT&T has also announced plans to merge with TCI, the nation's largest operator of cable television systems, and to provide telephone services over the TCI cable plant. Sprint recently announced plans to deploy an advanced telecommunications network intended to boost speed and capacity, cut costs and provide an integrated platform to enter local markets, and has signed access agreements with a number of RBOCs and GTE. WorldCom already has acquired MFS Communications and Brooks Fiber Properties, Inc., both major CLECs, and WorldCom has agreed to acquire MCI, subject to regulatory approvals. Recently Ameritech and US West have announced plans to enter the long distance market by forming joint sales ventures with Qwest, a growing provider of fiber optic-based telecommunications services. Although the legality of these particular deals with Qwest have been challenged as a result of actions brought by AT&T and MCI and remain subject to judicial and FCC review, a continuing trend toward combinations and strategic alliances in the telecommunications industry, including combinations or potential consolidations among RBOCs or CLECs, or between IXCs and CLECs, could give rise to significant new competitors for the Company. The Company also expects increased competition from ILECs operating outside of their current local service areas, cable television systems, electric utilities, microwave and other wireless carriers and satellite licensees. In addition, sweeping changes mandated by the Telecommunications Act will facilitate entry by new competitors into local exchange and exchange access markets, including requirements that ILECs make available interconnection and unbundled network elements at cost-based rates, and resell their services to requesting competitors at wholesale discounts.


    INTERNET SERVICES. The Internet services market is extremely competitive, and the Company expects competition in this market to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes (or in the future is expected to compete) directly or indirectly with the following categories of companies: (i) national and regional ISPs; (ii) established on-line services; (iii) computer software and technology companies; (iv) national telecommunications companies; (v) RBOCs; (vi) cable operators; and
(vii) nonprofit or educational ISPs. The entry of new participants from these categories and the potential entry of competitors from other categories (such as computer hardware manufacturers) would result in substantially greater competition for the Company.

    ADVANCED NETWORK SERVICES. In the markets for data services and other advanced network services, the Company will face competition from a number of companies focused on the LAN and WAN market, including companies with significantly greater financial resources, more extensive business experience, and greater market and service capabilities than the Company. In particular, the Company will be required to compete with companies that design and manufacture products for the LAN and WAN markets and large system integrators.

    Substantially all of the Company's current and prospective competitors in the markets for advanced networking services have substantially greater market presence and financial, technical, marketing and other resources than the Company. See "Risk Factors--Competition."

REGULATION

    OVERVIEW

    The Company's services are subject to regulation by federal, state and local governmental agencies. The Company has obtained all authorizations and approvals necessary to conduct its operations as currently structured and believes that it is in compliance with all laws, rules and regulations governing its current operations. Nevertheless, changes in existing laws and regulations or any failure or significant delay in obtaining necessary future regulatory approvals, could have a material adverse effect on the Company's business, financial condition and results of operations.

    At the federal level, the FCC has jurisdiction over interstate and international telecommunications services. State regulatory commissions have jurisdiction over intrastate communications. Municipalities and other local jurisdictions may regulate limited aspects of the Company's business by, for example, regulating the use of rights-of-way, imposing zoning and franchise requirements, and requiring installation permits. The Company also is subject to taxation at the federal and state levels and may be subject to varying taxes and fees from local jurisdictions.

    FEDERAL LEGISLATION

    THE TELECOMMUNICATIONS ACT OF 1996. The Telecommunications Act, enacted on February 8, 1996, substantially departs from prior legislation in the telecommunications industry by establishing local exchange competition as a national policy through the removal of state regulatory barriers to competition and the preemption of laws restricting competition in the local exchange market. The Telecommunications Act, among other things, mandates that (i) ILECs permit resale of their services and facilities on reasonable and nondiscriminatory terms and at wholesale rates, (ii) all LECs (including the Company) allow customers to retain the same telephone number ("number portability") when they switch local service providers, (iii) ILECs permit interconnection by competitors to an ILEC's network at any technically feasible point that is at least equal in quality to that which the ILEC provides to itself and pursuant to reasonable and nondiscriminatory terms and cost-based rates, (iv) ILECs unbundle their network services and facilities at any technically feasible point and permit competitors and others to use these facilities at cost-based, reasonable and nondiscriminatory rates, (v) all LECs ensure that an end user does not have to dial any more digits to reach customers of local competitors than to reach the ILEC's customers to the extent technically feasible ("dialing parity") and (vi) all LECs must establish reciprocal compensation arrangements for the transport and termination of telecommunications traffic.


    The Telecommunications Act permits RBOCs to provide out-of-region interLATA long distance services immediately, and also allows RBOCs to provide in-region interLATA services on a state-by-state basis once certain market-opening requirements are implemented and entry is determined to be in the public interest. The RBOCs, but not other ILECs, have an added incentive to open their local exchange networks to facilities-based competition because Section 271 of the Telecommunications Act provides for the removal of the current ban on RBOC provision of in-region interLATA toll service only after meeting certain requirements. The FCC, in consultation with the United States Department of Justice and the states, is given jurisdiction to determine whether to approve applications for RBOC entry into long distance. These provisions of the Telecommunications Act are designed in part to ensure that RBOCs take affirmative steps to level the playing field for their competitors so that others can compete effectively before the RBOC secures in-region long-distance entry. To date, three RBOCs have filed applications with the FCC for "in-region" long distance authority. The FCC denied the application of SBC with respect to Oklahoma in June 1997; denied the application of Ameritech in August 1997 with respect to Michigan; and denied applications filed by BellSouth for South Carolina and Louisiana in December 1997 and February 1998, respectively. Several entities have sought reconsideration of the FCC's decisions and some have initiated litigation claiming, among other things, that
Section 271 of the Telecommunications Act is unconstitutional, that the FCC has exceeded its jurisdiction, and that the FCC has violated the Eighth Circuit's ruling on the Interconnection Orders (discussed below) in several respects, e.g., by effectively promulgating national pricing standards. See "--Federal Regulation."


    RBOC entry into long distance services under Section 271 of the Telecommunications Act has, over the past year, also become a contentious political issue. Several ranking members of Congress, including Rep. John Dingell (D-MI) and Rep. W.J. "Billy" Tauzin (R-LA), have voiced strong frustration at what they allege is an unwillingness by the FCC to grant RBOC applications for long distance authority. In response, William Kennard, Chairman of the FCC, announced in early 1998 that the FCC will, in the future, take a more "cooperative" position with respect to RBOC applications under Section 271 of the Telecommunications Act and work closely with each RBOC to identify and resolve issues arising in connection with RBOC entry into the long distance service market. It is not certain at this time whether Chairman Kennard's announcement indicates that, in the future, the FCC is prepared to grant RBOC applications for in-region provision of interLATA long distance services.

    The U.S. District Court for the Northern District of Texas declared Section 271 unconstitutional in late December 1997. If the court's decision (which has been stayed pending appeal) is upheld, Pacific Bell, among other RBOCs, will be able to provide more services to customers, making it an even more formidable competitor for the Company. See "Risk Factors--Competition."

    Under the Telecommunications Act, states have begun and, in a number of cases, completed regulatory proceedings to determine the pricing of unbundled network elements and services, and the results of these proceedings will determine whether it is economically attractive to use these elements.

    FEDERAL REGULATION


    THE TELECOMMUNICATIONS ACT REGULATIONS. The Telecommunications Act in some sections is self-executing, but in most cases the FCC must issue regulations that identify specific requirements before the Company and its competitors can proceed to implement the changes the Telecommunications Act prescribes. The Company actively monitors pertinent FCC proceedings and has participated in some of these proceedings (including the restructuring of access charges, the application of access charges to Internet traffic and RBOC petitions for the deregulation of ILEC-provided DSL services). The outcome of these various ongoing FCC rulemaking proceedings or judicial appeals of such proceedings could materially affect the Company's business, financial condition and results of operations.


    As required by the Telecommunications Act, in July and August 1996 the FCC adopted orders issuing new rules to implement the interconnection and resale provisions of the Telecommunications Act (the "Interconnection Orders") which are intended to remove or minimize regulatory, economic and operational impediments to full competition for local services, including switched local exchange service. A number of parties filed petitions for review of the Interconnection Orders in Federal court seeking to vacate certain of the rules adopted therein. In a July 18, 1997 decision, the United States Court of Appeals for the Eighth Circuit vacated significant portions of the Interconnection Orders, including its provisions governing the pricing of local telecommunications services and unbundled network elements, its unbundling requirements and its "pick and choose" rule (which enabled a telecommunications carrier to demand any individual term of an ILEC's interconnection contract with another carrier). Another Eighth Circuit decision issued on October 14, 1996 vacated an FCC rule that obligated ILECs, under certain circumstances, to provide combinations of network elements, rather than provide them individually. This decision may make it more difficult or expensive for competitors to use combinations of ILEC unbundled elements. On August 22, 1997, the Eighth Circuit vacated the FCC's interconnection rules implementing the Telecommunications Act dialing parity requirement for LECs. In November 1997, the FCC, AT&T, MCI, and a number of CLECs sought review of the Eighth Circuit's decisions by the Supreme Court. The RBOCs and GTE also cross-petitioned for Supreme Court review of several aspects of the Interconnection Orders that were upheld by the Eighth Circuit in the event Supreme Court review were granted. While these petitions were pending, the Eighth Circuit on January 23, 1998, found that the FCC had violated the terms of its July decision, and ordered the FCC to cease imposing its local pricing rules on RBOCs attempting to enter the long distance market under Section 271 of the Act. On January 26, 1998, the Supreme Court agreed to review the Interconnection Orders, with oral argument calendared for October 1998. A Supreme Court decision in the cases is not expected until some time in late 1998 or 1999.


    The Eighth Circuit decisions and Supreme Court grant of review create uncertainty about individual state rules governing pricing and other terms and conditions of interconnection agreements and could make negotiating and enforcing such agreements in the future more difficult and protracted. They also could require renegotiation of relevant provisions of existing interconnection agreements, or subject them to additional court or regulatory proceedings. Although the Company generally believes that the outcome of the these judicial proceedings will not have a material adverse effect on its business and operations, there can be no assurance that this will be the case.


    In July 1996, the FCC mandated that over the course of the next year responsibility for administering and assigning local telephone numbers be transferred from the RBOCs and a few other ILECs to a neutral entity. In August 1996, the FCC issued regulations which address certain of these issues, but leave others for decision by the states and the still-to-be selected neutral numbering plan administrator. In August 1997, the FCC designated two neutral numbering plan administrators and the process of transferring numbering administration to these entities is underway. The FCC numbering decisions, among other things, (a) prohibit states from creating new area codes that could unfairly hinder LEC competitors (including the Company) by requiring their customers to use 10 digit dialing while existing ILEC customers use 7 digit dialing, and (b) prohibit ILECs (which in many cases are still administering central office numbers pending an operational transition to the neutral administrator) from charging "code opening" fees to competitors (such as the Company) unless they charge the same fee to all carriers including themselves. In addition, each carrier is required to contribute to the cost of numbering administration through a formula based on net telecommunications revenues. In July 1996, the FCC released rules to permit both residential and business customers to retain their telephone numbers when switching from one local service provider to another (known as "number portability"). RBOCs were required to implement number portability in the top 100 markets in five phases beginning no later than March 31, 1998 and to complete it no later than December 1998, although the FCC has granted numerous waivers of these implementation deadlines. In smaller markets, RBOCs must implement number portability within six months of a request therefore commencing December 31, 1998. Non-RBOC ILECs are not required to implement number portability in any additional markets until December 31, 1998, and then only in markets where the feature is requested by another ILEC. The Company's initial service areas in Orange County are scheduled to have permanent local portability implemented by June 30, 1998.



    In addition, pursuant to the Telecommunications Act, the FCC issued new regulations in 1997 regarding the implementation of the universal service program and the assessment of charges on carriers obtaining access to local exchange networks. Both the access charge and universal service regimes were substantially revised. As a result of these changes, the costs of business and multiple residential lines are expected to increase. Several parties have sought FCC reconsideration or judicial review of various parts of the new FCC rules, including the revenue basis on which universal service contributions are determined. The FCC is currently examining whether IXCs and CLECs will be permitted, and if so in what manner and to what extent, to pass through universal service charges to end users as line item surcharges on bills for telecommunications services. In addition, in June 1998 the FCC announced that it was restructuring and narrowing universal support for provision of Internet services to schools, libraries and rural health care providers. As a result of this rapidly changing environment, the Company is unable to predict how the FCC's universal service and access charge reforms will be finally implemented or enforced, or what effect they will have on competition within the telecommunications industry, generally, or on the competitive position of the Company, specifically. The Company also is unable to accurately predict the final formula for universal service contribution or its own level of contribution in 1999 and beyond.

    The Telecommunications Act requires the FCC to streamline its regulation of ILECs and permits the FCC to forbear from regulating particular classes of telecommunications services or providers. Since the Company is a non-dominant carrier and, therefore, is not heavily regulated by the FCC, the potential for regulatory forbearance likely will be more beneficial to ILECs than the Company in the long run. In June 1997, the FCC granted the request of a CLEC that the FCC forbear from imposing tariff filing requirements on exchange access services provided by carriers other than ILECs. The FCC has sought further comment on whether to mandate the detariffing of exchange access services. The proceeding remains pending, and there can be no assurance how the FCC will rule on this issue, or what effect any such ruling may have on competition within the telecommunications industry generally, or on the competitive position of the Company specifically.

    There also is a risk that Telecommunications Act requirements that currently work in the Company's favor may be implemented differently in the future depending on marketplace developments. For example, many CLECs such as the Company have begun to acquire an increasing number of ISP customers. This development in turn has resulted in a rapid increase in Telecommunications Act-mandated reciprocal compensation charges paid by ILECs to CLECs to terminate the calls of ILEC customers to CLEC ISP customers. ILECs led by the RBOCs currently are pursuing action in the courts and before state PUCs and the FCC to address this issue. The outcome of such actions is uncertain, but could have a material adverse effect on the Company.


    Section 706 of the Telecommunications Act requires the FCC to initiate a proceeding to address the provision of "advanced telecommunications services" to all Americans. In early 1998, several RBOCs (Bell Atlantic, Ameritech, BellSouth and SBC) filed petitions with the FCC seeking forbearance from FCC and state regulation of their DSL high-speed data services. The RBOCs also seek an FCC ruling under Section 706 that elements of their DSL services are not subject to the interconnection, unbundling and resale requirements of the Telecommunications Act. In response to these petitions, the FCC on August 6, 1998 proposed that RBOCs be permitted to offer DSL services on an unregulated basis if certain separate subsidiary and interconnection requirements are met. Although the Company does not, at the present time, anticipate utilizing RBOC DSL or other high-speed services under its interconnection agreements, any grant of regulatory relief by the FCC would likely permit Pacific Bell to introduce DSL-based services, in competition with the Company, on a more rapid basis and at reduced costs to Pacific Bell than under current regulatory rules. There can be no assurance that these or similar RBOC regulatory initiatives regarding broadband service provision would not have a material adverse effect on the Company's business, financial condition and results of operations.


    STATE REGULATION

    Many of the Company's services will be classified as intrastate services subject to state regulation. All of the states where the Company operates, or will operate, require some degree of state regulatory commission approval to provide certain intrastate services. In most states, intrastate tariffs are also required for various intrastate services, although the Company is not typically subject to price or rate of return regulation for tariffed intrastate services. The Company may also be subject to a variety of other state regulatory requirements, including interconnection, universal service, reporting and customer service requirements.

    The Telecommunications Act requires each state to remove barriers to entry and barriers to competition for ILEC competitors. While no assurance can be given as to how quickly and how effectively each state will act to implement this legislation, many state authorization processes are being streamlined and the authorization time frames shortened considerably. Several states have allowed ILECs rate, special contract (selective discounting) and tariff flexibility, particularly for services deemed subject to completion. Such pricing flexibility increases the ability of the ILEC to compete with the Company and constrains the rates that the Company may charge for its services. In view of the additional competition expected to result from the Telecommunications Act, states may grant ILECs additional pricing flexibility. At the same time, some ILECs may request increases in local exchange rates to offset revenue losses due to competition.


    Under the Telecommunications Act, if a request is made by the Company, ILECs generally have a statutory duty to negotiate interconnection and access arrangements in good faith for the Company's provision of local service (unless they are exempted from such requirement as small or rural ILECs). The Company has completed interconnection agreements with Pacific Bell and GTE for California. During these negotiations, the Company or the ILEC may submit disputes to the state regulatory commissions for mediation and, after the expiration of the statutory negotiation period set forth in the Telecommunications Act, the parties may submit outstanding disputes to the states for arbitration. To date the Company has not submitted any disputes to the states for mediation or arbitration.


    LOCAL REGULATION

    The Company will need to interact with local governments in a variety of ways, and may be required to obtain various permits and authorizations from municipalities in which it operates. How diverse local governments will exercise traditional functions, including zoning, permitting and management of rights of ways, and address the expansion of telecommunications competition and varying means of entry in particular, is uncertain. The kinds and timing of approvals required to conduct aspects of the Company's business varies among local governments and may also vary with the specific technology or equipment configuration used by the Company.


    While the Telecommunications Act permits local governments to manage rights of way, the scope of that authority, including the circumstances when fees can be charged and the amount of such charges, has already been the subject of numerous disputes between telecommunications carriers and such local governments. In addition, some local governments have been requiring substantial filings and review before telecommunications carriers can operate in their licensed areas and have also required the payment of significant franchise fees or taxes. Some of these disputes involving licensing of telecommunications carriers and rights of way are in litigation and more administrative and court litigation is likely. The prohibition of entry barriers set forth in the Telecommunications Act and the FCC's power to preempt such barriers have been addressed in these cases, which to date have rejected local government efforts to impose "franchise" or tax obligations on CLECs and other telecommunications carriers. The FCC has recently preempted, and thereby prevented enforcement of, certain state and local regulations that had the effect of inhibiting local competition. Any inability or unwillingness by the FCC to preempt additional state and local regulations in a timely fashion could have a material adverse impact on the Company.


AGREEMENTS WITH THE CITY OF ANAHEIM AND THE IRVINE COMPANY

    THE CITY OF ANAHEIM

    The Company, its wholly owned subsidiary, FirstWorld Anaheim ("FWA"), and the City of Anaheim (the "City") entered into a series of agreements in February 1997 regarding development of the first portion of the Company's initial network located within the City (the "Anaheim Network").

    AGREEMENT FOR USE OF OPERATING PROPERTY. Pursuant to an Agreement For Use of Operating Property (the "Operating Property Agreement"), FWA leases from the City 60 of 96 fiber strands contained in an approximately 50 mile long loop of fiber optic cable owned by the City, together with related facilities and rights. The term of the agreement runs through December 31, 2027, and during calendar year 2011 the parties are obligated to negotiate in good faith concerning a possible 15-year extension of the term (through December 31, 2042).

    The remaining 36 fiber strands within the cable (the "Reserved Fibers") are reserved by the City for its own use in providing municipal services (i.e., uses that are not competitive with FWA's commercial uses). If the City determines from time to time that some portion of the Reserved Fibers is not required for municipal services, then the City and FWA are to negotiate in good faith the terms and conditions on which that portion of the Reserved Fibers will be leased to FWA. In any event, the City can use the Reserved Fibers only for municipal services unless FWA fails to proceed with development of the third phase of the Anaheim Network (as described below) and the City proceeds with the development of the third phase of the Anaheim Network for its own account, as described below.

    As rent for the 60 strands of fiber, FWA is obligated to make quarterly payments to the City of approximately $114,000. In addition, FWA is obligated to pay all costs associated with operating and maintaining the leased property, including maintenance expenses, taxes, insurance premiums and pole usage fees. FWA also is obligated to maintain and insure the leased property and the City's Reserved Fibers (except to the extent the Reserved Fibers are located on certain identified City-owned premises, such as electrical substations), subject to the City's obligation to reimburse FWA for a pro rata share of maintenance and insurance costs (computed based on the number of Reserved Fibers relative to the total of 96 fibers).

    FWA has the right to assign its rights under the Operating Property Agreement, but will not be released from liability unless the City expressly consents. FWA also has the right to encumber its interest in the leased property. FWA's interest in the leased property is not currently encumbered.

    UNIVERSAL TELECOMMUNICATIONS SYSTEM PARTICIPATION AGREEMENT. Concurrently with the execution of the Operating Property Agreement, the City, FWA and the Company executed the UTS Agreement which sets forth guidelines for FWA's development and operation of the Anaheim Network and compensation payable to the City by FWA. The term of the UTS Agreement runs through December 31, 2027, and during calendar year 2011 the parties are obligated to negotiate in good faith concerning a possible 15-year extension of the term (through December 31, 2042).

    The UTS Agreement provides that FWA will construct the Anaheim Network in three phases. The first phase extended service to identified municipal facilities and was substantially completed in October 1997. The second phase requires service to be extended in the ordinary course of business (I.E., within six months following execution of a customer service agreement) to commercial, industrial and governmental customers within certain defined service areas. The Company was required to complete 44% of the first and second phases by April 1, 1998 and is further required to complete 90% of the first and second phases by December 31, 1998, plus a 180-day cure period in each case. The Company constructed and installed sufficient fiber to satisfy the 44% completion requirement prior to April 1, 1998 and expects completion of the fiber clusters currently under construction and approved for construction to satisfy the 90% completion requirement in a timely manner. See "--Network Construction Status and Proposed Expansion."

    The third phase of the Anaheim Network requires that service be extended in the ordinary course of business to all customers within Anaheim, including residential customers. This phase will be commenced only after the feasibility of the third phase is validated by an independent consultant's report and financing is arranged. FWA has agreed to cause a feasibility study with respect to the third phase to be completed by no later than January 1, 2000, and thereafter to prepare annual updates of the study if necessary. If FWA determines not to proceed with the development of the third phase of the Anaheim Network, or if for any reason the principal financing for the third phase is not funded or construction of the third phase is not commenced by December 31, 2002, then the City may pursue development of the third phase on its own (including in a business arrangement with third parties). If the City closes the principal financing for or commences construction of the third phase, then the provisions of the Operating Property Agreement prohibiting the City from using the Reserved Fibers for other than municipal services terminate.

    Under the UTS Agreement, the City is obligated, with specified exceptions, to utilize FWA as the provider of all of the City's telecommunications services, and to provide FWA with certain rights-of-way. The UTS Agreement requires FWA to pay to the City (i) an annual payment in lieu of a franchise fee based on a percentage of FWA's "adjusted gross revenues," as defined, related to the Anaheim Network, subject to a minimum annual payment of $1,000,000 for periods after June 30, 1999, (ii) a percentage of FWA's "net revenues," as defined, derived from the Anaheim Network, (iii) certain of the City's annual operating costs associated with the UTS Agreement, not to exceed $175,000 per year prior to the commencement of the third phase of the Anaheim Network, and not to exceed $350,000 per year thereafter (as adjusted annually to reflect changes in the cost of living), and (iv) $20,000 per year (adjusted annually to reflect changes in the cost of living) to support the City's presence on the Internet. The UTS Agreement also requires the Company to deposit an amount equal to up to 15% of "net revenues" derived from the Anaheim Network to maintain a $6,000,000 reserve account for debt service and capital improvements.


    The UTS Agreement originally required FWA to commence construction of a demonstration center in the City's downtown area by August 20, 1998, and to complete the demonstration center by June 30, 1999. However, in connection with a significant expansion of the proposed scope of the project, the Company, FWA and the City are currently negotiating extensions of such deadlines. Contemplated plans now include the construction of an approximate 56,000 square foot building which will include the demonstration center and FirstWorld offices.


    The City has an option to purchase all of the issued and outstanding stock of FWA for appraised value (i) at any time after July 1, 2012 or (ii) if FWA fails to meet the specified performance deadlines related to completion of the first and second phases of the Anaheim Network as described above. Any sale or issuance of FWA stock can only be made if such sale or issuance is expressly made subject to the City's purchase option. Moreover, any sale of the Anaheim Network or other sale of substantially all of FWA's assets can only be made if the City is equitably compensated for the loss of its future income stream under the UTS Agreement or the buyer expressly assumes the obligations of FWA under the UTS Agreement.

    DEVELOPMENT FEE AGREEMENT. Pursuant to a Development Fee Agreement between the Company and the City, for a period of five years commencing with the earlier to occur of the closing of the financing for, or the commencement of, construction of the first Additional Network (as defined below), the Company must pay to the City a lump sum fee for each Additional Network that the Company develops ($300,000 for each Additional Network financed in the first year; $200,000 for each Additional Network financed in the second year; and $100,000 for each Additional Network financed in the third, fourth and fifth years) (each, a "Development Fee"). Each Development Fee must be paid within 30 days after the closing of the principal financing for an Additional Network or the commencement of construction of such Additional Network, whichever occurs first. "Additional Network" means (a) any expansion of the Anaheim Network into one or more adjacent or nearby cities where FWA enters into a revenue sharing agreement with any such city, and (b) any separate communications system developed by any other subsidiary of the Company that holds a Certificate of Public Convenience and Necessity issued by the California Public Utilities Commission and enters into a revenue sharing agreement with one or more public entities. No such fee is due, however, with respect to the Company's relationship with The Irvine Company because it is not a public entity.

    THE IRVINE COMPANY

    FirstWorld Orange Coast ("FWOC"), a wholly-owned subsidiary of the Company, and The Irvine Company entered into two agreements in February 1998 regarding FWOC's development of a network to serve certain areas that have been or are planned to be developed by The Irvine Company (the "Irvine Network").

    AGREEMENT FOR LEASE OF TELECOMMUNICATIONS CONDUIT

    Pursuant to an Agreement for Lease of Telecommunications Conduit dated as of March 5, 1998 (the "Conduit Lease"), FWOC leases from The Irvine Company space within two underground telecommunications tubes (the "Conduit"), and, in connection therewith, has received the non-exclusive right to use undivided space within the pull boxes serving such Conduit (collectively, the "Leased Premises"). The Conduit Lease applies to (i) an existing Conduit system within certain already-developed areas in the Irvine Spectrum and (ii) Conduit to be constructed in the future in the as yet undeveloped areas of the Irvine Spectrum. The Irvine Company may also install Conduit in other areas it may develop in the cities of Irvine, Newport Beach and Tustin, and in unincorporated areas of Orange County, and such areas may in the future be incorporated into the Conduit Lease upon the mutual agreement of the parties ("Additional Areas"). The term of the Conduit Lease runs through December 31, 2027.

    The Conduit Lease obligates FWOC to install fiber optic cable ("Cable") in the Conduit pursuant to a phasing plan. A phase is completed when sufficient Cable has been installed to enable FWOC to connect and provide service (for that portion of the Irvine Network) to property abutting the Conduit. Upon termination of the Conduit Lease, the Cable will be owned by The Irvine Company. If FWOC fails to complete installation of the required Cable within 18 months, The Irvine Company may, until such installation is completed, terminate the Conduit Lease.

    FWOC is obligated to make quarterly rent payments to The Irvine Company based upon the "adjusted gross revenue" (as defined) from the Irvine Network. In addition, FWOC is obligated to pay all costs associated with its lease, operation, maintenance, repair and use of the Leased Premises, including maintenance expenses, taxes and insurance premiums. Any assignment of FWOC's rights under the Conduit Lease and any sale of a controlling interest in FWOC require The Irvine Company's prior approval, and The Irvine Company has a right of first refusal in the event of any such proposed sale.

    TELECOMMUNICATIONS SYSTEM LICENSE AGREEMENT

    Concurrently with the execution of the Conduit Lease, FWOC and The Irvine Company executed a Telecommunications System License Agreement (the "License Agreement"), which provides FWOC, with some exceptions, with the right and obligation to provide telecommunications services to (i) the 106 buildings currently owned by The Irvine Company in the Irvine Spectrum area, (ii) commercial, industrial and retail buildings in the future owned by The Irvine Company in the Irvine Spectrum, and (iii) under certain circumstances in The Irvine Company's discretion, similar buildings located in the Additional Areas and other locations in California.

    The License Agreement requires FWOC to pay The Irvine Company a license fee each calendar quarter, subject to an annual CPI increase that will not be less than 2% or greater than 6%. The license fee will increase or decrease in the future based on the rentable square footage of the buildings that are from time to time subject to the License Agreement.

    The License Agreement provides FWOC with the right to install, maintain, operate, replace and remove Cable and associated communications equipment ("Equipment") in, as well as access rights to, such buildings, subject to the rights of The Irvine Company's tenants and to reasonable requirements and procedures imposed by The Irvine Company. Except with respect to buildings that are leased to a single tenant, The Irvine Company is required to provide FWOC with a reasonable amount of equipment room space in each building, sufficient to enable FWOC to install Cable and Equipment and deliver services. FWOC's rights to a building are non-exclusive, meaning that The Irvine Company can grant similar licenses to other service providers. Although all the Cable becomes the property of The Irvine Company upon termination of the License Agreement, FWOC has the right to remove and retain ownership of the Equipment, subject to The Irvine Company's election to purchase the Equipment at a price to be negotiated by the parties.

    Subject to certain qualifications, FWOC will have the obligation to provide telecommunications services to any tenant who wishes to subscribe with FWOC for those services, and FWOC is required to install Cable and Equipment in that tenant's building if FWOC owns or leases Conduit located within 1,000 feet of that building. Under certain circumstances, FWOC may be required to provide completion and performance bonds to The Irvine Company in connection with that work.

    To the extent that FWOC provides fiber optic service to a building, it is required to achieve and maintain standards of minimum reliability. Subject to force majeure, if there is a system-wide failure to provide such service that exceeds five consecutive days, The Irvine Company has the right to use the network (and if necessary bring in an alternative service provider) and to charge its costs to FWOC.

    Whenever FWOC is the first competitive access provider to a building, it is required to install a building entrance conduit system (which connects the building to the street access point) (a "BECS"), with a capacity equal to 200% of the capacity required by FWOC to service the building. The Irvine Company can grant other providers the right to use that BECS, but must pay or cause that provider to pay FWOC 50% of FWOC's cost of installing the BECS, which costs are subject to increase based on a CPI calculation. Where a BECS already exists, The Irvine Company must make any excess capacity therein available to FWOC.

    The Company has guaranteed the payment obligations of FWOC under The Irvine Company agreements.

EMPLOYEES


    As of July 31, 1998, the Company had 135 employees, of whom 54 were in network operations and development, 53 were in sales, marketing and product development and 28 were in administration. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to identify, attract and retain such personnel in the future. None of the Company's employees are represented by a labor union or are the subject of a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are good.


PROPERTIES


    The Company's headquarters are located in facilities consisting of approximately 35,000 square feet in San Diego, California, which the Company occupies under a lease that expires on August 31, 2002. The Company's central office in Anaheim, California occupies approximately 8,900 square feet of space under a lease expiring on October 31, 2001. In addition, pursuant to its agreement with the lessor of the central office, the Company has (i) the option to purchase the central office through October 1998 for approximately $600,000 and (ii) a right of first refusal to purchase the central office during the term of the lease and any extensions thereof. The Company also leases offices and space in a number of other locations for sales offices and network equipment installations.


LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company and their ages as of May 31, 1998 are as follows:


NAME                                           AGE                                POSITION
------------------------------------------  ---------  --------------------------------------------------------------
Donald L. Sturm...........................         66  Chairman of the Board, President and Chief Executive
                                                         Officer(1)

Robert E. Randall.........................         51  Executive Vice President, Chief Operating Officer, Acting
                                                         Chief Financial Officer and Director(1)

Robert Cerasoli...........................         53  Senior Vice President, Communications and Public Policy

John Lewis................................         60  Senior Vice President, Network and Operations

G. Bradford Saunders......................         45  Senior Vice President, Project Development

Andrew B. Taubman.........................         31  Senior Vice President, Corporate Finance and Development

Eric Hyde.................................         41  Senior Vice President, Sales and Product Marketing

Dennis Mulroy.............................         43  Vice President, Finance and Administration and Secretary

C. Kevin Garland..........................         30  Director(1)(2)

Rodney Malcolm............................         34  Director

James O. Spitzenberger....................         54  Director(3)

John C. Stiska............................         56  Director

Melanie Sturm.............................         36  Director(2)


------------------------

(1) Member of Chairman's Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

    DONALD L. STURM joined the Company as Chairman of the Board and President of the Company in January 1998 and was named Chief Executive Officer in March 1998. Since December 1991, Mr. Sturm has been a private equity investor, with interests in the telecommunications, banking and healthcare industries, among others. Mr. Sturm currently serves as chairman of the board of nine banks that he owns in the Rocky Mountain area and the midwest. Mr. Sturm was a member of the group that bought Continental Airlines ("Continental") out of bankruptcy in 1993, and currently is a significant stockholder and director of Continental. Prior to December 1991, Mr. Sturm served as Vice Chairman of Peter Kiewit Sons' Inc. ("PKS"), a construction, coal mining and telecommunications company that has made significant investments in other industries. In 1984, Mr. Sturm led PKS's $3.5 billion acquisition of The Continental Group Inc. (the "Group") and became the Group's chairman and chief executive officer, positions he held until PKS sold the Group in 1991. While Vice Chairman of PKS, Mr. Sturm participated in decisions to invest in MFS Communications which was taken public in 1993 and sold to WorldCom in 1996 for approximately $14.4 billion. Mr. Sturm owns significant ownership interests in WorldCom and Level 3 Communications, Inc.

    ROBERT E. RANDALL has served as Executive Vice President and Chief Operating Officer of the Company since April 1995 and acting Chief Financial Officer since November 1996. Mr. Randall is responsible for directing all corporate and business activities. Prior to joining the Company, Mr. Randall founded the engineering firm of Randall Lamb Associates in 1974, which he subsequently built into a large electrical and mechanical engineering firm, with offices in San Diego and San Francisco. In 1993, he was appointed by the State of California Board of Registration for Professional Engineers and Land Surveyors to the Electrical Technical Advisory Committee. Mr. Randall also is an active member of several other professional engineering associations.

    ROBERT CERASOLI has been with the Company since November 1994 and has served as Senior Vice President, Communications and Public Policy of the Company since December 1997. Mr. Cerasoli is responsible for the development and implementation of the Company's corporate communications activities. Mr. Cerasoli has 26 years of experience in marketing, advertising, corporate communications, sales promotion and strategic planning, with managerial experience in both entrepreneurial and larger corporate environments. From 1981 to March 1994, Mr. Cerasoli served as Chairman of Franklin Stoorza in San Diego, a large multi-disciplined advertising and communications firm.

    JOHN LEWIS joined the Company in June of 1996 and has served as Senior Vice President, Network and Operations of the Company since April 1997. Prior to joining the Company, Mr. Lewis amassed significant experience in the telecommunications industry, primarily in the areas of network design, maintenance and administration. From July 1991 to September 1995, Mr. Lewis served as Executive Director of the INFOTEL project at Pacific Bell, which focused on designing Pacific Bell's future telephone operations model. Prior to joining Pacific Bell, Mr. Lewis served as General Manager of Technical Operations & Maintenance Support at AT&T Network Systems from 1984 to 1988, as General Manager of Switching at Pacific Telephone from 1981 to 1983 and as Division Manager of Performance at New York Telephone from 1975 to 1980.

    G. BRADFORD SAUNDERS joined the Company in November of 1995 and has served as Senior Vice President, Project Development of the Company since July 1996. He has twenty years of experience in project development management, including the turnkey development of eight major public/private projects with cities and municipal agencies in San Diego County. Prior to joining the Company, Mr. Saunders served as President of Starboard Financial Corporation, a San Diego-based development company ("Starboard"), for 17 years. Mr. Saunders became obligated on certain significant obligations of Starboard personally guaranteed by him and in April 1996 filed a voluntary petition for relief under Chapter VII of the Bankruptcy Code. This petition was discharged in August 1996. Mr. Saunders also is a former president of the San Diego Chapter of Lambda Alpha International and is a member of the Urban Land Institute.

    ANDREW B. TAUBMAN joined the Company as Senior Vice President, Corporate Development in February 1997 and was made Senior Vice President, Corporate Finance and Development in March 1998. Prior to joining the Company, Mr. Taubman held various positions at J.P. Morgan Securities, Inc. and affiliates ("J.P. Morgan") from 1989 to January 1997. Most recently, he served as Vice President in the Private Finance Group and prior to that time he worked in the Mergers and Acquisitions and Real Estate groups at J.P. Morgan.

    DENNIS MULROY joined the Company as Vice President, Finance and Administration in January 1997 and has served as Secretary since January 1998. From November 1993 to December 1996, Mr. Mulroy held the position of Chief Financial Officer and Vice President of Administration for River Medical Inc., a medical device company. From April 1983 to October 1993, Mr. Mulroy served as Vice President of Finance and Administration for Spectragraphics Corporation, an international computer technology company. Mr. Mulroy is a Certified Public Accountant and previously worked in that capacity for Ernst & Young.

    C. KEVIN GARLAND joined the Company as a director in January 1998. Mr. Garland has worked for Enron since 1995. He currently serves as Vice President of Equity Investments for Enron and is responsible for overseeing minority and control investments. From June 1993 to December 1994, Mr. Garland served as senior associate in mergers and acquisitions for Parker & Parsley, an independent oil and gas company.

From 1992 to April 1993, Mr. Garland worked as an analyst with Stephens Inc., an investment banking firm in Little Rock, Arkansas.

    RODNEY MALCOLM joined the Company as a director in January 1998. Mr. Malcolm has worked for Enron in Houston, Texas since September 1994 and currently serves as a Vice President with responsibilities for public power and finance.

    JAMES O. SPITZENBERGER joined the Company as a director in January 1998. Since July 1996, Mr. Spitzenberger has been a private equity investor. Prior to July 1996, Mr. Spitzenberger was a Vice President of PKS, which he joined in February 1981. While at PKS, Mr. Spitzenberger served as Director of Taxation. Prior to joining PKS, Mr. Spitzenberger was a tax manager with Arthur Andersen & Co.


    JOHN C. STISKA joined the Company as a director in September 1997. Mr. Stiska currently is President and Chief Executive Officer of D C Acquisition Corp., a company formed to obtain financing for and provide management services to a new digital cinema company. Mr. Stiska is a member of the board of directors of Laser Power Corporation, a publicly traded company. From February 1996 to February 1998, he served as Corporate Senior Vice President and General Manager of the Technology Applications Division of Qualcomm Incorporated, a leading developer and manufacturer of telecommunications technology. Prior to joining Qualcomm, he was Chairman and Chief Executive Officer of Triton Group Ltd. from 1990 to 1996. Previously, Mr. Stiska practiced law for 20 years, specializing in corporate law, mergers and acquisitions, and securities law and in July 1998, Mr. Stiska accepted an of-counsel position with the law firm of Latham & Watkins.


    MELANIE STURM joined the Company as a director in January 1998. Ms. Sturm is a private equity investor and currently serves on the board of directors of MD Network, a private healthcare concern. From 1990 to 1996, Ms. Sturm served as an Investment Officer at International Finance Corporation, the private sector affiliate of the World Bank. From 1984 to 1988, Ms. Sturm worked in the Mergers & Acquisitions departments of Drexel, Burnham Lambert and Morgan Stanley. Ms. Sturm is Donald L. Sturm's daughter.


    ERIC HYDE joined the Company as Senior Vice President, Sales & Product Marketing in June 1998. Mr. Hyde has 15 years experience in product marketing, strategic planning and sales. From March 1997 to June 1998, Mr. Hyde served as Director of Customer Marketing in the Business Communications Systems Division at Lucent Technologies where he was responsible for the implementation of marketing programs for call center, telephony, video and messaging applications. From January 1994 to March 1997, Mr. Hyde served in various capacities at Ameritech, including Senior Director of Product Marketing and Integrated Solutions where he was responsible for launching wireless transport, data and voice CPE products to key accounts. From January 1982 to December 1993, Mr. Hyde held various positions with General Motors Corporation, including Director of Strategic Marketing of the North American Export Sales Division.


    Donald L. Sturm, James O. Spitzenberger and Melanie Sturm were appointed to the Board of Directors as the three directors the Sturm Entities are entitled to appoint pursuant to the Securityholders Agreement. Likewise, C. Kevin Garland and Rodney Malcolm were appointed to the Board of Directors as the two directors Enron is entitled to appoint pursuant to the Securityholders Agreement.

COMMITTEES OF THE BOARD OF DIRECTORS


    CHAIRMAN'S COMMITTEE. The Board of Directors has established the Chairman's Committee consisting of Messrs. Randall, Sturm and Garland. The Chairman's Committee is empowered to conduct all activities that may be conducted by the Board of Directors, subject only to limitations imposed by applicable corporation law.



    COMPENSATION COMMITTEE. The Board of Directors has established a Compensation Committee consisting of Mr. Garland and Ms. Sturm. The Compensation Committee determines compensation for the Company's senior executive officers and administers the 1995 Stock Option Plan (as defined) and the 1997 Stock Option Plan (as defined).

    AUDIT COMMITTEE. The Board of Directors has established an Audit Committee with Mr. Spitzenberger as its sole member. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.


DIRECTOR COMPENSATION

    Directors of the Company who are also employees of the Company receive no directors' fees. One of the Company's non-employee directors, John C. Stiska, receives a retainer of $1,000 per month. All non-employee directors are reimbursed for their reasonable out-of-pocket travel expenditures. Directors of the Company are also eligible to receive grants of stock options under the Company's 1997 Stock Option Plan. Corporate Managers, LLC, a Colorado limited liability company and an affiliate of the Sturm Entities (all of which are controlled by Donald L. Sturm and in which James O. Spitzenberger and Melanie Sturm own membership interests), receives an annual management fee of $620,000 plus out of pocket expenses. C. Kevin Garland and Rodney Malcolm are officers of Enron, which receives an annual management fee of $500,000 plus out of pocket expenses. Corporate Managers, LLC and Enron receive such management fees pursuant to three-year Management Services Agreements. See "Certain Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the cash and non-cash compensation during the periods indicated earned by or awarded to the Chief Executive Officer and to the five other most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 during the fiscal year ended September 30, 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION AWARDS
                                                                                ---------------------------------------------
                                                 ANNUAL COMPENSATION                           SECURITIES
                                       ---------------------------------------   RESTRICTED    UNDERLYING       ALL OTHER
                                        SALARY      BONUS      OTHER ANNUAL     STOCK AWARDS     OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION               ($)        ($)       COMPENSATION          ($)           (#)             ($)
-------------------------------------  ---------  ---------  -----------------  -------------  -----------  -----------------
Renney Senn(1) ......................    223,022         --         --               --                --          --
  Former Chief Executive Officer

Robert E. Randall ...................    199,063     41,085         --               --                --          --
  Executive Vice President, Chief
  Operating Officer and Acting Chief
  Financial Officer

Robert Cerasoli .....................    184,688     40,463             --           --                --          --
  Senior Vice President,
  Communications and Public Policy

G. Bradford Saunders ................    148,750         --         --               --            75,000          --
  Senior Vice President, Project
  Development

John Lewis ..........................    130,000         --         --               --            14,000          --
  Senior Vice President, Network and
  Operations

William Johnson(2) ..................    184,688    100,000         --               --                --          --
  Former Senior Vice President

------------------------

(1) Mr. Senn resigned in January 1998 and in connection with such resignation received approximately $12,000 less applicable federal and state taxes for accrued vacation days.

(2) Mr. Johnson resigned in September 1997.

                        OPTION GRANTS DURING FISCAL 1997

    The following table sets forth information with respect to grants of stock options to each of the Named Executive Officers during the fiscal year ended September 30, 1997.

                                                                                                      POTENTIAL REALIZED
                                                                                                       VALUE AT ASSUMED
                                        NUMBER OF                                                      ANNUAL RATES OF
                                       SECURITIES     % OF TOTAL                                         STOCK PRICE
                                       UNDERLYING   OPTIONS GRANTED                                    APPRECIATION FOR
                                         OPTIONS    TO EMPLOYEES IN   EXERCISE OR                       OPTION TERM(1)
                                         GRANTED      FISCAL YEAR     BASE PRICE                     --------------------
NAME                                       (#)            (%)           ($/SH)      EXPIRATION DATE     5%         10%
-------------------------------------  -----------  ---------------  -------------  ---------------  ---------  ---------
Renney Senn..........................          --             --              --          --                --         --
Robert E. Randall....................          --             --              --          --                --         --
Robert Cerasoli......................          --             --              --          --                --         --
G. Bradford Saunders.................      75,000(2)        15.32%     $     .50    Nov. 25, 2006    $       0  $  11,133
John Lewis...........................      14,000(3)         2.86%     $    3.20(4) May 29, 2007     $       0  $       0
William Johnson......................          --             --              --          --                --         --

------------------------

(1) The 5% and 10% assumed annual rate of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% levels or at any other defined level.

(2) Issued pursuant to the 1995 Stock Option Plan.

(3) Issued pursuant to the 1997 Stock Option Plan.


(4) Mr. Lewis's 14,000 options were issued at an exercise price of $3.20 per share. As of September 30, 1997, the exercise price remained $3.20; however, in December 1997, the Board of Directors adopted an amendment to the 1995 and 1997 Stock Option Plans that reduced the exercise price of all options originally issued at an exercise price over $3.00 to $3.00. Thus, Mr. Lewis's options now have an exercise price of $3.00. See "--Stock Option Plans."


OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth the information with respect to the Named Executive Officers concerning the exercise of options during fiscal year 1997 and unexercised options held as of September 30, 1997.

                      OPTIONS EXERCISED DURING FISCAL 1997

                                                                         NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                      SHARES ACQUIRED ON      VALUE     UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS
                                           EXERCISE         REALIZED     OPTIONS AT FY-END (#)      AT FY-END ($)(1)
NAME                                          (#)              ($)      EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
------------------------------------  -------------------  -----------  -----------------------  -----------------------
Renney Senn.........................          --               --                  0/0                              --
Robert E. Randall...................          --               --                  0/0                              --
Robert Cerasoli.....................          --               --                  0/0                              --
G. Bradford Saunders................          --               --          50,000(2)/75,000(3)           60,000/90,000
John Lewis..........................          --               --          10,000(4)/40,000(5)            9,720/38,880
William Johnson(6)..................          --               --            240,000/60,000             348,000/87,000

------------------------

(1) Calculated by determining the difference between the fair market value of the securities underlying the options at September 30, 1997 ($1.60 per share as determined by the Board of Directors) and the exercise price of the options.

(2) Includes 20,000 options with an exercise price of $.25 and 30,000 options with an exercise price of $.50.

(3) Includes 30,000 options with an exercise price of $.25 and 45,000 options with an exercise price of $.50.

(4) Includes 7,200 options with an exercise price of $.25 and 2,800 options with an exercise price of $3.20 (Pursuant to an amendment to the Company's stock option plans adopted by the Board of Directors, the exercise price of Mr. Lewis's 2,800 options was reduced to $3.00 in December 1997). See "--Stock Option Plans."

(5) Includes 28,800 options with an exercise price of $.25 and 11,200 options with an exercise price of $3.20 (Pursuant to an amendment to the Company's stock option plans adopted by the Board of Directors, the exercise price of Mr. Lewis's 11,200 options was reduced to $3.00 in December 1997). See "--Stock Option Plans."

(6) Includes 300,000 options with an exercise price of $.15. Mr. Johnson resigned from the Company in September 1997 and from the Company's Board of Directors in December 1997. In connection with such resignation, Mr. Johnson exercised the vested portion of his options (240,000) and the remaining options (60,000) were terminated pursuant to the provisions of the 1995 Stock Option Plan.

STOCK OPTION PLANS

    The Company has two stock option plans currently in place: the 1995 Stock Option Plan and the 1997 Stock Option Plan.

    1995 STOCK OPTION PLAN

    The Company adopted the SpectraNet International 1995 Incentive Stock Option Plan (the "1995 Stock Option Plan") in 1995 to incentivize certain employees of the Company by enabling them to acquire or increase their proprietary interest in the Company and to encourage continued service with the Company. The 1995 Stock Option Plan will terminate on April 10, 2005, unless sooner terminated by the Board of Directors. The Company is authorized to issue incentive stock options ("ISOs") as defined in the Internal Revenue Code of 1986, as amended, to acquire up to an aggregate of 1,500,000 shares of Series B Common Stock pursuant to the 1995 Stock Option Plan.

    Subject to the limitations set forth in the 1995 Stock Option Plan, the Board of Directors or a committee thereof comprised of at least three directors has the authority, subject to certain limitations, to select the employees of the Company or its subsidiaries to whom grants are made, to designate the number of shares to be covered by each option, to establish vesting schedules, and to specify other terms of the options. Generally, options vest over a four and one half year period and expire ten years from the date of grant. Options granted under the 1995 Stock Option Plan are nontransferable and expire 90 days after the termination of an optionee's employment with the Company, unless such optionee's service with the Company is terminated by death or disability, in which case such options expire six months and one year, respectively, after the optionee's employment with the Company is terminated. In addition pursuant to an amendment to the 1995 Stock Option Plan adopted by the Board of Directors in December 1997, if an employee is terminated without "cause" prior to June 30, 1998, then all options held by such optionee become immediately vested and exercisable.

    The exercise price of options granted under the 1995 Stock Option Plan is determined by the Board of Directors (or a committee thereof) at the time of grant. The exercise price of options must be no less than the fair market value of the Series B Common Stock on the date of grant. The exercise price of options granted to an employee who owns more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of the Series B Common Stock on the date of grant, and the term of these options cannot exceed five years. As of May 31, 1998, options to purchase an aggregate of 702,400 shares of Series B Common Stock at prices ranging from $.15 to $.50 were outstanding under the 1995 Stock Option Plan.

    1997 STOCK OPTION PLAN

    The Company adopted the SpectraNet International 1997 Stock Plan (the "1997 Stock Option Plan") in 1997 to attract and retain personnel for positions of substantial responsibility and to provide additional incentives to existing employees, consultants and directors. The 1997 Stock Option Plan provides for the grant of both stock options intended to qualify as ISOs and nonqualified stock options ("NQSOs"). The 1997 Stock Option Plan terminates on April 22, 2007, unless sooner terminated by the Board of Directors. Pursuant to an amendment duly adopted by the Board and approved at the 1998 Annual Meeting of Stockholders, the 1997 Stock Option Plan provides for aggregate option grants of up to 1,500,000 shares of Series B Common Stock.

    Subject to the terms and conditions of the 1997 Stock Option Plan and applicable law, the Board of Directors or a duly appointed committee thereof (the "Administrator") has the authority to determine which employees, directors or consultants should be awarded options, the type of options to be awarded, the number of shares covered by option awards, the exercise price applicable to options awarded, the vesting schedule of such options, other terms of the options and any other matters delegated to it under the 1997 Stock Option Plan or necessary for the proper administration of the 1997 Stock Option Plan. Options awarded pursuant to the 1997 Stock Option Plan shall vest and become exercisable as determined by the Administrator.

    Options awarded under the 1997 Stock Option Plan are nontransferable and generally expire ten years from the date of grant (or, in the case of ISOs granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock, five years). Unless otherwise indicated in the Stock Option Agreement, the vested portion of options awarded pursuant to the 1997 Stock Option Plan generally remain exercisable for three months after the termination of the optionee's service to the Company. However, if the optionee's service to the Company ends because of death or disability, unless otherwise indicated in the Stock Option Agreement, such optionee has 12 months to exercise the vested portion of his or her options. In addition, pursuant to an amendment to the 1997 Stock Option Plan duly adopted by the Board of Directors in December 1997, if an employee is terminated without "cause" prior to June 30, 1998, then all options held by such optionee become immediately vested and exercisable.

    The exercise price of options granted under the 1997 Stock Option Plan is determined by the Administrator at the time of grant, subject to the following limitations. In the case of ISOs, the exercise price may not be less than 100% of the fair market value of the Series B Common Stock on the date of grant, and the exercise price of ISOs granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock may not be less than 110% of the fair market value of the Series B Common Stock on the date of grant. In the case of NQSOs, the exercise price may not be less than 85% of the fair market value of the Series B Common Stock on the date of grant, and the exercise price of NQSOs granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock may not be less than 110% of the fair market value of the Series B Common Stock on the date of grant.


    The Board of Directors, acting as Administrator under the 1997 Stock Option Plan, previously issued options under the plan with exercise prices of $3.00 and $3.20. In December 1997, the Board of Directors lowered to $3.00 the exercise prices of options originally issued with an exercise price of $3.20. The exercise price was reduced in connection with the conclusion of a private financing, to reflect the Company's determination that the exercise price of such options was substantially higher than fair market value at that time. In December 1997 the Company sold shares of Series A Common Stock with 100% warrant coverage for $3.00, the Company determined that the fair market value of the Series B Common Stock (which does not possess the super-voting rights of the Series A Common Stock and which would not be issued with warrant coverage) could be no greater than $3.00. Accordingly, to continue to incentivize and maintain good relations with its employees, the Board of Directors determined that exercise prices should be adjusted to reflect the maximum fair market value of the Series B Common Stock implied by the

Series A Common Stock financing. As of May 31, 1998, options to purchase an aggregate of 742,360 shares of Series B Common Stock at an exercise price of $3.00 were outstanding under the 1997 Stock Option Plan.


LIMITED LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation (as amended or restated from time to time, the "Certificate of Incorporation") and bylaws ("Bylaws") provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware ("DGCL"), as the same may be amended and supplemented from time to time, indemnify all directors and officers and all other persons whom it has authority to indemnify under Section 145 of the DGCL.

    FirstWorld has entered into indemnification agreements with its officers and directors containing provisions which may require FirstWorld, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions and agreements will assist the Company in attracting and retaining qualified persons to serve as directors and officers.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the Exchange Notes being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Company maintains insurance on behalf of its directors and officers, insuring them against liabilities that they may incur in such capacities or arising out of such status.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's voting securities as of May 31, 1998, by (i) each of the Company's named executive officers and directors; (ii) the Company's named executive officers and directors as a group; and (iii) stockholders known by the Company to beneficially own more than 5% of any class of the Company's voting securities. For purposes of this Prospectus, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the business address for each of the individuals or entities listed below is c/o FirstWorld Communications, Inc., 9333 Genesee Avenue, Suite 200, San Diego, California 92121.


                                                     NUMBER OF        NUMBER OF
                                                  SERIES A COMMON  SERIES B COMMON
                                                      SHARES           SHARES
                                                   BENEFICIALLY     BENEFICIALLY
NAME                                                OWNED(1)(2)      OWNED(1)(2)         PERCENT OF CLASS(1)
------------------------------------------------  ---------------  ---------------  -----------------------------
Donald L. Sturm(3)..............................      5,000,000        15,452,839          55.69% of Common Stock
                                                                                           51.16% of Voting Stock

Enron Capital & Trade Resources Corp.(4)........      5,000,000        11,666,666          48.54% of Common Stock
                                                                                           49.11% of Voting Stock

Kevin Garland(5)................................              0                 0              *% of Common Stock
                                                                                               *% of Voting Stock

Rodney Malcolm(6)...............................              0                 0              *% of Common Stock
                                                                                               *% of Voting Stock

Robert E. Randall(7)............................              0           489,748           1.88% of Common Stock
                                                                                               *% of Voting Stock

James O. Spitzenberger(8).......................              0                 0              *% of Common Stock
                                                                                               *% of Voting Stock

John C. Stiska(9)...............................              0            25,000              *% of Common Stock
                                                                                               *% of Voting Stock

Melanie Sturm(10)...............................              0                 0              *% of Common Stock
                                                                                               *% of Voting Stock

Robert Cerasoli(11).............................              0           346,417           1.33% of Common Stock
                                                                                               *% of Voting Stock

John Lewis(12)..................................              0            49,769              *% of Common Stock
                                                                                               *% of Voting Stock

G. Bradford Saunders(13)........................              0           126,417              *% of Common Stock
                                                                                               *% of Voting Stock

Renney Senn(14).................................              0           879,417           3.38% of Common Stock
                                                                                               *% of Voting Stock

William Johnson.................................              0           240,000              *% of Common Stock
                                                                                               *% of Voting Stock

All directors and executive officers as a group
  (10 persons)(15)..............................      5,000,000        16,490,190          58.17% of Common Stock
                                                                                           51.88% of Voting Stock


------------------------

   * Less than one percent beneficially owned

 (1) In accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each stockholder is calculated based on the total number of outstanding shares of Series A Common Stock and Series B Common Stock as of May 31, 1998 and those shares of Series A Common Stock or Series B Common Stock that may be acquired by such stockholder within 60 days. Consequently, the denominator for calculating such percentage may be different for each stockholder.

 (2) This table is based upon information supplied by directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

 (3) Shares listed include: (a) 5,000,000 shares of Series A Common Stock held of record by Spectra 3; (b) 1,392,747 shares of Series B Common Stock held of record by Spectra 1; (c) 3,333,333 shares of Series B Common Stock held of record by Spectra 3; and (d) 10,726,759 shares of Series B Common Stock subject to currently exercisable warrants held of record by Spectra 1, Spectra 2 and Spectra 3. Beneficial ownership of the foregoing shares is attributable to Mr. Sturm because he is the managing member of Spectra 1, Spectra 2 and Spectra 3 and is therefore deemed to exercise voting power and investment authority with respect to the shares.

 (4) Shares listed include: (a) 5,000,000 shares of Series A Common Stock held of record by Enron; (b) 3,333,333 shares of Series B Common Stock held of record by Enron; and (c) 8,333,333 shares of Series B Common Stock subject to currently exercisable warrants held of record by Enron.

 (5) Excludes the securities owned by Enron described in Footnote (4) above. Mr. Garland is an officer of Enron, but disclaims beneficial ownership of the shares owned by Enron.

 (6) Excludes the securities owned by Enron described in Footnote (4) above. Mr. Malcolm is an officer of Enron, but disclaims beneficial ownership of the shares owned by Enron.

 (7) Shares listed include: (a) 149,999 shares of Series B Common Stock held of record by Randall Lamb Associates Profit Sharing Plan and 33,332 shares of Series B Common Stock subject to currently exercisable warrants held by Randall Lamb Associates Profit Sharing Plan; beneficial ownership of such shares is attributable to Mr. Randall because he has the power to direct the voting and investment of such shares; (b) 5,000 shares of Series B Common Stock held of record by Robert E. and Dianne Randall as custodians for Natalie Marie Ray under the California Uniform Transfers to Minors Act ("CUTMA") and 5,000 shares of Series B Common Stock held of record by Robert E. and Dianne M. Randall as custodians for Alexandra Dianne Ray under CUTMA; beneficial ownership of such shares is attributable to Mr. Randall because he is a custodian of the minor children and is therefore deemed to exercise voting power and investment authority with respect to the shares; (c) 280,000 shares of Series B Common Stock held of record by Robert E. and Dianne M. Randall as trustees of the Robert E. and Dianne M. Randall Family Trust, dated 2/3/97; beneficial ownership of such shares is attributable to Mr. Randall because he is a trustee of the Robert E. and Dianne M. Randall Family Trust and is therefore deemed to exercise voting power and investment authority with respect to the shares; and (d) 16,417 shares of Series B Common Stock subject to currently exercisable options held by Mr. Randall at an exercise price of $3.00.

 (8) Excludes shares of Series A Common Stock and Series B Common Stock beneficially owned by the Sturm Entities. Mr. Spitzenberger owns 10.0%, 10.0% and 6.67% of the membership interests in Spectra 1, Spectra 2 and Spectra 3, respectively, and therefore may be deemed to be the beneficial owner of the shares of Series A Common Stock and Series B Common Stock beneficially owned by such entities. Mr. Spitzenberger disclaims beneficial ownership of such shares.

 (9) Shares listed include 15,000 shares of Series B Common Stock subject to currently exercisable options held by Mr. Stiska at an exercise price of $3.00 and 10,000 shares of Series B Common Stock held jointly by Mr. Stiska and his wife.

 (10) Excludes shares of Series A Common Stock and Series B Common Stock beneficially owned by the Sturm Entities. Ms. Sturm owns 17.0%, 17.0% and 20.0% of the membership interests in Spectra 1, Spectra 2 and Spectra 3, respectively, through a revocable trust of which she is a co-trustee, and therefore may be deemed to be the beneficial owner of the shares of Series A Common Stock and Series B Common Stock beneficially owned by such entities. Ms. Sturm disclaims beneficial ownership of such shares.

 (11) Shares listed include (a) 11,000 shares of Series B Common Stock held of record by Smith Barney, as IRA Custodian for Robert Cerasoli; beneficial ownership of such shares is attributable to Mr. Cerasoli because he has the power to direct the voting and investment of such shares; (b) 16,667 shares of Series B Common Stock held of record jointly by Mr. Cerasoli and his wife; (c) 8,333 shares of Series B Common Stock subject to currently exercisable warrants held by Mr. Cerasoli at an exercise price of $1.50; and (d) 16,417 shares of Series B Common Stock subject to currently exercisable options held by Mr. Cerasoli at an exercise price of $3.00.

 (12) Shares listed include (a) 10,000 shares of Series B Common Stock held of record by John W. and Dorothy M. Lewis Family Trust; beneficial ownership of such shares is attributable to Mr. Lewis because he is a trustee of the John W. and Dorothy M. Lewis Family Trust and is therefore deemed to exercise voting power and investment authority with respect to the shares;
      (b) 567 shares of Series B Common Stock subject to currently exercisable warrants held by Mr. Lewis at an exercise price of $3.53; (c) 22,017 shares of Series B Common Stock subject to currently exercisable options held by Mr. Lewis at an exercise price of $3.00 and (d) 14,400 shares of Series B Common Stock subject to currently exercisable options held by Mr. Lewis at an exercise price of $.25.

 (13) Shares listed include 20,000 shares of Series B Common Stock held of record by United Brice Group Ltd., a California corporation. Mr. Saunders is an officer of such corporation and has voting power and investment authority with respect to the shares. Accordingly, he may be deemed to beneficially own the shares held by such corporation. Shares listed also include 16,417 shares of Series B Common Stock subject to currently exercisable options held by Mr. Saunders at an exercise price of $3.00; 45,000 shares of Series B Common Stock subject to currently exercisable options held by Mr. Saunders at an exercise price of $.50; and 30,000 shares of Series B Common Stock subject to currently exercisable options held by Mr. Saunders at an exercise price of $.25.

 (14) Shares listed include 865,856 shares of Series B Common Stock held of record jointly by Mr. Senn and his wife.


 (15) See notes 3 and 5-13 above.

                              CERTAIN TRANSACTIONS

EQUITY INVESTMENT

    GENERAL. On December 30, 1997, the Company completed a private placement of equity securities to Spectra 3 and Enron (the "Equity Investment"). The Company issued 5,000,000 shares of newly created Series A Common Stock to each of Spectra 3 and Enron at an issue price of $3.00 per share pursuant to a Common Stock Purchase Agreement dated as of December 30, 1997 (the "Stock Purchase Agreement") by and among the Company, Enron, Spectra 3 and the holders of $405,500 in principal amount of the Company's convertible subordinated promissory notes. In addition, the Company issued an aggregate of 135,164 shares of Series A Common Stock to the holders of the convertible subordinated promissory notes upon the automatic conversion of the convertible subordinated promissory notes pursuant to the terms thereof at a conversion price of $3.00 per share. The Company also issued for no additional consideration warrants to purchase 5,000,000 shares of Series B Common Stock at $3.00 per share to each of Spectra 3 and Enron and warrants to purchase an aggregate of 135,164 shares of Series B Common Stock to the holders of the convertible subordinated promissory notes (collectively, the "Recent Equity Warrants"). Spectra 3, an entity controlled by Donald L. Sturm, was formed for the purpose of participating in the Equity Investment. Spectra 3 is an affiliate of Colorado Spectra 1, LLC ("Spectra 1") and Colorado Spectra 2, LLC ("Spectra 2"), entities that owned equity securities of the Company prior to the Equity Investment. See "Principal Stockholders." Spectra 1, Spectra 2 and Spectra 3 are referred to herein as the "Sturm Entities" and Spectra 3, Enron and the holders of the convertible subordinated promissory notes are referred to herein as the "Purchasers."

    The Stock Purchase Agreement also granted Spectra 3 and Enron, for a period of 45 days following the closing of the Equity Investment, the right to invest an additional $20,000,000 in the aggregate on the same terms and conditions applicable to their purchases of Series A Common Stock, except that any additional shares of Common Stock to be acquired would be Series B Common Stock. This option was later extended by action of a special committee of the Company's Board of Directors. Spectra 3 and Enron fully exercised their option to make an additional $20,000,000 investment concurrently with the closing of the Private Note Offering.

    Substantially concurrently with the Equity Investment, the Company (i) converted the three existing classes of preferred stock into Series B Common Stock in accordance with the automatic conversion provision of its existing charter in order to simplify the Company's capital structure and eliminate the rights, preferences and privileges of the preferred stock; (ii) amended its Articles of Incorporation to substantially increase the Company's authorized capital to allow for the Equity Investment and to provide flexibility for future financings; and (iii) amended its Articles of Incorporation to designate two series of Common Stock, with the investors in the Equity Investment to receive Series A Common Stock and all existing Common Stock (including Common Stock issued upon conversion of the existing preferred stock) designated as Series B Common Stock. The Series A Common Stock and Series B Common Stock are identical in all material respects, except that the Series A Common Stock possess ten votes per share on all matters subject to a vote of stockholders while the Series B Common Stock possess one vote per share.

    The Recent Equity Warrants are exercisable by the holder thereof in whole or in part at an exercise price of $3.00 per share at any time following issuance through the first to occur of (i) the seventh anniversary of the date of issuance, (ii) the merger of the Company following which the Company's stockholders own less than 50% of the surviving entity, and (iii) the sale of all or substantially all of the Company's assets. The exercise price and number of shares subject to the Recent Equity Warrants are subject to customary anti-dilution adjustments in the event of a stock split, subdivision, combination of shares, reorganization or reclassification or in the event that dividends are paid on the Company's common stock in other securities or assets.

    INVESTOR RIGHTS AGREEMENT. In connection with the closing of the Equity Investment, the Company entered into an Amended and Restated Investor Rights Agreement which entitles the Purchasers and certain other prior investors to certain demand and piggyback registration rights. In addition, the Sturm Entities and Enron were granted rights of first refusal that permit them to maintain their respective percentage ownership interest in the Company with respect to future equity issuances. The Sturm Entities and Enron are the only entities having a right of first refusal or other preemptive right on future equity financing transactions.

    In connection with the Additional Equity Investment, the Company further amended and restated the Amended and Restated Investor Rights Agreement in order to (i) allow for, and coordinate with, the registration rights granted to the Initial Purchasers pursuant to that certain Warrant Registration Rights Agreement dated as of April 13, 1998 by and between the Company and the Initial Purchasers and (ii) to make certain other revisions to the previous iteration of the Amended and Restated Investor Rights Agreement.

    AMENDMENT TO STURM WARRANT. In connection with the Company's Series C preferred stock financing, the Company and Spectra 1 and Spectra 2 entered into a Warrant Purchase/Right to Maintain Agreement pursuant to which the Company issued and sold to Spectra 2 a warrant (the "Sturm Warrant") that was initially exercisable for 800,000 shares of Common Stock at an aggregate exercise price of $3,800,000. The Sturm Warrant contained a complex anti-dilution provision pursuant to which the number of shares purchasable could be increased significantly based upon the weighted average issuance price of equity securities issued by the Company prior to the earliest of (i) April 1, 1999,
(ii) the death of Donald L. Sturm and (iii) a public offering of securities by the Company (the "Adjustment Date"). Based upon those existing provisions, upon the closing of the Equity Investment, the Sturm Warrant would have been exercisable for approximately 2,250,000 shares of Common Stock at an aggregate exercise price of $3,800,000, and assuming exercise of the right of Spectra 3 and Enron to increase their investment by $20 million as described above would have been exercisable for approximately 2,800,000 shares of Common Stock at an aggregate exercise price of $3,800,000. The Sturm Warrant would also have continued to adjust upon future equity issuances through the Adjustment Date.

    In connection with the Equity Investment, in order to eliminate the uncertainty regarding the number of shares purchasable under the Sturm Warrant, the Company and Spectra 1 and Spectra 2 set the number of shares purchasable under the Sturm Warrant at 2,110,140 shares of Series B Common Stock with an exercise price of $1.80 per share (aggregate exercise price of approximately $3,800,000). The Sturm Warrant, as amended, is subject to customary adjustment on stock splits, stock dividends, subdivisions or combinations, but would not otherwise be subject to adjustment. In addition, Spectra 1 and Spectra 2 waived their maintenance rights provided under the Warrant Purchase/Right to Maintain Agreement. The Sturm Entities, however, continue to have a right of first refusal under the Amended and Restated Investor Rights Agreement as described above.

    BOARD OF DIRECTORS. Upon the closing of the Equity Investment, the Company's Board of Directors was reconstituted with seven directors as follows: three designees of the Sturm Entities--Donald L. Sturm, Melanie Sturm and James
O. Spitzenberger; two designees of Enron--C. Kevin Garland and Rodney Malcolm; one management representative--Robert E. Randall; and John C. Stiska, an existing director, as an independent member of the Board. Renney Senn and Robert Cerasoli resigned from the Board at this time. In addition, pursuant to the Stock Purchase Agreement within six months following the closing of the Equity Investment, the Board would be further reconstituted to consist of seven directors, three of whom would be designated by the Sturm Entities, two of whom would be designated by Enron, one of whom would be designated by the holders of Series B Common Stock and one of whom would be an independent director. The right of the Series B stockholders to elect a director is set forth in the Company's Certificate of Incorporation.

    WAIVER OF BUSINESS OPPORTUNITIES. In an effort to alleviate possible conflicts of interest among Enron, the Sturm Entities and the Company (and each of their respective affiliates) with respect to their existing and prospective businesses, the Company revised its purpose clause in Article II of its Certificate of

Incorporation to provide that the Company generally may not engage in oil, natural gas, electricity, water and other energy-related business, in lieu of the general purpose clause that previously had been applicable.

    In addition to the restriction on business, the Company, the Sturm Entities and Enron entered into a Business Opportunity Agreement to address the fact that Enron and the Sturm Entities or their affiliates own, have agreements with and otherwise participate in, telecommunications businesses, and may develop, finance, acquire, enter into agreements with or otherwise participate in, such businesses in the future, including businesses that are or may become competitive with the business of the Company. In this regard, Enron advised the Company and the Sturm Entities that (a) FirstPoint Communications, Inc. and its affiliates ("FirstPoint"), which are Enron affiliates, are engaged in the business of providing telecommunications services, and have or may from time to time develop, finance, acquire, or acquire interests in, telecommunications and related service and product companies that compete with the Company (including, without limitation, those that compete in the Company's markets in California) and (b) FirstPoint was at the time of the investment by Enron in the Company pursuing a financing, acquisition or investment opportunity in a competitor or potential competitor of the Company.

    The Business Opportunity Agreement generally provides, except to the extent expressly agreed by the parties and set forth therein, that (i) neither Enron, the Sturm Entities nor any of their respective affiliates would have any obligation to pursue any business opportunity jointly with the Company or to offer any business opportunity to the Company, and any Enron or Sturm Entity representative on the Board of Directors of the Company would have no obligation to offer any business opportunity to the Company; (ii) Enron, the Sturm Entities and their respective affiliates would be free to pursue business opportunities jointly with parties other than the Company, including opportunities that had telecommunications applications; and (iii) Enron, the Sturm Entities and their respective affiliates would be free to compete with the Company and would have no obligation to the Company to refrain from engaging in any business.

    GRANT OF EXCLUSIVE RIGHTS TO ENRON. The Business Opportunity Agreement also provides that the Company would, during an "Exclusivity Period" (as defined below), grant Enron and its affiliates the exclusive right to pursue jointly with the Company any business opportunity that includes both telecommunications and utility applications (I.E., the marketing of one or more of natural gas, electricity or water and the provision of related services, including provision of the commodity, provision of transmission, transportation or distribution, provision of financial and risk management services and products, and provision of customer care functions (E.G., meter, billing and collection functions) (the "Joint Application Opportunity")). The Exclusivity Period began on the closing of the Equity Investment and continues until the earlier of (x) the third anniversary of the date of closing of the Equity Investment or (y) the date upon which Enron and any of its affiliates hold less than 5% of the capital stock or warrants of the Company (determined on a fully-diluted basis as if all warrants or rights to acquire capital stock were exercised, and determined without reference to any voting rights). During the Exclusivity Period, the Company is obligated to provide Enron notice of any Joint Application Opportunity that the Company desires to pursue anywhere in the United States. If Enron notifies the Company that it desires to participate in the Joint Application Opportunity, then the Company cannot pursue the Joint Application Opportunity without the participation of Enron. If Enron elects not to participate in the Joint Application Opportunity, then the Company is free to pursue independently the telecommunications portion of such Joint Application Opportunity without the participation of Enron, but cannot pursue the Joint Application Opportunity with any other person (except for provision of the telecommunications portion thereof on a subcontract basis only), and Enron is free to pursue the Joint Application Opportunity (including the utility applications and/or the telecommunications applications) on its own or with any party other than the Company.

    SECURITYHOLDERS AGREEMENT. The Sturm Entities and Enron entered into a Securityholders Agreement, to which the Company is also a party, in connection with the closing of the Equity Investment. The Securityholders Agreement contains agreements among the Sturm Entities and Enron with respect to the designation, election, removal and replacement of the members of the Board of Directors of the Company other than those elected by the holders of the Company's Series B Common Stock. The Securityholders Agreement also contains agreements among the Sturm Entities and Enron (i) providing for rights of first offer with respect to certain proposed transfers of Common Stock or warrants of the Company by any of the Sturm Entities or Enron, (ii) providing for rights to purchase the Common Stock and warrants held by a party to the Securityholders Agreement (other than the Company) that experiences a change of control or other triggering event and
(iii) providing for rights to participate in certain proposed dispositions of Common Stock or warrants by any of the Sturm Entities or Enron.

    EMPLOYEE SEVERANCE PROGRAM. In connection with the Equity Investment, the Company established an employee severance program applicable to any person who was a full time employee of the Company as of December 1, 1997. The program provides that if any eligible employee is terminated by the Company without "cause" (as defined) before June 30, 1998, such employee would receive severance pay in an amount equal to (i) six months base salary for employees with the title of director, vice-president or higher, and (ii) two weeks base salary plus one week base salary for each full year of employment with the Company (with a minimum of four weeks base salary) for all other eligible employees. The Company would also pay the base share toward a terminated employee's COBRA benefits, until the employee accepts other employment for a period of up to nine months following termination. With respect to such employees with the title of director, vice-president or higher, the severance payments are subject to a payment schedule and are conditioned upon execution of a non-competition agreement.

    TRANSACTION FEES AND EXPENSES. The Company paid the Sturm Entities and Enron a transaction fee equal to six percent of the gross amount invested by them in the Equity Investment (based upon the $30 million invested, $900,000 for the Sturm Entities and $900,000 for Enron). Spectra 3 and Enron also received the six percent transaction fee on the $20 million invested in the Additional Equity Investment ($600,000 for the Sturm Entities and $600,000 for Enron). In addition, the Company reimbursed all reasonable costs and expenses of the Sturm Entities and Enron incurred in connection with the Stock Purchase Agreement, up to a maximum of $50,000 for the Sturm Entities and $50,000 for Enron, plus the $90,000 of required filing fees under the Hart-Scott-Rodino Act.

    MANAGEMENT SERVICES AGREEMENTS. The Company executed Management Services Agreements with Corporate Managers, LLC, a Colorado limited liability company and an affiliate of the Sturm Entities, and Enron pursuant to which they will provide management services to the Company for three years following the closing of the Equity Investment for an annual management fee. Both Management Services Agreements initially provided for annual management fees of $500,000 plus out of pocket expenses. The Company has amended the Management Services Agreement with Corporate Managers, LLC to provide for an annual management fee of $620,000 plus out of pocket expenses because Mr. Sturm has taken a more active management role with the Company than originally anticipated. Corporate Managers, LLC and Enron each has the right in its discretion to terminate its Management Services Agreement with the Company.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

    The Exchange Notes will be issued pursuant to an indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA"), as in effect on the date of the Indenture. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to such agreement, including the definitions therein of certain terms used below. A copy of the Indenture is available from the Company upon request. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used below in this "Description of Exchange Notes" section, the term "Company" refers only to FirstWorld Communications, Inc. and not to any of its Subsidiaries.


    The Exchange Notes will be senior obligations of the Company, will rank PARI PASSU in right of payment with all existing and future senior Indebtedness of the Company and will rank senior in right of payment to any future Subordinated Indebtedness of the Company, but will be effectively subordinated to any secured Indebtedness of the Company and future Indebtedness and other liabilities (including Subordinated Indebtedness and trade payables) of the Company's Subsidiaries. The Indenture will permit the incurrence of substantial additional Indebtedness, including secured Indebtedness, by the Company and its Subsidiaries, subject to certain restrictions. See "Risk Factors--Effective Subordination of Notes; Holding Company Structure." As of June 30 1998, the Company had no Subordinated Indebtedness and $7.1 million in outstanding Indebtedness that ranks PARI PASSU with the Notes. The Notes will not be secured by any assets and will be effectively subordinated to any existing and future secured indebtedness of the Company and its Subsidiaries, to the extent of the value of the assets securing such indebtedness. As of June 30, 1998, the Company had approximately $243.2 million of outstanding indebtedness. In addition, all existing and future liabilities (including trade payables) of the Company's Subsidiaries will be effectively senior to the Notes. See "Risk Factors--Effective Subordination of Notes; Holding Company Structure." As of June 30, 1998, the total liabilities of the Company's Subsidiaries was approximately $28.3 million. Any rights of the Company and its creditors, including the Holders of Notes, to participate in the assets of any of the Company's Subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (including trade creditors).


    The operations of the Company are conducted primarily through its Subsidiaries and the Company is therefore dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. See "Risk Factors--Effective Subordination of Notes; Holding Company Structure."

    As of the date of the Indenture, the Company had six Subsidiaries, each of which was designated as a Restricted Subsidiary. Under certain circumstances, the Company will be able to designate Subsidiaries of the Company, including Subsidiaries that it creates or acquires in the future, to be Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. See "--Certain Covenants--Restricted and Unrestricted Subsidiaries."

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited in aggregate principal amount at maturity to $470 million and will mature on April 15, 2008. Until the Full Accretion Date, no interest will accrue or be payable on the Notes, but the

Accreted Value will accrete (representing the amortization of original issue discount) between the date of issuance and the Full Accretion Date, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount at maturity of the Notes on the Full Accretion Date. Beginning on the Full Accretion Date, interest on the Notes will accrue at the rate of 13% per annum and will be payable in cash semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2003, to Holders of record on the immediately preceding April 1 and October 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Full Accretion Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; PROVIDED that all payments of principal, premium, if any, and interest with respect to Notes of Holders which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York, New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    Except as noted below, the Notes will not be redeemable at the Company's option prior to April 15, 2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, in amounts of $1,000 or integral multiples thereof, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     106.500%
2004..............................................................................     104.333%
2005..............................................................................     102.167%
2006 and thereafter...............................................................     100.000%

    In addition, at any time on or prior to April 15, 2001, the Company, at its option, may use the net cash proceeds (but only to the extent such proceeds consist of cash or Cash Equivalents) from one or more Public Equity Offerings or the sale of Capital Stock (other than Disqualified Stock) to one or more Strategic Investors in a single transaction or a series of related transactions to redeem up to an aggregate of 35% of the Accreted Value of the Notes at a redemption price of 113% of the Accreted Value thereof at the time of redemption, plus accrued and unpaid interest, if any, to the date of redemption; PROVIDED that at least 65% of the Accreted Value of the Notes originally issued must remain outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption, the Company must mail a notice of redemption no later than 30 days after the related Public Equity Offering or sale of Capital Stock and must consummate such redemption within 60 days of the closing of such Public Equity Offering or sale of Capital Stock.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

    The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Indenture requires the Company to make an offer to each Holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (or if such Change of Control Offer is prior to the Full Accretion Date, 101% of the Accreted Value thereof on the date of repurchase). Within 10 days following any Change of Control, the Company or the Trustee (at the expense of the Company) will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the applicable requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) irrevocably deposit with the paying agent for the Notes an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount or Accreted Value, as applicable, of Notes or portions thereof tendered to the Company and accepted for payment. The paying agent for the Notes will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

    ASSET SALES

    The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Sale at least equal to the Fair Market Value (as evidenced by a Board Resolution delivered to the Trustee) of the Property or assets sold or otherwise disposed of; (ii) at least 80% of the consideration received by the Company or such Restricted Subsidiary for such Property or assets consists of (a) cash, Cash Equivalents, or Telecommunications Assets; and/or (b) the assumption of Indebtedness of the Company or such Restricted Subsidiary (other than Indebtedness that is subordinated to the Notes) and the release of the Company or the Restricted Subsidiary, as the case may be, from all liability on the Indebtedness assumed; and (iii) the Company or such Restricted Subsidiary, as the case may be, uses the Net Cash Proceeds from such Asset Sale in the manner set forth in the next two paragraphs.

    Within 360 days after any Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may at its option (i) reinvest an amount equal to the Net Cash Proceeds (or any portion thereof) from such Asset Sale in Telecommunications Assets or in Voting Stock of any Person engaged in the Telecommunications Business in the United States (PROVIDED that such Person concurrently becomes a Restricted Subsidiary of the Company) and/or (ii) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to the permanent reduction of Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary) that is senior to or PARI PASSU with the Notes or to the permanent reduction of Indebtedness or preferred stock of any Restricted Subsidiary (other than Indebtedness to, or preferred stock owned by, the Company or another Restricted Subsidiary). Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Telecommunications Assets or in Capital Stock of any Person engaged in the Telecommunications Business (as described above) and/or to reduce senior or PARI PASSU Indebtedness of the Company or Indebtedness or preferred stock of its Restricted Subsidiaries shall constitute "Excess Proceeds."

    If at any time the aggregate amount of Excess Proceeds calculated as of such date exceeds $5 million, the Company shall, within 30 days, use such Excess Proceeds to make an offer to purchase (an "Asset Sale Offer") on a PRO RATA basis, from all Holders, Notes in an aggregate principal amount equal to the maximum principal amount that may be purchased out of Excess Proceeds, at a purchase price (the "Offer Purchase Price") in cash equal to 100% of the Accreted Value thereof on any purchase date occurring prior to the Full Accretion Date, or 100% of the principal amount thereof on any purchase date occurring on or after the Full Accretion Date, plus accrued and unpaid interest, if any, to the purchase date, in accordance with the procedures set forth in the Indenture. Upon completion of an Asset Sale Offer (including payment of the Offer Purchase Price), any surplus Excess Proceeds that were the subject of such offer shall cease to be Excess Proceeds, and the Company may then use such amounts for general corporate purposes.

    The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of Notes pursuant to an Asset Sale Offer. If the aggregate Accreted Value or principal amount, as the case may be, of Notes tendered pursuant to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis.

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
CERTAIN COVENANTS

    Set forth below are certain covenants that are contained in the Indenture:

    LIMITATION ON CONSOLIDATED INDEBTEDNESS

    The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness) after the Issue Date unless the ratio of (i) the aggregate consolidated principal amount of Indebtedness of the Company outstanding as of the most recent available quarterly or annual balance sheet, after giving PRO FORMA effect to the Incurrence of such Indebtedness and any other Indebtedness Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to
(ii) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters immediately preceding the Incurrence of such Indebtedness for which consolidated financial statements of the Company have become available, determined on a PRO FORMA basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be less than 6.0 to 1.0 for such four-quarter periods ending on or prior to December 31, 2000 and 5.5 to 1.0 for such periods ending thereafter, after giving PRO FORMA effect to the Incurrence of such Indebtedness and any other Indebtedness Incurred since such balance sheet date and the receipt and application of the proceeds thereof.

    Notwithstanding the foregoing limitation, the provisions of the preceding paragraph will not apply to the Incurrence of any of the following items of Indebtedness, each such item to be given independent effect:

        (i) the Incurrence by the Company and/or any of its Restricted Subsidiaries of Indebtedness under Senior Credit Facilities in an aggregate principal amount outstanding or available at any one time not to exceed $75 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Senior Credit Facilities, does not exceed the aggregate principal amount outstanding or available under all Senior Credit Facilities immediately prior to such renewal, extension, refinancing or refunding, less amounts permanently repaid with proceeds from an Asset Sale;

        (ii) the Incurrence by the Company and/or any of its Restricted Subsidiaries of Purchase Money Indebtedness and Vendor Financing Indebtedness, provided that the aggregate amount of such Purchase Money Indebtedness or Vendor Financing Indebtedness Incurred does not exceed 80% of the total cost of the Telecommunications Assets financed therewith (or, in the case of Vendor Financing Indebtedness, 100% of the total cost of the Telecommunications Assets financed therewith if such Vendor Financing Indebtedness was extended for the purchase of tangible physical assets and was so financed by the vendor thereof or an affiliate of such vendor);

       (iii) the Incurrence by the Company and/or any of its Restricted Subsidiaries, as applicable, of Indebtedness owed by the Company to any Restricted Subsidiary of the Company or Indebtedness owed by a Restricted Subsidiary of the Company to the Company or another Restricted Subsidiary of the Company; provided that upon (x) the transfer or other disposition by such Restricted Subsidiary or the Company of any Indebtedness so permitted to a Person other than the Company or another Restricted Subsidiary of the Company, (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary to a Person other than the Company or another such Restricted Subsidiary or (z) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of such transfer or other disposition;

       (iv) the Incurrence by the Company and/or any of its Restricted Subsidiaries of Indebtedness Incurred to renew, extend, refinance or refund (each, a "refinancing") the Notes or Indebtedness outstanding at the date of the Indenture or Purchase Money Indebtedness or Vendor Financing Indebtedness Incurred pursuant to clause (ii) of this paragraph in an aggregate amount (as determined pursuant to the definition of "Indebtedness") not to exceed the aggregate amount of Indebtedness (as so determined), and accrued interest on, the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the reasonable expenses of the Company Incurred in connection with such refinancing; PROVIDED that Indebtedness the proceeds of which are used to refinance the Notes or Indebtedness which is PARI PASSU to the Notes or Indebtedness which is subordinate in right of payment to the Notes shall only be permitted under this clause (iv) if (A) in the case of any refinancing of the Notes or Indebtedness which is PARI PASSU to the Notes, the refinancing Indebtedness is PARI PASSU to the Notes or constitutes Subordinated Indebtedness, and, in the case of any refinancing of Subordinated Indebtedness, the refinancing Indebtedness constitutes Subordinated Indebtedness and (B) in any case, the refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (x) does not provide for payments of principal of such Indebtedness at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Indebtedness upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Indebtedness being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or a Restricted Subsidiary of the Company) of such Indebtedness at the option of the holder thereof prior to the time the same are required by the terms of the Indebtedness being refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by the Company or a Restricted Subsidiary of the Company) which is conditioned upon a change of control pursuant to provisions substantially similar to those described under "--Repurchase at the Option of Holders--Change of Control;"

        (v) the Incurrence by the Company and/or any of its Restricted Subsidiaries of Indebtedness consisting of Permitted Interest Rate Protection Agreements;

        (vi) the Incurrence by the Company and/or any of its Restricted Subsidiaries of Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business or (B) arising from customary agreements providing for indemnification, adjustment of purchase price for closing balance sheet changes within 90 days after closing, or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition) and in an aggregate principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

       (vii) the Incurrence by the Company of Indebtedness (other than secured Acquired Indebtedness) in an aggregate principal amount not to exceed 2.0 times the sum of the net cash proceeds received by the Company after the date of the Indenture in connection with any issuance and sale of Capital Stock (other than Disqualified Stock and other than the proceeds of the Equity Commitment), PROVIDED that such Indebtedness does not mature prior to the Stated Maturity of the Notes or has an Average Life at least equal to the Notes; and

      (viii) the Incurrence by the Company and/or any of its Restricted Subsidiaries of Indebtedness not otherwise permitted to be Incurred pursuant to clauses (i) through (vii) above, which, together with any other outstanding Indebtedness Incurred pursuant to this clause (viii), has an aggregate principal amount not in excess of $10 million at any time outstanding.

    Notwithstanding any other provision of this "--Certain Covenants--Limitation on Consolidated Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "--Certain Covenants--Limitation on Consolidated Indebtedness" covenant shall not be deemed to be exceeded due solely as the result of fluctuations in the exchange rates of currencies.

    For purposes of determining any particular amount of Indebtedness under this "--Certain Covenants--Limitation on Consolidated Indebtedness" covenant (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "--Certain Covenants--Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "--Certain Covenants-- Limitation on Consolidated Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to such proposed Restricted Payment (i) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; (ii) after giving effect, on a PRO FORMA basis, to such Restricted Payment and the Incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "--Certain Covenants--Limitation on Consolidated Indebtedness;" and (iii) after giving effect to such Restricted Payment on a PRO FORMA basis, the aggregate amount expended (the amount so expended, if other than cash, to be determined in good faith by a majority of the disinterested members of the Board of Directors, whose determination shall be conclusive and evidenced by a resolution thereof filed with the Trustee) or declared for all Restricted Payments after the Issue Date does not exceed the sum of (A) 50% of the Consolidated Net Income of the Company (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) for the period (taken as one accounting period) beginning on the last day of the fiscal quarter immediately preceding the Issue Date and ending on the last day of the fiscal quarter for which the Company's financial statements have become available immediately preceding the date of such Restricted Payment, PLUS
(B) 100% of the net reduction in Investments, subsequent to the Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Investments previously made subsequent to the Issue Date by the Company or any Restricted Subsidiary in such Person and which was treated as a Restricted Payment PLUS (C) the aggregate net proceeds (other than proceeds received by the Company pursuant to the Equity Commitment or used in the manner set forth in clause (ii) of the following paragraph) received after the date of the Indenture, including the fair value of property other than cash (determined in good faith by a majority of the disinterested members of the Board of Directors, whose determination shall be conclusive and evidenced by a resolution thereof filed with the Trustee): (x) as capital contributions to the Company, (y) from the issuance (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company, or (z) from the conversion of Indebtedness of the Company into Capital Stock (other than Disqualified Stock and other than by a Restricted Subsidiary) of the Company after the date of the Indenture.

    The foregoing limitations shall not prevent the Company from (i) paying a dividend at any time within 60 days after the declaration thereof if, on the declaration date, the Company could have paid such dividend in compliance with the preceding paragraph; (ii) retiring (A) any Capital Stock of the Company or any Restricted Subsidiary of the Company, (B) Indebtedness of the Company that is subordinate to the Notes, in exchange for, or out of the proceeds of, the substantially concurrent sale of Qualified Stock of the Company or (C) Indebtedness of a Restricted Subsidiary which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes and which was scheduled to mature on or after the maturity of the Notes, in exchange for, or out of the proceeds of (x) the substantially concurrent sale of Qualified Stock of the Company or (y) the substantially concurrent Incurrence of Indebtedness of the Company or any Restricted Subsidiary that (I) is permitted under the covenant described under "--Certain Covenants--Limitation on Consolidated Indebtedness" (II) is not secured by any assets of the Company or any Restricted Subsidiary to a greater extent than the retired Indebtedness was so secured, (III) has an Average Life at least as long as the retired Indebtedness and (IV) is subordinated in right of payment to the Notes at least to the same extent as the retired Indebtedness; (iii) retiring any Indebtedness of the Company that is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, the substantially concurrent Incurrence of Indebtedness of the Company (other than Indebtedness to a Subsidiary of the Company), provided that such new Indebtedness (A) is subordinated in right of payment to the Notes at least to the same extent as, (B) has an Average Life at least as long as, and (C) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so retired; (iv) making payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets permitted under "--Consolidation, Merger, Conveyance, Lease or Transfer"; (v) retiring any Capital Stock of the Company to the extent necessary (as determined in good faith by a majority of the disinterested members of the Board of Directors, whose determination shall be conclusive and evidenced by a resolution thereof filed with the Trustee) to prevent the loss, or to secure the renewal or reinstatement, of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency; (vi) retiring any Capital Stock or warrants or options to acquire Capital Stock of the Company or any Restricted Subsidiary held by any directors, officers or employees of the Company or any Restricted Subsidiary, PROVIDED that the aggregate price paid for all such retired Capital Stock, warrants or options shall not exceed $500,000 in any twelve-month period; (vii) making Investments in connection with Permitted Joint Ventures in an aggregate amount not to exceed $15 million; and (viii) making Investments not otherwise permitted in an aggregate amount not to exceed $5 million at any time outstanding.

    In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (ii) and (iii) of the foregoing paragraph shall not be included as Restricted Payments.

    Not later than the date of making any Restricted Payment (including any Restricted Payment permitted to be made pursuant to the three previous paragraphs), the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available financial statements.

    LIMITATION ON LIENS

    The Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur or suffer to exist any Lien (other than a Permitted Lien) on or with respect to any property or assets now owned or hereafter acquired to secure any Indebtedness without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (i) equally and ratably with such Indebtedness as to such property for so long as such Indebtedness will be so secured or (ii) in the event such Indebtedness is Indebtedness of the Company which is subordinate in right of payment to the Notes, prior to such Indebtedness as to such property for so long as such Indebtedness will be so secured.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction (other than a Sale and Leaseback Transaction between the Company or a Restricted Subsidiary on the one hand and a Restricted Subsidiary or the Company on the other hand), unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale and Leaseback Transaction at least equal to the Fair Market Value (as evidenced by a Board Resolution delivered to the Trustee) of the Property subject to such transaction; (ii) the Attributable Indebtedness of the Company or such Restricted Subsidiary with respect thereto is included as Indebtedness and would be permitted by the covenant described under "--Certain Covenants--Limitation on Consolidated Indebtedness"; (iii) the Company or such Restricted Subsidiary would be permitted to create a Lien on such Property without securing the Notes by the covenant described under "--Certain Covenants--Limitation on Liens"; and (iv) the Net Cash Proceeds from such transaction are applied in accordance with the covenant described under "--Asset Sales," if applicable.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause or suffer to exist or become effective, or enter into, any encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary; (ii) to make loans or advances to the Company or any Restricted Subsidiary; or (iii) to transfer any of its Property to the Company or any other Restricted Subsidiary, except: (a) any encumbrance or restriction existing as of the Issue Date pursuant to the Indenture or any other agreement relating to any Existing Indebtedness or any Indebtedness under a Senior Credit Facility otherwise permitted under the Indenture; (b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of Property, so long as the encumbrances or restrictions in any such agreement relate solely to the Property so acquired;
(c) any encumbrance or restriction relating to any Indebtedness of any Restricted Subsidiary existing on the date on which such Restricted Subsidiary is acquired by the Company or another Restricted Subsidiary (other than any such Indebtedness Incurred by such Restricted Subsidiary in connection with or in anticipation of such acquisition); (d) any encumbrance or restriction existing under or by reason of applicable law; (e) any encumbrance or restriction pursuant to an agreement effecting a permitted refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clauses (a) through
(d), so long as the encumbrances and restrictions contained in any such refinancing agreement are not materially more restrictive than the encumbrances and restrictions contained in such agreements; (f) customary provisions (A) that restrict the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset; (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (g) in the case of clause (iii) above, restrictions contained in any security agreement (including a Capital Lease Obligation) securing Indebtedness of the Company or a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement and (h) any restriction with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that the consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is not consummated and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into.

    Nothing contained in this "--Certain Covenants--Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any other Restricted Subsidiary from (1) creating, Incurring, assuming or suffering to exist any Liens otherwise permitted under the covenant described in "--Certain Covenants--Limitation on Liens" or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries otherwise permitted under "--Certain Covenants--Limitation on Consolidated Indebtedness."

    LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company (i) shall not permit any Restricted Subsidiary to issue any Capital Stock other than to the Company or a Restricted Subsidiary unless immediately after giving effect thereto such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment of the Company or any other Restricted Subsidiary in such Restricted Subsidiary would have been permitted under "--Certain Covenants--Limitation on Restricted Payments" if made on the date of such issuance and (ii) shall not permit any Person other than the Company or a Restricted Subsidiary to own any Capital Stock of any Restricted Subsidiary, other than directors' qualifying shares except for a sale of 100% of the Capital Stock of a Restricted Subsidiary sold in a transaction not prohibited by the covenant described under "Repurchase at the Option of Holders--Asset Sales."

    TRANSACTIONS WITH AFFILIATES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of, any of its Properties or assets to, or purchase any Property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction or series of related Affiliate Transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable arms-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate (or, in the event that there are no comparable transactions involving Persons who are not Affiliates of the Company or the relevant Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company has determined to be fair to the Company or the relevant Restricted Subsidiary) and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments in excess of $1 million, a Board Resolution certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (a) above and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors who have determined that such Affiliate Transaction or series of related Affiliate Transactions is in the best interest of the Company or such Restricted Subsidiary and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments in excess of $10 million, a written opinion from an investment banking firm of national standing in the United States which, in the good faith judgment of the Board of Directors, is independent with respect to the Company and its Subsidiaries and qualified to perform such task; PROVIDED that the following shall not be deemed Affiliate Transactions: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and

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consistent with industry practice; (ii) any agreement or arrangement with respect to the compensation of a director or officer of the Company or any Restricted Subsidiary approved by a majority of the disinterested members of the Board of Directors and consistent with industry practice; (iii) transactions between or among the Company and its Restricted Subsidiaries; (iv) transactions permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments"; and (v) transactions pursuant to the Management Services Agreements described under "Certain Transactions," as in effect on the Issue Date.

    LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

    The Indenture provides that the Company will not permit any Subsidiary, directly or indirectly, to Guarantee, assume or in any other manner become liable with respect to any Pari Passu Indebtedness or Subordinated Indebtedness of the Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes on the same terms as the Guarantee of such Indebtedness; PROVIDED that (i) such Guarantee need not be secured unless required pursuant to "Limitation on Liens" and (ii) if such Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, Guarantee or other liability of such Subsidiary with respect to such Indebtedness shall be subordinated to such Subsidiary's Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes. This paragraph shall not apply to any Guarantee or assumption of liability of Indebtedness permitted under the Indenture described in clauses (i), (iv), (v) and (vi) of the second paragraph under "--Limitation on Consolidated Indebtedness."

    Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all or substantially all of the assets of such Subsidiary or all of the Capital Stock of such Subsidiary owned by the Company, which transaction is in compliance with the terms of the Indenture and such Subsidiary is released from its Guarantees of other Indebtedness of the Company or any of its Subsidiaries.

    RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    (a) The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary so long as (A) such Subsidiary (i) does not have any obligations which, if in Default, would result in a cross default on Indebtedness of the Company or a Restricted Subsidiary (other than Indebtedness to the Company or a Restricted Subsidiary), (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, unless such agreement, contract, arrangement or understanding constitutes a Restricted Payment permitted by the Indenture; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (iv) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; (v) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries or has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries, (vi) such Subsidiary does not own any Telecommunications Assets that are essential to the operation of the Company's business, taken as a whole and (vii) one of the following is true: (x) such Subsidiary has total assets of $1,000 or less, (y) such Subsidiary has assets of more than $1,000 and an Investment in such Subsidiary in an amount equal to the Fair Market Value of such Subsidiary would then be permitted under the first paragraph of "--Certain Covenants--Limitation on Restricted Payments" or (z) such designation is effective immediately upon such Person becoming a

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Subsidiary; and (B) no Default or Event of Default would occur as a result of such designation. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary thereof.

    (b) The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of related transactions that would result in a Person (other than a newly formed Subsidiary having no outstanding Indebtedness (other than Indebtedness to the Company or a Restricted Subsidiary) at the date of determination) becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of related transactions, on a pro forma basis, (i) the Company could Incur at least $1.00 of additional Indebtedness pursuant to "--Certain Covenants--Limitation on Consolidated Indebtedness" and (ii) no Default or Event of Default would occur.

    (c) Subject to clause (b), an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary. The designation of a Subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary in compliance with clause (b) shall be made by the Board of Directors pursuant to a Board Resolution delivered to the Trustee and shall be effective as of the date specified in such Board Resolution, which shall not be prior to the date such Board Resolution is delivered to the Trustee.

    BUSINESS ACTIVITIES

    The Indenture provides that the Company and its Restricted Subsidiaries may not, directly or indirectly, engage in any business other than the Telecommunications Business.

    PAYMENTS FOR CONSENT

    The Indenture provides that neither the Company nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes and file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, for so long as any Notes are outstanding, the Company will furnish to the Holders of the Notes, securities analysts and prospective investors or beneficial owners of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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CONSOLIDATION, MERGER, CONVEYANCE, LEASE OR TRANSFER

    The Company will not, in any transaction or series of related transactions, consolidate with, or merge with or into, any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing corporation), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of the Company and the Restricted Subsidiaries taken as a whole to any other Person, unless:

        (i) either (a) the Company shall be the continuing corporation or (b) the corporation (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of the Company and the Restricted Subsidiaries taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of the Company's covenants and obligations under the Indenture;

        (ii) immediately after giving effect to such transaction or series of related transactions on a PRO FORMA basis (including, without limitation, any Indebtedness Incurred in connection with or in respect of such transaction or series of related transactions), no Event of Default or Default shall have occurred and be continuing;

       (iii) immediately after giving effect to such transaction or series of related transactions on a PRO FORMA basis (including, without limitation, any Indebtedness Incurred in connection with or in respect of such transaction or series of related transactions), the Company (or the Surviving Entity, if the Company is not continuing) would (A) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "--Certain Covenants--Limitation on Consolidated Indebtedness" and (B) have a Consolidated Net Worth that is not less than the Consolidated Net Worth of the Company immediately before such transaction or series of related transactions; and

        (iv) if, as a result of any such transaction, Property of the Company would become subject to a Lien prohibited by the provisions of the Indenture described under "--Certain Covenants--Limitation on Liens" above, the Company or the successor entity shall have secured the Notes as required thereby.

EVENTS OF DEFAULT

    Each of the following is an "Event of Default" under the Indenture:

        (a) default in the payment of interest (including any Special Interest) on any Note when the same becomes due and payable, and the continuance of such default for a period of 30 days;

        (b) default in the payment of the principal of (or premium, if any, on) any Note at its maturity, upon optional redemption, required repurchase (including pursuant to a Change of Control Offer or an Asset Sale Offer) or otherwise or the failure to make an offer to purchase any Note as required;


        (c) the Company or any of its Restricted Subsidiaries fails to comply with any of its covenants or agreements described under "--Repurchase at the Option of Holders," "--Certain Covenants-- Limitation on Restricted Payments," "--Certain Covenants--Limitation on Consolidated Indebtedness," "--Certain Covenants--Limitation on Liens," "--Certain Covenants--Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" or "--Consolidation, Merger, Conveyance, Lease or Transfer";


        (d) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty addressed in (a), (b) or (c) above) and continuance of

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    such Default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% of the aggregate principal amount of the outstanding Notes;

        (e) (i) any payment of principal, and premium, if any, in excess of $5 million with respect to Indebtedness of the Company or any Restricted Subsidiary is not paid when due within the applicable grace period, if any, or (ii) Indebtedness of the Company or any Restricted Subsidiary is accelerated by the holders thereof and the amount of principal and premium, if any, of such accelerated Indebtedness exceeds $5 million;

        (f) the entry by a court of competent jurisdiction of one or more final judgments against the Company or any Restricted Subsidiary in an uninsured and unindemnified aggregate amount in excess of $5 million which is not discharged, waived, stayed, bonded or satisfied for a period of 45 consecutive days;

        (g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency, or other similar law or (ii) a decree or order adjudging the Company or any Restricted Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Restricted Subsidiary under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Restricted Subsidiary, or ordering the winding up or liquidation of the affairs of the Company or any Restricted Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 45 consecutive days; or

        (h) (i) the commencement by the Company or any Restricted Subsidiary of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or (ii) the consent by the Company or any Restricted Subsidiary to the entry of a decree or order for relief in respect of the Company or any Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Restricted Subsidiary; or (iii) the filing by the Company or any Restricted Subsidiary of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law; or (iv) the consent by the Company or any Restricted Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Restricted Subsidiary, or the making by the Company or any Restricted Subsidiary of an assignment for the benefit of creditors; or (v) the admission by the Company or any Restricted Subsidiary in writing of its inability to pay its debts generally as they become due; or (vi) the taking of corporate action by the Company or any Restricted Subsidiary in furtherance of any such action.

    If any Event of Default (other than an Event of Default specified in clause
(g) or (h) above) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% of the outstanding aggregate principal amount of Notes may declare the Default Amount (as defined below) and any accrued and unpaid interest on all Notes then outstanding to be immediately due and payable by a

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notice in writing to the Company (and to the Trustee if given by Holders of the
Notes), and upon any such declaration, such Default Amount and any accrued interest will become and be immediately due and payable. If any Event of Default specified in clause (g) or (h) above occurs, the Default Amount and any accrued and unpaid interest on the Notes then outstanding shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes. Until the Full Accretion Date, the "Default Amount" shall equal the Accreted Value of the Notes as of such date. On or after the Full Accretion Date, the "Default Amount" shall equal 100% of the principal amount thereof. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to April 15, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The Company will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 30 days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (other than relating to the payment of principal or interest) if the Trustee determines that withholding such notice is in the Holders' interest.

AMENDMENT, SUPPLEMENT AND WAIVER

    The Company and the Trustee may, at any time and from time to time, without notice to or consent of any Holder of Notes, enter into one or more indentures supplemental to the Indenture (1) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company in the Indenture and the Notes; (2) to add to the covenants of the Company, for the benefit of the Holders, or to surrender any right or power conferred upon the Company by the Indenture; (3) to add any additional Events of Default; (4) to provide for uncertificated Notes in addition to or in place of certificated Notes; (5) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee; (6) to secure the Notes;
(7) to cure any ambiguity in the Indenture, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the Indenture; PROVIDED such actions shall not adversely affect the interests of the Holders in any material respect; or (8) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA

    With the consent of the Holders of not less than a majority in principal amount of the outstanding Notes, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders; provided that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note: (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or alter the redemption provisions thereof, or reduce the principal amount thereof (or premium, if any), or the interest thereon that would be due and payable upon Maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to

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institute suit for the enforcement of any such payment on or after the maturity thereof; (2) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder; (3) subordinate in right of payment, or otherwise subordinate, the Notes to any other Indebtedness; (4) modify any provision of the Indenture relating to the calculation of Accreted Value; or (5) modify any provision described in this paragraph (except to increase any percentage set forth herein).

    The Holders of not less than a majority in principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive any past Default under the Indenture and its consequences, except a Default (1) in the payment of the principal of (or premium, if any) or interest on any Note, or (2) in respect of a covenant or provision hereof which under the proviso to the prior paragraph cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

    The Company may terminate its obligations under the Indenture when (i) either (A) all outstanding Notes have been delivered to the Trustee for cancellation or (B) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (or premium, if any, on) and interest to the date of deposit or maturity or date of redemption; (ii) the Company has paid or caused to be paid all sums payable by the Company under the Indenture; and (iii) the Company has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Indenture.

    The Company, at its election, shall (a) be deemed to have paid and discharged its debt on the Notes and the Indenture shall cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer, substitution and exchange of Notes and the Company's right of optional redemption, (ii) rights of Holders to receive payments of principal of, premium, if any, and interest on the Notes (but not the Change of Control Purchase Price or the Offer Purchase Price) and any rights of the Holders with respect to such amounts, (iii) the rights, obligations and immunities of the Trustee under the Indenture and (iv) certain other specified provisions in the Indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants including those described under "--Certain Covenants," after the irrevocable deposit by the Company with the Trustee, in trust for the benefit of the Holders, at any time prior to the maturity of the Notes, of (A) money in an amount, (B) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the Notes, money in an amount, or (C) a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, and interest on, the Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of the Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by the Company to the Trustee of an opinion of counsel reasonably acceptable to the Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the Holders; and (ii) the Company's deposit will not result in the Trust or the Trustee being subject to regulation under the Investment Company Act of 1940.

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THE TRUSTEE

    The Bank of New York is the Trustee under the Indenture.

    The Holders of not less than a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. The Indenture provides that in case an Event of Default shall occur (which shall not be cured or waived), the Trustee will be required, in the exercise of its rights and powers under the Indenture, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of the Notes, unless such Holders shall have offered to the Trustee indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF CONTROLLING PERSONS, DIRECTORS, OFFICERS, EMPLOYEES AND
  STOCKHOLDERS

    No controlling Person, director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any covenant, agreement or other obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its past, present or future status as a controlling Person, director, officer, employee, incorporator or stockholder of the Company. By accepting a Note each Holder waives and releases all such liability (but only such liability). The waiver and release are part of the consideration for issuance of the Notes. Nonetheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the Commission that such a waiver is against public policy.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACCRETED VALUE" is defined to mean, for any date of calculation, the amount calculated pursuant to (i), (ii), (iii) or (iv) for each $1,000 of principal amount at maturity of Notes:

        (i) if such date of calculation occurs on one or more of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

SEMI-ANNUAL                                                                         ACCRETED
ACCRUAL DATE                                                                         VALUE
---------------------------------------------------------------------------------  ----------
April 15, 1998...................................................................  $   532.73
October 15, 1998.................................................................      567.36
April 15, 1999...................................................................      604.24
October 15, 1999.................................................................      643.52
April 15, 2000...................................................................      685.34
October 15, 2000.................................................................      729.89
April 15, 2001...................................................................      777.34
October 15, 2001.................................................................      827.86
April 15, 2002...................................................................      881.67
October 15, 2002.................................................................      938.98
April 15, 2003...................................................................    1,000.00

        (ii) if such date of calculation occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) $532.35 and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less $532.35 MULTIPLIED by (2) a fraction, the numerator of which is the number of days from the Issue Date to such date of calculation, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

       (iii) if such date of calculation occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value of Semi-Annual Accrual Date immediately preceding such date of calculation and
    (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to such date of calculation, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

        (iv) if such date of calculation occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

    "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a Subsidiary of such specified Person.

    "AFFILIATE" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "under common control with" and "controlled by"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; PROVIDED, that Beneficial Ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

    "ASSET SALE" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the specified Person, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Restricted Subsidiary of such Person or by such Person to a Restricted Subsidiary of such Person) of (i) shares of Capital Stock or other ownership interests of a Restricted Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business (other than as part of a Permitted Investment) or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business and, in each case, that is not governed by the provisions of the Indenture applicable to consolidations, mergers, and transfers of all or substantially all of the assets of the Company; PROVIDED that "Asset Sale" shall not include (i) sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business, (ii) simultaneous exchanges by the Company or any Restricted Subsidiary of Telecommunications Assets for other Telecommunications Assets in the ordinary course of business; PROVIDED that the applicable Telecommunications Assets received by the Company or such Restricted Subsidiary have at least substantially equal Fair Market Value to the Company or such Restricted Subsidiary (as determined by the Board of Directors whose good faith determination shall be conclusive and evidenced by a Board Resolution filed with the Trustee), (iii) disposals or replacements of obsolete, uneconomical, negligible, worn-out or surplus property in the ordinary course of business;
(iv) sales or other dispositions of assets in a single or series of related transactions with a Fair Market Value or net proceeds (as certified in an Officers' Certificate) not in excess of $2 million; (v) a Restricted

Payment that is permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments"; or (vi) a conveyance constituting or pursuant to a Permitted Lien.

    "ATTRIBUTABLE INDEBTEDNESS" means, with respect to any Sale and Leaseback Transaction of any Person, as at the time of determination, the greater of (i) the capitalized amount in respect of such transaction that would appear on the balance sheet of such Person in accordance with GAAP and (ii) the present value (discounted at a rate consistent with accounting guidelines, as determined in good faith by the responsible accounting officer of such Person) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

    "AVERAGE LIFE" means, as of any date, with respect to any debt security or Disqualified Stock, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the dates of each scheduled principal payment or redemption payment (including any sinking fund or mandatory redemption payment requirements) of such debt security or Disqualified Stock multiplied in each case by (y) the amount of such principal or redemption payment, by (ii) the sum of all such principal or redemption payments.

    "BENEFICIAL OWNER" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and (2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

    "BOARD OF DIRECTORS" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors.

    "BOARD RESOLUTION" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination.

    "CAPITAL LEASE OBLIGATION" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "CAPITAL STOCK" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Indebtedness convertible into an equity interest), warrants or options to subscribe for or acquire an equity interest in such Person.

    "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and ratings of "A" or better from Moody's Investor's Service, Inc. ("Moody's") and Standard & Poor's Rating Services ("S&P"), (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having A-2; P-2 ratings obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition and (vi) money market and mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) any Person or group (as defined above) other than the Permitted Holders is or becomes the Beneficial Owner, directly or indirectly, of more than 35% of the total Voting Stock or Total Common Equity of the Company, including by way of merger, consolidation or otherwise or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    "CLOSING DATE" means April 13, 1998, the date on which Private Notes were issued by the Company.

    "CLOSING PRICE" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

    "COMMON STOCK" means Capital Stock other than Preferred Stock.

    "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted.

    "CONSOLIDATED CASH FLOW AVAILABLE FOR FIXED CHARGES" for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of the Company and its Restricted Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Company and its Restricted Subsidiaries for such period, plus (iv) any non-cash expense related to the issuance to employees of the Company or any Restricted Subsidiary of the Company of options to purchase Capital Stock of the Company or such Restricted Subsidiary, plus (v) any non-cash expense related to a purchase accounting adjustment not requiring an accrual or reserve and separately disclosed in the Company's income statement, and decreased by the amount of any non-cash item that increases such Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP; PROVIDED that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of the Company (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Company) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary of the Company to the extent of such restriction.

    "CONSOLIDATED INCOME TAX EXPENSE" for any period means the aggregate amounts of the provisions for income taxes of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means for any period the interest expense included in a consolidated income statement (excluding interest income) of the Company and its Restricted Subsidiaries for such period in accordance with GAAP, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation calculated in accordance with the effective interest method of accounting; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements: (iv) Preferred Stock dividends of the Company and its Restricted Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable; (v) accrued Disqualified Stock dividends of the Company and its Restricted Subsidiaries, whether or not declared or paid; (vi) interest on Indebtedness Guaranteed by the Company and its Restricted
Subsidiaries: and (vii) the portion of any Capital Lease Obligation paid during such period that is allocable to interest expense in accordance with GAAP.

    "CONSOLIDATED NET INCOME" of any Person means, for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; PROVIDED that there shall be excluded therefrom, without duplication (i) all items classified as extraordinary, (ii) any net income (or net loss) of any Person other than such Person and its Restricted Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to such Person or its Restricted Subsidiaries by such other Person during such period, (iii) the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of the related acquisition, (iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan, (v) net gains (or net losses) in respect of Asset Sales by such Person or its Restricted Subsidiaries,
(vi) the net income (or net loss) of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person is restricted by the terms of its charter or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to such Person, and (vii) the cumulative effect of changes in accounting principles.

    "CONSOLIDATED NET WORTH" of any Person means, at any date of determination, the consolidated stockholders' equity or partners' capital (excluding Disqualified Stock) of such Person and its Subsidiaries, as determined in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of issuance or (ii) was nominated for election to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or who was elected or appointed in the ordinary course by Continuing Directors or other directors so elected or appointed.

    "DEFAULT" means any event, act or condition, the occurrence of which is, or after notice or the passage of time would be, an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, or otherwise, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, or is exchangeable for Indebtedness at any time, in whole or in part, on or prior to the Stated Maturity of the Notes.

    "ENRON" means Enron Capital & Trade Resources Corp.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXISTING INDEBTEDNESS" means Indebtedness outstanding on the date of the Indenture (other than under any Senior Credit Facility).

    "EQUITY COMMITMENT" means the investment in the Company by Spectra 3 and Enron, no later than the closing of the Offering, of an additional $20 million pursuant to the SpectraNet International Common Stock Purchase Agreement dated as of December 30, 1997, as amended, among the Company, Enron and Spectra 3.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

    "FAIR MARKET VALUE" means, with respect to any asset or Property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors.

    "FULL ACCRETION DATE" means April 15, 2003.

    "GAAP" means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the Indenture shall utilize GAAP as in effect on the Issue Date.

    "GUARANTEE" means any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing).

    "HOLDER" means (i) in the case of any Note that is a Certificated Security, the Person in whose name such Note is registered in the Note Register and (ii) in the case of any Note that is a Global Security, the Depositary.

    "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Indebtedness. Indebtedness otherwise incurred by a Person before it becomes a Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to have been Incurred at the time at which such Person becomes a Subsidiary of the Company.

    "INDEBTEDNESS" means, at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations Incurred in connection with the acquisition of Property, assets or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 60 days overdue or which are being contested in good faith), (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person and, to the extent held by Persons other than such Person or its Restricted Subsidiaries, the maximum fixed redemption or repurchase price of Disqualified Stock of such Person's Restricted Subsidiaries, at the time of determination,
(vii) every obligation under Interest Rate Protection Agreements of such Person,
(viii) any Attributable Indebtedness with respect to any Sale and Leaseback Transaction to which such Person is a party, (ix) to the extent held by Persons other than such Person or its Restricted Subsidiaries, the liquidation value of any Preferred Stock issued by Restricted Subsidiaries of such Person, plus accrued and unpaid dividends, and (x) any obligation of the type referred to in clauses (i) through (ix) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; PROVIDED that, if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; PROVIDED that the amount outstanding at any time of any Indebtedness issued with original issue discount (including, without limitation, the Notes) is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

    "INTEREST RATE PROTECTION AGREEMENT" of any Person means any forward contract, futures contract, swap, option, future option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates.

    "INVESTMENT" in any Person means any direct, indirect or contingent (i) advance or loan to, Guarantee of any Indebtedness of, extension of credit or capital contribution to such Person, (ii) the acquisition of any shares of Capital Stock, bonds, notes, debentures or other securities of such Person, or
(iii) the acquisition, by purchase or otherwise, of all or substantially all of the business, assets or stock or other evidence of beneficial ownership of such Person; PROVIDED that Investments shall exclude commercially reasonable extensions of trade credit. The amount of any Investment shall be the original cost of such Investment, PLUS the cost of all additions thereto and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, up to the total amount of such Investment, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such transfer.

    "ISSUE DATE" means April 13, 1998, the date on which the Private Notes were first authenticated and delivered under the Indenture.

    "LIEN" means, with respect to any Property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property or other asset (including, without limitation, any conditional sale or title retention agreement having substantially the same economic effect as any of the foregoing).

    "MATURITY" means, when used with respect to a Note, the date on which the principal of such Note becomes due and payable as provided therein or in the Indenture, whether on the date specified in such Note as the fixed date on which the principal of such Note is due and payable, on the Change of Control Payment Date or purchase date established pursuant to the terms of the Indenture with regard to a Change of Control Offer or an Asset Sale Offer, as applicable, or by declaration of acceleration, call for redemption or otherwise.

    "NET CASH PROCEEDS" means, with respect to the sale of any Property or assets by any Person or any of its Restricted Subsidiaries, cash or readily marketable cash equivalents received net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary Incurred in connection with such sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses Incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all federal, state, foreign and local taxes arising in connection with such sale that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries, (ii) all payments made or required to be made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Properties or other assets in accordance with the terms of any Lien upon or with respect to such Properties or other assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid in connection with such sale, (iii) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such transaction and (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such transaction, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such transaction, in each case as determined by the Board of Directors of such Person, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors filed with the Trustee; PROVIDED that, in the event that any consideration for a transaction (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; and PROVIDED, FURTHER, that any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall be deemed to be Net Cash Proceeds at such time, and shall thereafter be applied in accordance with the Indenture.

    "OFFICERS' CERTIFICATE" means a certificate signed by (i) the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Executive Officer or a Vice President, and (ii) the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company and delivered to the Trustee, which shall comply with the Indenture.

    "OPINION OF COUNSEL" shall mean a written opinion of counsel, who may be counsel to the Company and who shall be satisfactory to the Trustee.

    "PARI PASSU INDEBTEDNESS" means (i) any Indebtedness of the Company that is PARI PASSU in right of payment to the Notes and (ii) with respect to any Guarantee, Indebtedness which ranks PARI PASSU in right of payment to such Guarantee.

    "PERMITTED HOLDERS" means Donald L. Sturm, Spectra 1, Spectra 2, Spectra 3, Enron and their respective Affiliates (other than the Company and its Restricted Subsidiaries) and any relative in the immediate family of Donald L. Sturm (or any entity all of the benefit ownership interest of which are owned by such a relative) to whom membership interests in Spectra 1, Spectra 2 or Spectra 3 are distributed upon the death of Donald L. Sturm.

    "PERMITTED INTEREST RATE PROTECTION AGREEMENT" of any Person means any Interest Rate Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates with respect to Indebtedness Incurred and which shall have a notional amount no greater than the payments due with respect to the Indebtedness being hedged thereby and not for purposes of speculation.

    "PERMITTED INVESTMENT" means (i) Cash Equivalents; (ii) Investments in Property used in the ordinary course of business; (iii) Investments in any Person as a result of which such Person becomes (or, in the case of the acquisition of all or substantially all of a Person's assets, such assets are acquired by) a Restricted Subsidiary in compliance with the Indenture; (iv) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (v) Permitted Interest Rate Protection Agreements with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; (vi) bonds, notes, debentures or other debt securities received as a result of Asset Sales permitted under the covenant described under "--Asset Sales"; (vii) Investments in existence at the Issue Date; (viii) commission, payroll, travel and similar advances to employees in the ordinary course of business to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and (ix) stock, obligations or securities received in satisfaction of judgments.

    "PERMITTED JOINT VENTURE" means an Investment in a Person who is not a Restricted Subsidiary and who is engaged in the Telecommunications Business.

    "PERMITTED LIENS" means (i) Liens existing on the date of the Indenture and securing Indebtedness outstanding on the date of the Indenture or Incurred on or after the Issue Date pursuant to any Senior Credit Facility; (ii) Liens in favor of the Company or any Restricted Subsidiary of the Company; (iii) Liens on Property of the Company or a Restricted Subsidiary acquired, constructed or constituting improvements made after the Issue Date of the Notes to secure Purchase Money Indebtedness or Vendor Financing Indebtedness which is otherwise permitted under the Indenture, PROVIDED that (a) the principal amount of any Indebtedness secured by any such Lien does not exceed 100% of such purchase price or cost of construction or improvement of the Property subject to such Lien, (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such Property and (c) such Lien does not extend to or cover any Property other than the specific item of Property (or portion thereof) acquired, constructed or constituting the improvements made with the proceeds of such Purchase Money Indebtedness or Vendor Financing Indebtedness; (iv) Liens to secure Acquired Indebtedness, provided that (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset, (b) such Lien does not extend to or cover any other Property and (c) such Lien was not Incurred in contemplation of such acquisition; (v) Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (i), (iii) and (iv) so long as such Lien does not extend to any other Property and the principal amount of Indebtedness so secured is not increased except as otherwise permitted under clause (iv) of the second paragraph of "--Certain Covenants--Limitation on Consolidated Indebtedness"; (vi) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (vii) other Liens incidental to the conduct of the Company's and its Restricted Subsidiaries' business or the ownership of its property and assets not securing any Indebtedness, and which do not in the aggregate materially detract from the value of the Company's and its Restricted Subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of its business; (viii) pledges and deposits made in the ordinary course of business in connection with workers' compensation and unemployment insurance, statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen and other types of statutory obligations; (ix) deposits made to secure the performance of tenders, bids, leases, and other obligations of like nature Incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (x) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances Incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries; (xi) Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and the Company or such Restricted Subsidiary is maintaining adequate reserves in accordance with GAAP; (xii) any interest or title of a lessor in the property subject to any lease other than a capital lease; (xiii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries; (xiv) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (xv) Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases; (xvi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired and PROVIDED, FURTHER, that such Liens were not Incurred in contemplation of such transaction; (xvii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xviii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xix) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and Incurred in the ordinary course of business, in each case, securing Indebtedness under Permitted Interest Rate Protection Agreements; and (xx) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Issue Date.

    "PERSON" means any individual, corporation, limited liability company, partnership, limited liability partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PREFERRED STOCK" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "PROPERTY" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

    "PUBLIC EQUITY OFFERING" means an underwritten offering of Common Stock with gross proceeds to the Company of at least $25.0 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company or any Restricted Subsidiary (including Acquired Indebtedness and Capital Lease Obligations, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition, development or improvement by the Company or any Restricted Subsidiary of any Telecommunications Assets of the Company or any Restricted Subsidiary and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

    "QUALIFIED STOCK" of any Person means a class of Capital Stock other than Disqualified Stock.

    "REGISTERED EXCHANGE OFFER" shall have the meaning set forth under "Exchange Offer; Registration Rights."

    "RESTRICTED PAYMENT" means (i) a dividend or other distribution declared or paid on the Capital Stock of the Company or to the Company's stockholders (in their capacity as such), or declared or paid to any Person other than the Company or a Restricted Subsidiary of the Company on the Capital Stock of any Restricted Subsidiary of the Company, in each case, other than dividends, distributions or payments made solely in Qualified Stock of the Company or such Restricted Subsidiary, (ii) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock of the Company or of a Restricted Subsidiary, (iii) a payment made by the Company or any of its Restricted Subsidiaries to redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Indebtedness of the Company or such Restricted Subsidiary which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes and which was scheduled to mature on or after the maturity of the Notes or (iv) an Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than (a) a Permitted Investment, (b) an Investment by the Company in a Restricted Subsidiary or (c) an Investment by a Restricted Subsidiary in the Company or a Restricted Subsidiary of the Company.

    "RESTRICTED SUBSIDIARY" means any Wholly-Owned Subsidiary of the Company that has not been designated as an "Unrestricted Subsidiary."

    "SALE AND LEASEBACK TRANSACTION" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

    "SENIOR CREDIT FACILITY" means Indebtedness of the Company and its Subsidiaries Incurred from time to time pursuant to one or more credit agreements or similar facilities made available from time to time to the Company and its Subsidiaries, whether or not secured, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

    "SPECTRA 1" means Colorado Spectra 1, LLC and any member as of the Issue Date of Colorado Spectra 1, LLC, and any relative in the immediate family of Donald L. Sturm (or any entity all of the beneficial ownership interests of which are owned by such a relative) to whom assets of Colorado Spectra 1, LLC are distributed following a dissolution of Colorado Spectra 1, LLC due to the death of Donald L. Sturm.

    "SPECTRA 2" means Colorado Spectra 2, LLC and any member as of the Issue Date of Colorado Spectra 2, LLC, and any relative in the immediate family of Donald L. Sturm (or any entity all of the beneficial ownership interests of which are owned by such a relative) to whom assets of Colorado Spectra 2, LLC are distributed following a dissolution of Colorado Spectra 2, LLC due to the death of Donald L. Sturm.

    "SPECTRA 3" means Colorado Spectra 3, LLC and any member as of the Issue Date of Colorado Spectra 3, LLC, and any relative in the immediate family of Donald L. Sturm (or any entity all of the beneficial ownership interests of which are owned by such a relative) to whom assets of Colorado Spectra 3, LLC are distributed following a dissolution of Colorado Spectra 3, LLC due to the death of Donald L. Sturm.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of related Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "STRATEGIC EQUITY INVESTMENT" means an equity investment made by a Strategic Investor in the Company in an aggregate amount of not less than $25 million.

    "STRATEGIC INVESTOR" means a Person (other than the Permitted Holders) engaged in one or more Telecommunications Businesses that has, or 80% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization at the time of its initial investment in the Company in excess of $1 billion.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Indebtedness shall be subordinate to the prior payment in full of the Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Notes exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Indebtedness (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be made for a period of 179 days from the date of such notice; and (iii) such Indebtedness may not (x) provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Indebtedness at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those described under "--Repurchase at the Option of Holders--Change of Control" (and which shall provide that such Indebtedness will not be repurchased pursuant to such provisions prior to the Company's repurchase of the Notes required to be repurchased by the Company pursuant to the provisions described under "--Repurchase at the Option of Holders--Change of Control").

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation more than 50% of the outstanding shares of Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person,
(ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interests of which are owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person and (iii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner.

    "TELECOMMUNICATIONS ASSETS" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

    "TELECOMMUNICATIONS BUSINESS" means the business of (i) transmitting, providing services relating to or developing applications for the transmission of, voice, video or data through owned or leased wireline or wireless transmission facilities or over the internet, (ii) creating, developing, constructing, installing, repairing, maintaining or marketing communications-related systems, network equipment and facilities, software and other products, (iii) creating, developing, producing or marketing audiotext or videotext,

(iv) marketing (including direct marketing and telemarketing), or (v) evaluating, participating in or pursuing any other business that is primarily related to those identified in the foregoing clauses (i), (ii), (iii) or (iv) above (in the case of clauses (iii) and (iv), however, in a manner consistent with the Company's manner of business on the Issue Date), and shall, in any event, include all businesses in which the Company or any of its Subsidiaries are engaged on the Issue Date; PROVIDED that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors.

    "TOTAL COMMON EQUITY" of any Person means, as of any date of determination the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

    "TRADING DAY" means, with respect to a security traded on a securities exchange, automated quotation system or market, a day on which such exchange, system or market is open for a full day of trading.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company that the Company has classified as an "Unrestricted Subsidiary" and that has not been reclassified as a Restricted Subsidiary, pursuant to the terms of the Indenture.

    "U.S. GOVERNMENT OBLIGATIONS" means (x) securities that are (i) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and (y) depository receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such Bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depository receipt.

    "VENDOR FINANCING INDEBTEDNESS" means any Indebtedness of the Company or any Restricted Subsidiary Incurred in connection with the acquisition or construction of Telecommunications Assets.

    "VOTING STOCK" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

    "WHOLLY-OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests (other than any director's qualifying shares) of which shall at the time be owned by such Person or by one or more other Wholly-Owned Subsidiaries of such Person or by such Person and one or more other Wholly-Owned Subsidiaries of such Person.

                         BOOK-ENTRY; DELIVERY AND FORM

    The Exchange Notes will initially be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of, Cede & Co., as nominee of the Depositary.

    Except as set forth below regarding "Certificated Notes," owners of beneficial interests in the Global Note(s) will not be entitled to receive physical delivery of Certificated Notes (as defined below).

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note(s), the Depositary will credit the accounts of Participants designated by the Exchange Agent with portions of the principal amount of the Global Note(s) and (ii) ownership of the Notes evidenced by the Global Note(s) will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Holders of Notes are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note(s) will be limited to such extent.

    So long as the holder of the Global Note(s) is the registered owner of any Notes, the holder of the Global Note(s) will be considered the sole holder under the Indenture of any Notes evidenced by the Global Note(s). Beneficial owners of Notes evidenced by the Global Note(s) under the Indenture will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

    Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the holder of the Global Note(s) on the applicable record date will be payable by the Trustee to or at the direction of the holder of the Global Note(s) in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note(s), are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the Notes as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED NOTES

    Subject to certain conditions, any person having a beneficial interest in the Global Note(s) may, upon request to the trustee, exchange such beneficial interest for Notes in registered form without interest coupons ("Certificated Notes"). Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Notes under the Indenture, then, upon surrender by the holder of Global Note(s) of its Global Note(s), Certificated Notes will be issued to each person that the holder of Global Note(s) and the Depositary identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the holder of Global Note(s) or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note(s) or the Depositary for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the Notes represented by the Global Note(s) (including principal, premium, if any, and interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the holder of the Global Note(s). With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Notes represented by the Global Note(s) are expected to trade in the Depositary's Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will therefore be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, $.0001 par value per share. Of the authorized Common Stock, 10,135,164 shares have been designated Series A Common Stock and 89,864,836 have been designated Series B Common Stock. As of June 30, 1998, no shares of preferred stock, 10,135,164 shares of Series A Common Stock, 15,913,208 shares of Series B Common Stock and warrants to purchase 25,188,021 shares of Series B Common Stock were issued and outstanding.


COMMON STOCK

    Except as otherwise required by law, actions taken at the Company's stockholder meetings require the affirmative vote of a majority of the shares represented at the meeting and that a quorum be present. Other than the right of first refusal held by Enron and the Sturm Entities described elsewhere herein, the holders of Common Stock have no preemptive rights. See "Certain Transactions--Investor Rights Agreement." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company which are legally available for distribution, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any then outstanding preferred stock. At present there is no established market for the Company's Common Stock.

    SERIES A COMMON STOCK. Each share of the Company's Series A Common Stock entitles the holder thereof to ten votes on all matters submitted to a vote of stockholders. Each share of Series A Common

Stock is convertible at any time and from time to time at the option of the holder thereof into one share of Series B Common Stock in accordance with the terms of the Company's Certificate of Incorporation. In addition, (i) upon a sale or transfer of any Series A Common Stock to anyone other than (A) a natural person who is qualified as an accredited investor under applicable securities laws and who is a member, manager or officer of Spectra 3 or an affiliate of any such member, manager or officer (a "Permitted Transferee") or (B) an affiliate of Donald L. Sturm or Enron, or (ii) with respect to shares of Series A Common Stock held by Spectra 3, upon a transfer of a controlling interest in Spectra 3 to any person or entity other than Enron, Donald L. Sturm, a Permitted Transferee or one of their affiliates, each share of Series A Common Stock automatically converts into one share of Series B Common Stock. Spectra 3 and Enron, the two principal holders of Series A Common Stock, are parties to the Securityholders Agreement, which, among other things, contains agreements with respect to the designation, election, removal and replacement of the members of the Company's Board of Directors other than the director elected by the holders of the Company's Series B Common Stock. See "Certain Transactions--Securityholders Agreement."

    SERIES B COMMON STOCK. Each share of Series B Common Stock of the Company entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. From and after July 1, 1998, the holders of Series B Common Stock voting as a class will be entitled to elect one director of the Company at each meeting called for the election of directors. Any vacancy occurring because of the death, resignation or removal of a director elected by holders of Series B Common Stock shall be filled by the vote or written consent of a majority of the shares of Series B Common Stock or, in the absence of such action by the holders of Series B Common Stock, by the action of the remaining directors then in office. All other directors shall be elected by the holders of Series A Common Stock and Series B Common Stock voting together.

PREFERRED STOCK

    The preferred stock may be issued from time to time in one or more series. Subject to limitations imposed by the Certificate of Incorporation of the Company, the Board of Directors has the authority to fix the number of shares of each such series, determine the designation thereof and to determine or alter the rights, preferences and restrictions imposed upon any unissued series of preferred stock. The issuance of preferred stock in the future could adversely affect the rights of the holders of Common Stock. For example, an issuance of preferred stock could result in a class of securities outstanding with preferences over the common stock with respect to liquidations.


WARRANTS ISSUED IN CONNECTION WITH THE PRIVATE NOTE OFFERING



    In the Private Note Offering the Company sold 470,000 units (the "Units"), each Unit consisting of $1,000 principal amount at maturity of Private Notes and a warrant to purchase 7.9002 shares of the Company's Series B Common Stock (subject to adjustment) (each, a "Warrant Share"). The warrants issued in connection with the Private Note Offering (the "Private Note Warrants") have an exercise price of $.01 per share, are exercisable at any time on or after the earlier to occur of (i) May 1, 1999, (ii) an initial public offering of the Company's Series B common stock or (iii) in the event of a Change of Control of the Company, and expire on April 15, 2008. Pursuant to the terms thereof, the separation of the Private Note Warrants from the Private Notes occurred on July 11, 1998, 90 days after April 13, 1998 (the date of issuance of the Units). The Private Note Warrants have the registration rights set forth below under the caption "--Registration Rights." The Private Note Warrants are currently held of record by one owner.

REGISTRATION RIGHTS

    Several agreements provide registration rights to certain of the Company's investors.

    THE INVESTOR RIGHTS AGREEMENT. The Amended and Restated Investor Rights Agreement grants certain demand and "piggyback" registration rights to the Sturm Entities, Enron and certain other investors. Subject to certain exceptions and requirements, the parties to the Amended and Restated Investor Rights Agreement are entitled to demand three long-form registrations; provided, however, that the Company is not required to effect demand registrations prior to the earlier to occur of January 31, 2000 or the Company's first firm commitment underwritten public offering of its Series B Common Stock. In addition, subject to certain exceptions and requirements, the parties to the Amended and Restated Investor Rights Agreement are entitled to demand unlimited short-form registrations once such short-form registration becomes available to the Company. The parties to the Amended and Restated Investor Rights Agreement also possess "piggyback" registration rights which entitle them to have their shares registered on registration statements relating to primary or secondary registered public offerings of the Company's securities. The parties to the Amended and Restated Investor Rights Agreement are subject to certain cutback restrictions in connection with any public offerings of the Company's equity securities.

    CREDIT FACILITY LENDER WARRANT. Pursuant to a warrant (the "Lender Warrant") to purchase 800,000 shares of Series B Common Stock issued to one of the Lenders in connection with the Credit Facility, the holder thereof is entitled, subject to certain exceptions and requirements more particularly set forth therein, to demand two long-form registrations; PROVIDED, HOWEVER, that the Company is not required to effect such demand registrations prior to the earlier to occur of January 31, 2000 or the Company's first firm commitment public offering of its Series B Common Stock. The holder of the Lender Warrant also possesses "piggyback" registration rights which entitle it to have its shares registered on registration statements relating to primary or secondary registered public offerings of the Company's securities. The holder of the Lender Warrant is subject to certain cutback restrictions in connection with any public offerings of the Company's equity securities.

    PREVIOUS LENDER WARRANT. Pursuant to two warrants to purchase an aggregate amount of 470,092 shares of Series B Common Stock issued to a previous lender of the Company, the holder thereof was granted the same rights to "piggyback" registrations as were granted to the parties under the Amended and Restated Investor Rights Agreement.


    PRIVATE NOTE WARRANTS. Beginning the earlier of April 15, 2003 or 180 days after an initial Public Equity Offering, the holders of one-quarter or more of the Private Note Warrants and the Warrant Shares will be entitled to require the Company to effect one demand registration (the "Demand Registration") under the Securities Act of the Warrant Shares, subject to certain limitations. Upon a demand, the Company will (a) notify the holders of all Warrants and Warrant Shares that a demand registration has been requested, (b) prepare, file and use its best efforts to cause to become effective within 120 days of such demand a registration statement in respect of all of the Warrant Shares which holders request, no later than 30 days after the date of such notice, to have included therein (the "Included Securities"); PROVIDED, that the Company shall not be required to so notify holders of Warrants and Warrant Shares and file such demand registration statement within 90 days following any underwritten offering of equity securities for the Company's own account or within 60 days following any underwritten offering of equity securities for the account of any securityholder of the Company, and (c) keep such registration statement continuously effective for the shorter of (i) 180 days (the "Effectiveness Period") or (ii) such period of time as all of the Warrant Shares included in such registration statement shall have been sold thereunder; PROVIDED, that the Company may postpone the filing period, suspend the effectiveness of any registration statement, suspend the use of any prospectus and shall not be required to amend or supplement the registration statement, any related prospectus or any document incorporated therein by reference (a "Black Out Period") in the event that (i) an event or circumstance occurs and is continuing as a result of which the registration statement, any related prospectus or any document incorporated therein by reference as then amended or supplemented would, in the Company's good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) for a period of up to 90 days, the Company reasonably and in good faith determines that the filing or effectiveness of, or sales pursuant to, such registration statement would materially interfere with any significant pending transaction involving the Company or require disclosure of material information which the Company has a bona fide business purpose for keeping confidential; PROVIDED FURTHER, that the Effectiveness Period shall be extended by the number of days in any Black Out Period. In the event of any Black Out Period, the Company will so notify the holders of Warrants and Warrant Shares. Holders of Warrant Shares have priority for inclusion in a Demand Registration over any other security holders seeking to include securities in such registration.



    Holders of Warrants and Warrant Shares will also have the right to include the Warrant Shares in any registration statement under the Securities Act filed by the Company for its own account or for the account of any of its security holders covering the sale of Common Stock (other than (a) a registration statement on Form S-4 or S-8, (b) a registration statement filed in connection with an offer of securities solely to existing security holders or any offer of debt securities or convertible debt securities or (c) a Demand Registration) for sale on the same terms and conditions as the securities of the Company or any other selling security holder included therein (a "Piggy-Back Registration") if and whenever any such registration statement is filed under the Securities Act, except that the Piggy-Back Registration right of holders of Warrants and Warrant Shares shall not apply to any Public Equity Offering that is the initial Public Equity Offering of the Company unless the securities of other selling security holders are to be included therein. In the case of a Piggy-Back Registration, the number of Warrant Shares requested to be included therein is subject to pro rata reduction (a "Cut Back") based upon the number of Warrant Shares and other securities held by each holder of Warrants and Warrant Shares and any other security holders exercising piggy-back registration rights to the extent that the Company is advised by the managing underwriter, if any, therefor that the total number or type of Warrant Shares or other securities to be included therein is such as to materially and adversely affect the success of the offering, except that (i) 800,000 shares of Series B Common Stock issuable upon exercise of the Lender Warrant generally have seniority for inclusion over the Warrant Shares and securities having registration rights under the Amended and Restated Investor Rights Agreement and (ii) in the case of a demand registration under the Amended and Restated Investor Rights Agreement holders of demand registration rights thereunder have priority over the Warrant Shares and securities issuable upon exercise of a the Lender Warrant.



    If the Company has complied with all its obligations with respect to a Demand Registration or a Piggy-Back Registration relating to an underwritten public offering, all holders of Warrants and Warrant Shares, upon request of the lead managing underwriter with respect to such underwritten public offering, will be required to not sell or otherwise dispose of any Warrants and Warrant Shares owned by them for a period not to exceed 180 days from the consummation of such underwritten public offering; PROVIDED, that except for the initial Public Equity Offering of the Company, such requirement shall apply to Warrant Shares not sold in a Demand Registration or Piggy-Back Registration due to a Cut Back for a period not to exceed 90 days from such date of consummation.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following are the material federal tax income consequences expected to result to holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

    The exchange of Private Notes for Exchange Notes should be treated as a "non-event" for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Private Notes. As a result, no material federal income tax consequences should result to holders exchanging Private Notes for Exchange Notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until            , 199 , all dealers effecting transactions in the
Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of one year after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


    The validity of the Exchange Notes offered hereby will be passed upon for the Company by Latham & Watkins, San Diego, CA, counsel to the Company. The description of telecommunications regulatory matters contained in this Prospectus is being passed upon for the Company by Blumenfeld & Cohen, Washington, D.C. Mr. Stiska and five other Latham & Watkins attorneys own an aggregate of 57,351 shares of Series B Common Stock, warrants to purchase an aggregate of 9,634 shares of Series B Common Stock and options to purchase 15,000 shares of Series B Common Stock.


                                    EXPERTS

    The financial statements as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997 and for the period from September 1, 1993 (inception) through September 30, 1997, included in this Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             CHANGE IN ACCOUNTANTS

    Effective November 1996, the Company engaged Price Waterhouse LLP as the Company's independent accountants and dismissed Coopers & Lybrand L.L.P. as its independent accountants. The decision to change independent accountants was approved by the Company's Board of Directors. The reports of Coopers & Lybrand L.L.P. on the Company's financial statements for the two years ended September 30, 1995, and for the period from September 1, 1993 (inception) through September 30, 1995, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. There were no disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures during the two years ended September 30, 1995, and for the period from September 1, 1993 (inception) through September 30, 1995, and through the date of their dismissal. Coopers & Lybrand L.L.P. has not audited or reported on any financial statements subsequent to September 30, 1995. Prior to November 1996, the Company had not consulted with Price Waterhouse LLP on items which involved the Company's accounting principles or the form of audit opinion to be issued on the Company's financial statements.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Exchange Act. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. Additionally, the Commission maintains a Web site that contains reports, proxy and information statements regarding registrants that file electronically with the Commission and the address of this site is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered holders of the Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission. As a result of this Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act. In the event that the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed that, so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Private Notes or the Exchange Notes, as applicable, copies of the financial information that would have been contained in such annual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," that would have been required to be filed with the Commission pursuant to the Exchange Act. The Company will also furnish such other reports as it may determine or as may be required by law.

    The principal address of the Company is 9333 Genesee Avenue, Suite 200, San Diego, California 92121, and the Company's telephone number is (619) 552-8010.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Accountants........................................................................     F-2

  Consolidated Balance Sheets at September 30, 1996 and 1997...............................................     F-3

  Consolidated Statements of Operations for the years ended September 30, 1995, 1996 and 1997 and for the
    period from September 1, 1993 (inception) through September 30, 1997...................................     F-4

  Consolidated Statements of Shareholders' Equity (Deficit) for the period from September 1, 1993
    (inception) through September 30, 1997.................................................................     F-5

  Consolidated Statements of Cash Flows for the years ended September 30, 1995, 1996 and 1997 and for the
    period from September 1, 1993 (inception) through September 30, 1997...................................     F-6

  Notes to Consolidated Financial Statements...............................................................     F-7

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated Balance Sheet at June 30, 1998..............................................................    F-30

  Consolidated Statements of Operations for the nine months ended June 30, 1997 and 1998 and for the period
    from September 1, 1993 (inception) to June 30, 1998....................................................    F-31

  Consolidated Statement of Stockholders' Equity for the nine months ended June 30, 1998...................    F-32

  Consolidated Statements of Cash Flows for the nine months ended June 30, 1997 and 1998 and for the period
    from September 1, 1993 (inception) to June 30, 1998....................................................    F-33

  Notes to Unaudited Consolidated Financial Statements.....................................................    F-34

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of FirstWorld Communications, Inc. (formerly SpectraNet International)

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of FirstWorld Communications, Inc. (formerly SpectraNet International) and its subsidiaries, a development stage enterprise, at September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 and for the period from September 1, 1993 (inception) through September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
San Diego, California
March 5, 1998, except as to
Note 13 which is as
of March 17, 1998

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS

                                                                                             SEPTEMBER 30,
                                                                                       --------------------------
                                                                                          1996          1997
                                                                                       -----------  -------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents..........................................................  $    71,522  $     536,275
  Restricted cash....................................................................      --              50,000
  Accounts receivable................................................................      102,521         72,567
  Prepaid expenses...................................................................       24,406        100,442
  Other current assets...............................................................       30,697         14,709
                                                                                       -----------  -------------
      Total current assets...........................................................      229,146        773,993
Property and equipment, net..........................................................    1,087,552     20,331,353
Deferred financing costs, net of accumulated amortization of $0 and $60,872..........      --           4,067,932
Other assets, net of accumulated amortization of $25,098 and $36,590.................      110,614        147,812
                                                                                       -----------  -------------
                                                                                       $ 1,427,312  $  25,321,090
                                                                                       -----------  -------------
                                                                                       -----------  -------------

                                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................................................................  $ 1,666,420  $   2,483,793
  Accrued interest...................................................................       18,138        569,816
  Accrued employee costs.............................................................      272,065        205,012
  Other accrued expenses.............................................................        2,807        113,266
  Short-term borrowings, net of discount.............................................           --        401,262
  Current portion of long-term debt..................................................       27,212          8,446
  Current portion of capital lease obligations.......................................       43,034        311,166
                                                                                       -----------  -------------
      Total current liabilities......................................................    2,029,676      4,092,761
Long-term debt, net of discount......................................................       17,299     11,756,283
Convertible bridge notes.............................................................      835,000        405,500
Capital lease obligations............................................................       86,818      6,801,926
                                                                                       -----------  -------------
      Total liabilities..............................................................    2,968,793     23,056,470
                                                                                       -----------  -------------
Commitments (Note 8).................................................................      --            --
Shareholders' equity (deficit):
  Preferred stock, no par value, 10,000,000 and 5,160,335 shares authorized at
    September 30, 1996 and 1997:
    Series C, convertible, voting, 2,600,000 shares designated at September 30, 1997;
      2,600,000 shares issued and outstanding; liquidation preference at September
      30, 1997 of $13,000,000........................................................      --          12,279,362
    Series B, convertible, voting, 7,000,000 and 2,426,135 shares designated at
      September 30, 1996 and 1997; 2,016,638 shares issued and outstanding;
      liquidation preference at September 30, 1997 of $3,387,955.....................    3,670,060      3,670,060
    Series A, convertible, non-voting, 143,134 and 134,200 shares designated at
      September 30, 1996 and 1997; 118,667 shares issued and outstanding.............      395,162        395,162
  Common stock, voting, no par value, 5,000,000 and 15,000,000 shares authorized at
    September 30, 1996 and 1997; 3,246,000 and 3,262,900 shares issued and
    outstanding......................................................................     (228,934)      (226,984)
  Warrants...........................................................................      --           1,000,960
  Shareholder receivables............................................................     (173,167)       (96,500)
  Deficit accumulated during development stage.......................................   (5,204,602)   (14,757,440)
                                                                                       -----------  -------------
      Total shareholders' equity (deficit)...........................................   (1,541,481)     2,264,620
                                                                                       -----------  -------------
                                                                                       $ 1,427,312  $  25,321,090
                                                                                       -----------  -------------
                                                                                       -----------  -------------

          See accompanying notes to consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                   PERIOD FROM
                                                             YEAR ENDED SEPTEMBER 30,           SEPTEMBER 1, 1993
                                                     -----------------------------------------    (INCEPTION) TO
                                                        1995          1996           1997       SEPTEMBER 30, 1997
                                                     -----------  -------------  -------------  ------------------
Service revenue....................................  $    56,513  $     279,483  $      75,118   $        495,866
Other revenue......................................       40,000         75,000         95,715            210,715
                                                     -----------  -------------  -------------  ------------------
                                                          96,513        354,483        170,833            706,581
                                                     -----------  -------------  -------------  ------------------
Costs and expenses:
  Network development and operations...............      188,188      1,708,416      3,169,854          5,066,458
  Selling, general and administrative..............      739,584      2,409,442       ,724,649          8,324,904
  Depreciation and amortization....................       39,007         75,258        501,354            636,820
                                                     -----------  -------------  -------------  ------------------
                                                         966,779      4,193,116      8,395,857         14,028,182
                                                     -----------  -------------  -------------  ------------------
Loss from operations...............................     (870,266)    (3,838,633)    (8,225,024)       (13,321,601)
Other income (expense):
  Interest expense.................................      (38,011)       (26,517)     1,372,377)        (1,489,360)
                                                     -----------  -------------  -------------  ------------------
  Interest income..................................           --          8,958        149,243            158,201
                                                     -----------  -------------  -------------  ------------------
Loss before extraordinary item.....................     (908,277)    (3,856,192)    (9,448,158)       (14,652,760)
Extraordinary item--extinguishment of
  debt (Note 5)....................................           --             --       (104,680)          (104,680)
                                                     -----------  -------------  -------------  ------------------
Net loss...........................................  $  (908,277) $  (3,856,192) $  (9,552,838)  $    (14,757,440)
                                                     -----------  -------------  -------------  ------------------
                                                     -----------  -------------  -------------  ------------------

          See accompanying notes to consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.

                      (FORMERLY SPECTRANET INTERNATIONAL)

                        (A DEVELOPMENT STAGE ENTERPRISE)

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

  FOR THE PERIOD FROM SEPTEMBER 1, 1993 (INCEPTION) THROUGH SEPTEMBER 30, 1997

                                 SERIES C               SERIES B              SERIES A
                                CONVERTIBLE           CONVERTIBLE           CONVERTIBLE
                              PREFERRED STOCK       PREFERRED STOCK       PREFERRED STOCK         COMMON STOCK
                           ---------------------  --------------------  --------------------  --------------------
                            SHARES      AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT    WARRANTS
                           ---------  ----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Issuance of common stock
  for net liabilities
  assumed by Separating
  Shareholders under
  Separation Agreement...         --  $       --         --  $      --         --  $      --        100  $(404,621) $      --
Net loss for the period
  from September 1, 1993
  (inception) through
  September 30, 1993.....         --          --         --         --         --         --         --         --         --
                           ---------  ----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE AT SEPTEMBER 30,
  1993...................         --          --         --         --         --         --        100   (404,621)        --
Issuance of common stock
  as
  compensation--October
  1993...................         --          --         --         --         --         --  2,519,900      2,520         --
Issuance of common
  stock--March 1994 to
  July 1994..............         --          --         --         --         --         --    279,000    418,501         --
Net loss for 1994........         --          --         --         --         --         --         --         --         --
                           ---------  ----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE AT SEPTEMBER 30,
  1994...................         --          --         --         --         --         --  2,799,000     16,400         --
Issuance of Series A
  preferred stock for
  settlement of notes
  payable and
  compensation--May
  1995...................         --          --         --         --    127,601    424,912         --         --         --
Conversion of common
  stock to Series B
  preferred stock--June
  1995...................         --          --    279,000    418,501         --         --   (279,000)  (418,501)        --
Issuance of Series B
  preferred
  stock--January 1995 to
  September 1995.........         --          --    558,667    838,001         --         --         --         --         --
Net loss for 1995........         --          --         --         --         --         --         --         --         --
                           ---------  ----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE AT SEPTEMBER 30,
  1995...................         --          --    837,667  1,256,502    127,601    424,912  2,520,000   (402,101)        --
Issuance of Series B
  preferred
  stock--October 1995 to
  January 1996...........         --          --    500,504    750,726         --         --         --         --         --
Issuance of Series B
  preferred stock for
  settlement of notes
  payable and for
  consulting
  services--December
  1995...................         --          --     33,334     50,000         --         --         --         --         --
Issuance of Series B
  preferred
  stock--January 1996 to
  June 1996..............         --          --    641,800  1,604,500         --         --         --         --         --
Repurchase of Series A
  preferred
  stock--January 1996....         --          --         --         --     (8,934)   (29,750)        --         --         --
Issuance of Series B
  preferred stock for
  property and
  equipment--May 1996....         --          --      3,333      8,332         --         --         --         --         --
Issuance of common stock
  for notes
  receivable--May 1996...         --          --         --         --         --         --    396,000     99,000         --
Exercise of options to
  purchase common stock
  for shareholder notes
  receivable-- May 1996
  to June 1996...........         --          --         --         --         --         --    330,000     74,167         --
Net loss for 1996........         --          --         --         --         --         --         --         --         --
                           ---------  ----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE AT SEPTEMBER 30,
  1996...................         --          --  2,016,638  3,670,060    118,667    395,162  3,246,000   (228,934)        --
Cancellation of
  shareholder notes
  receivable for common
  stock repurchase--
  October 1996...........         --          --         --         --         --         --    (90,000)   (22,500)        --
Repayment of shareholder
  notes
  receivable--December
  1996 to January 1997...         --          --         --         --         --         --         --         --         --
Issuance of Series C
  preferred stock with
  warrants to purchase
  520,000 shares of
  common stock during
  January 1997, net of
  issuance costs of
  $704,638...............  2,600,000  12,279,362         --         --         --         --         --         --     16,000
Issuance of common stock
  warrants as finders
  fees--January 1997.....         --          --         --         --         --         --         --         --     10,000
Issuance of common stock
  warrant for
  cash--January 1996.....         --          --         --         --         --         --         --         --    200,000
Exercise of options and
  warrants to purchase
  common stock--November
  1996 to August 1997....         --          --         --         --         --         --    106,900     24,450         --
Issuance of common stock
  warrants with
  debt--August 1997 to
  September 1997.........         --          --         --         --         --         --         --         --    747,760
Issuance of common stock
  warrants as finders
  fees--September 1997...         --          --         --         --         --         --         --         --     27,200
Net loss for 1997........         --          --         --         --         --         --         --         --         --
                           ---------  ----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE AT SEPTEMBER 30,
  1997...................  2,600,000  $12,279,362 2,016,638  $3,670,060   118,667  $ 395,162  3,262,900  $(226,984) $1,000,960
                           ---------  ----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                           ---------  ----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                          DEFICIT
                                        ACCUMULATED       TOTAL
                                           DURING     SHAREHOLDERS'
                           SHAREHOLDER  DEVELOPMENT      EQUITY
                           RECEIVABLES     STAGE        (DEFICIT)
                           -----------  ------------  -------------
Issuance of common stock
  for net liabilities
  assumed by Separating
  Shareholders under
  Separation Agreement...   $      --    $       --       (404,621)
Net loss for the period
  from September 1, 1993
  (inception) through
  September 30, 1993.....          --       (22,611)       (22,611)
                           -----------  ------------  -------------
BALANCE AT SEPTEMBER 30,
  1993...................          --       (22,611)      (427,232)
Issuance of common stock
  as
  compensation--October
  1993...................          --            --          2,520
Issuance of common
  stock--March 1994 to
  July 1994..............          --            --        418,501
Net loss for 1994........          --      (417,522)      (417,522)
                           -----------  ------------  -------------
BALANCE AT SEPTEMBER 30,
  1994...................          --      (440,133)      (423,733)
Issuance of Series A
  preferred stock for
  settlement of notes
  payable and
  compensation--May
  1995...................          --            --        424,912
Conversion of common
  stock to Series B
  preferred stock--June
  1995...................          --            --             --
Issuance of Series B
  preferred
  stock--January 1995 to
  September 1995.........          --            --        838,001
Net loss for 1995........          --      (908,277)      (908,277)
                           -----------  ------------  -------------
BALANCE AT SEPTEMBER 30,
  1995...................          --    (1,348,410)       (69,097)
Issuance of Series B
  preferred
  stock--October 1995 to
  January 1996...........          --            --        750,726
Issuance of Series B
  preferred stock for
  settlement of notes
  payable and for
  consulting
  services--December
  1995...................          --            --         50,000
Issuance of Series B
  preferred
  stock--January 1996 to
  June 1996..............          --            --      1,604,500
Repurchase of Series A
  preferred
  stock--January 1996....          --            --        (29,750)
Issuance of Series B
  preferred stock for
  property and
  equipment--May 1996....          --            --          8,332
Issuance of common stock
  for notes
  receivable--May 1996...     (99,000)           --             --
Exercise of options to
  purchase common stock
  for shareholder notes
  receivable-- May 1996
  to June 1996...........     (74,167)           --             --
Net loss for 1996........          --    (3,856,192)    (3,856,192)
                           -----------  ------------  -------------
BALANCE AT SEPTEMBER 30,
  1996...................    (173,167)   (5,204,602)    (1,541,481)
Cancellation of
  shareholder notes
  receivable for common
  stock repurchase--
  October 1996...........      22,500            --             --
Repayment of shareholder
  notes
  receivable--December
  1996 to January 1997...      54,167            --         54,167
Issuance of Series C
  preferred stock with
  warrants to purchase
  520,000 shares of
  common stock during
  January 1997, net of
  issuance costs of
  $704,638...............          --            --     12,295,362
Issuance of common stock
  warrants as finders
  fees--January 1997.....          --            --         10,000
Issuance of common stock
  warrant for
  cash--January 1996.....          --            --        200,000
Exercise of options and
  warrants to purchase
  common stock--November
  1996 to August 1997....          --            --         24,450
Issuance of common stock
  warrants with
  debt--August 1997 to
  September 1997.........          --            --        747,760
Issuance of common stock
  warrants as finders
  fees--September 1997...          --            --         27,200
Net loss for 1997........          --    (9,552,838)    (9,552,838)
                           -----------  ------------  -------------
BALANCE AT SEPTEMBER 30,
  1997...................   $ (96,500)  ($14,757,440)  $ 2,264,620
                           -----------  ------------  -------------
                           -----------  ------------  -------------

          See accompanying notes to consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                        PERIOD FROM
                                                                                                      SEPTEMBER 1 1993
                                                                       YEAR ENDED SEPTEMBER 30,       (INCEPTION), TO
                                                                  ----------------------------------   SEPTEMBER 30,
                                                                    1995        1996        1997            1997
                                                                  ---------  ----------  -----------  ----------------
Cash flows from operating activities:
  Net loss......................................................  $(908,277) $(3,856,192) $(9,552,838)   $(14,757,440)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
      Depreciation and amortization.............................     39,007      75,258      501,354         636,820
      Amortization of deferred financing costs..................         --          --       60,872          60,872
      Amortization of debt discount.............................         --          --       58,242          58,242
      Non-cash interest expense.................................         --          --       37,782          37,782
      Extraordinary loss on extinguishment of debt..............         --          --      104,680         104,680
      Changes in assets and liabilities:........................
        Restricted cash related to operating activities.........         --          --      (50,000)        (50,000)
        Accounts receivable.....................................     34,250    (101,771)      29,954         (31,808)
        Other assets............................................     (7,092)   (116,117)     (98,219)       (221,582)
        Accounts payable and accrued expenses...................     61,486   1,830,947    1,462,457       3,354,902
                                                                  ---------  ----------  -----------  ----------------
          Net cash used in operating activities.................   (780,626) (2,167,875)  (7,445,716)    (10,807,532)
                                                                  ---------  ----------  -----------  ----------------
Cash flows from investing activities:
  Purchases of property and equipment...........................    (24,639)   (908,120) (12,636,918)    (13,575,790)
  Procurement of patents........................................    (20,115)    (15,317)      (9,827)        (56,763)
                                                                  ---------  ----------  -----------  ----------------
          Net cash used in investing activities.................    (44,754)   (923,437) (12,646,745)    (13,632,553)
                                                                  ---------  ----------  -----------  ----------------
Cash flows from financing activities:
  Proceeds from issuance of common stock........................         --          --           --         418,501
  Proceeds from stock option and warrant exercises..............         --          --       24,450          24,450
  Proceeds from issuance of Series B preferred stock............    838,001   2,355,226           --       3,193,227
  Proceeds from issuance of Series C preferred stock and related
    common stock warrants, net of offering costs................         --          --    4,528,862       4,528,862
  Proceeds from issuance of common stock warrants...............         --          --      200,000         200,000
  Proceeds from collection of shareholder receivables...........         --          --       54,167          54,167
  Principal payments on capital leases..........................    (10,663)    (34,371)    (114,197)       (164,802)
  Proceeds from issuance of convertible bridge notes............         --     835,000    7,347,000       8,182,000
  Proceeds from revolving credit facility and related
    warrants....................................................         --          --   12,172,592      12,172,592
  Proceeds from short-term borrowings and related warrants......         --          --    1,000,000       1,000,000
  Principal payments on short-term borrowings...................         --          --     (500,000)       (500,000)
  Proceeds from other long-term debt............................         --      27,510           --         267,735
  Principal payments on other long-term debt....................         --     (26,934)     (26,643)       (271,355)
  Payment of deferred financing costs...........................         --          --   (4,129,017)     (4,129,017)
                                                                  ---------  ----------  -----------  ----------------
          Net cash provided by financing activities.............    827,338   3,156,431   20,557,214      24,976,360
                                                                  ---------  ----------  -----------  ----------------
Net increase in cash and cash equivalents.......................      1,958      65,119      464,753         536,275
Cash and cash equivalents at beginning of period................      4,445       6,403       71,522              --
                                                                  ---------  ----------  -----------  ----------------
Cash and cash equivalents at end of period......................  $   6,403  $   71,522  $   536,275    $    536,275
                                                                  ---------  ----------  -----------  ----------------
                                                                  ---------  ----------  -----------  ----------------
Supplemental cash flows information:
  Cash paid during the period for interest......................  $   5,945  $   14,142  $   440,178    $    473,765
Non-cash transactions:
  Issuance of note payable for settlement of wages..............         --          --           --           4,185
  Issuance of common stock for settlement of wages..............         --          --           --           2,520
  Issuance of Series A preferred stock for settlement of notes
    payable and wages...........................................    424,912          --           --         424,912
  Property and equipment purchased under capitalized leases.....     47,654     105,808    7,097,437       7,250,899
  Issuance of Series B preferred stock for settlement of note payable, for consulting services received, and for
    procurement of property and equipment.......................         --      58,332           --          58,332
  Issuance of common stock for shareholder receivables..........         --     173,167           --         173,167
  Issuance of note payable to repurchase Series A preferred
    stock.......................................................         --      29,750           --          29,750
  Conversion of convertible bridge notes into Series C preferred
    stock and related warrants..................................         --          --    7,776,500       7,776,500
  Issuance of common stock warrants as finders fees.............         --          --       10,000          10,000
  Non-cash deferred financing costs.............................         --          --       27,200          27,200
  Issuance of note payable for consulting services received.....         --          --       50,000          50,000
  Cancellation of shareholder receivable for stock repurchase...         --          --       22,500          22,500
  Net liabilities in excess of assets acquired in connection with
    Separation Agreement........................................         --          --           --         404,621

          See accompanying notes to consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY


    FirstWorld Communications, Inc. (the Company) commenced operations on September 1, 1993 as a result of a Separation Agreement (the Separation Agreement) by and among key shareholders of Lambda Link, a Nevada corporation (Lambda Link), and Lambda Link. Pursuant to the Separation Agreement, two of the three principal shareholders of Lambda Link (the Separating Shareholders) exchanged the stock that they held in Lambda Link for 100 shares of Lambda Link International, a California corporation (Lambda Link International), representing all of the issued and outstanding stock of this wholly-owned subsidiary of Lambda Link. In addition, the Separating Shareholders resigned from the board of directors of Lambda Link, agreed to change the name of Lambda Link International, and assumed certain of the existing assets and liabilities of Lambda Link. In connection with the Separation Agreement, Lambda Link International changed its name to SpectraNet International and assumed those certain assets and liabilities of Lambda Link that the Separating Shareholders received pursuant to the Separation Agreement. The transfer of such assets and liabilities was accounted for at historical cost, which approximated the purchase price. As discussed in Note 12, SpectraNet International changed its name to FirstWorld Communications, Inc. on January 29, 1998.


    The Company is a facilities-based integrated communications provider which is developing networks to provide telecommunications solutions to business customers in clustered, demographically attractive second tier markets. The Company offers a broad array of telecommunications services, including local and long distance telephone service, high speed Internet access, data connectivity, LAN connectivity, web hosting and system integration services. During July 1997, the Company commenced operations associated with the first phase of its initial telecommunications network cluster located in Anaheim, California.

NOTE 2--DEVELOPMENT STAGE ACTIVITIES AND DEPENDENCY ON ADDITIONAL FINANCING

    The Company is a development stage enterprise which has incurred substantial operating losses and negative cash flows from network development and operations since inception. The Company has provided services for less than three months as of September 30, 1997 and has not achieved a significant customer base. To date, the Company has focused primarily on the development of its product line, the development and construction of its networks, the hiring of management and other key personnel, the raising of capital, the acquisition of equipment, the implementation of its sales and marketing strategy and the development of operating systems. The development of the Company's business and the deployment of its services and systems will require significant additional capital expenditures, a substantial portion of which will need to be incurred before the realization of significant revenues. Together with associated start-up operating expenses, these capital expenditures will result in substantial negative cash flow until an adequate revenue-generating customer base is established. In order to implement its business plan, significant capital will be required to fund capital expenditures, working capital, debt service and operating losses. The Company's principal capital expenditure requirements involve the purchase, installation and construction of network operations centers, other network infrastructure and customer located equipment, including expenditures which relate to the development and construction of the Anaheim network pursuant to that certain Universal Telecommunications System Participation Agreement described in Note 8, expenditures which will be required pursuant to those certain agreements with The Irvine Company described in Note 12, as well as expenditures associated with the expansion of its networks into additional geographic clusters.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--DEVELOPMENT STAGE ACTIVITIES AND DEPENDENCY ON ADDITIONAL FINANCING (CONTINUED)
    The Company expects that its future capital requirements will require it to obtain additional financing, which may include commercial bank borrowings, vendor financing, or the sale or issuance of equity and debt securities either through one or more offerings or to one or more strategic investors. There can be no assurance that the Company will be successful in raising additional capital in sufficient amounts to fund its strategic objectives, or that such funds, if available, will be available on terms that the Company will consider acceptable. Failure to raise sufficient funds may require the Company to modify, delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's business, financial condition and results of operations, including the Company's ability to make principal and interest payments on its then existing indebtedness.

    As discussed in Note 12, the Company consummated a private placement of common stock on December 30, 1997, which resulted in the receipt of approximately $26,330,000 in net proceeds on January 6, 1998. It is the opinion of Company management that such net proceeds, along with the available borrowing base on the Company's revolving credit facility (Note 6), will be adequate to support the Company's operations through September 30, 1998. However, based upon the factors discussed above, there can be no assurance that the Company will achieve profitability or positive cash flow in the future or that sufficient financing will be available to complete the Company's planned network development efforts.

NOTE 3--SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of FirstWorld Communications, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Among the more significant estimates and assumptions made by management are those related to the Company's projected future earnings and cash flows. Estimates of future earnings and cash flows form the basis for management's assessment of the Company's ability to continue as a going concern and the basis for management's assessment of the realizability of the Company's intangible and long-lived assets. The Company's earnings and cash flows have been and will continue to be affected by a number of influences; therefore, actual earnings and cash flows could differ from management's estimates.

CASH EQUIVALENTS AND RESTRICTED CASH

    The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company invests primarily in high-grade short-term investments which consist of money market instruments. Restricted cash in support of outstanding letters of credit totaled $50,000 at September 30, 1997.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    The Company recognizes service revenue on local competitive access services in the month such services are provided. Billings to customers for services in advance of providing such services are deferred and recognized as revenue when earned. Service revenues recognized since the Company's inception consist primarily of reimbursable engineering, design and construction costs associated with network service contracts with two city governments, which revenues have been recognized as the services are provided by the Company. Other revenues consist primarily of royalties earned under a certain patent licensing agreement and are recorded when earned and when payment is reasonably assured.

CONCENTRATION OF CREDIT RISK


    The Company's financial instruments that are exposed to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and temporary cash investments with high-quality financial institutions for which credit loss is not anticipated. Accounts receivable at September 30, 1997 are due from commercial telecommunications customers, approximately 70 percent of which relates to a single customer. Credit is extended based on an evaluation of the customer's financial condition and generally collateral is not required. The Company maintains reserves for potential credit losses. The Company has not provided for any anticipated credit loss as of September 30, 1997 as all amounts are considered by management to be fully collectible.


PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. Costs capitalized in connection with the development of communication networks include expenses associated with network engineering, design and construction. Depreciation of communications networks and related infrastructure commences when the applicable network becomes commercially operational.

    The estimated useful lives of the Company's principal classes of assets are as follows:

Network infrastructure............  20 years
Telecommunications equipment......  5-7 years
Building and improvements.........  30 years
Furniture, office equipment and
  other...........................  3-7 years
                                    Shorter of estimated useful life or
Leasehold improvements............  lease term

CAPITALIZATION OF INTEREST

    Interest costs incurred during the period of time that internally constructed assets are being made ready for their intended use are capitalized as part of acquiring such assets to the extent that these interest costs relate to financing obtained in order to prepare such assets for use. During fiscal 1997, the Company capitalized approximately $52,000 in interest costs associated with the development of the Company's initial telecommunications network in Anaheim, California.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED FINANCING COSTS

    Deferred financing costs include commitment fees and other costs related to certain debt financing transactions and are being amortized over the initial term of the related debt using the interest method.

PATENTS

    Costs associated with the registration of patents are deferred and amortized using the straight-line method over the estimated useful lives of the associated patents, which approximates five years.

DEBT DISCOUNT

    Discounts recorded in connection with the issuance of debt financing are deferred and amortized over the initial term of the related debt using the interest method.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts shown for cash equivalents, short-term borrowings and convertible bridge notes approximate their fair values due to the relatively short-term maturities of these instruments. Management believes that the carrying amounts shown for long-term debt are reasonable approximations of their fair values based upon the interest rates at which the Company could enter into similar borrowing arrangements.

LONG-LIVED ASSETS

    The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. Potential impairment associated with network infrastructure costs is measured on the basis of specific network projects. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. No such impairment losses have been identified by the Company during the fiscal years presented.

STOCK-BASED COMPENSATION ACCOUNTING

    The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net loss as if the minimum value method had been applied in measuring compensation expense. Compensation charges for non-employee stock-based compensation is measured using fair value-based methods.

INCOME TAXES

    Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred tax asset or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) future tax returns. Tax rate changes are reflected in the statement of operations in the period such changes are enacted.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform with the fiscal 1997 presentation.

NOTE 4--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                          SEPTEMBER 30,
                                                                   ---------------------------
                                                                       1996          1997
                                                                   ------------  -------------
Network infrastructure...........................................  $         --  $  12,636,955
Telecommunications equipment.....................................            --      5,048,156
Building and improvements........................................            --      1,328,237
Furniture, office equipment and other............................       371,617        976,341
Leasehold improvements...........................................        63,953        507,573
Construction in process..........................................       761,750        427,986
                                                                   ------------  -------------
                                                                      1,197,320     20,925,248
Accumulated depreciation.........................................      (109,768)      (593,895)
                                                                   ------------  -------------
                                                                   $  1,087,552  $  20,331,353
                                                                   ------------  -------------
                                                                   ------------  -------------

    The following is a summary of property and equipment acquired under capital leases, included in the above:

                                                                           SEPTEMBER 30,
                                                                      ------------------------
                                                                         1996         1997
                                                                      ----------  ------------
Network infrastructure..............................................  $       --  $  6,000,000
Telecommunications equipment........................................          --       290,565
Building and improvements...........................................          --       557,612
Furniture, office equipment and other...............................     153,462       402,722
                                                                      ----------  ------------
                                                                         153,462     7,250,899
Accumulated depreciation............................................     (40,675)     (191,847)
                                                                      ----------  ------------
                                                                      $  112,787  $  7,059,052
                                                                      ----------  ------------
                                                                      ----------  ------------

NOTE 5--SHORT-TERM BORROWINGS

    On August 29, 1997, the Company obtained a $1,000,000, 18% per annum, short-term bridge loan with an institutional lender which was due on October 15, 1997. On September 17, 1997, the Company repaid $500,000 of the outstanding principal balance associated with this loan, plus accrued interest thereon, and extended the maturity date of the remaining principal balance of $500,000 to March 16, 1998

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--SHORT-TERM BORROWINGS (CONTINUED) through the consummation of a new loan agreement with the lender. The remaining obligation under the new loan agreement, which bears interest at the rate of 18% per annum, is collateralized by substantially all assets of the Company, subordinate to the revolving credit facility described in Note 6. In connection with the initial debt issuance on August 29, 1997, the Company issued to the lender warrants for the purchase of 125,000 shares of common stock (Note 10). The fair value of such warrants at the time of grant, as determined by management based upon application of the Black-Scholes option pricing model, was recorded as a discount on the underlying debt. Simultaneous to the execution of the new loan agreement on September 17, 1997, which was considered to be a substantial modification of the original loan agreement which it superseded, the Company recognized an extraordinary charge on debt extinguishment totaling $104,680. The extraordinary charge consisted of the write-off of unamortized debt discount and deferred financing costs totaling $77,267 and $27,413, respectively. Concurrently, the Company issued to the lender additional warrants for the purchase of 175,000 shares of common stock (Note 10). The fair value of these warrants at the time of grant, as determined by management based upon application of the Black-Scholes option pricing model, has been recorded as a discount on the underlying debt. The unamortized portion of the debt discount as of September 30, 1997 totaled $148,738.

    On September 2, 1997, the Company issued a $50,000, 10% per annum, unsecured promissory note to a financial adviser of the Company as payment for services performed in connection with the attainment of debt financing. The note was repaid on October 2, 1997.

NOTE 6--LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                           SEPTEMBER 30,
                                                                     -------------------------
                                                                        1996         1997
                                                                     ----------  -------------
14% revolving credit facility; expiring September 2002 unless earlier terminated by the lenders in September 2000; secured by substantially all assets of the Company; net of unamortized debt
  discount totaling $463,513 at September 30, 1997.................  $       --  $  11,746,861

11% secured term note with a bank; monthly installments of $681, including interest, payable through June 1999; note secured by
  certain property and equipment...................................      19,314         12,947
Other..............................................................      25,197          4,921
                                                                     ----------  -------------
                                                                         44,511     11,764,729
Less current portion...............................................     (27,212)        (8,446)
                                                                     ----------  -------------
                                                                     $   17,299  $  11,756,283
                                                                     ----------  -------------
                                                                     ----------  -------------

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--LONG-TERM DEBT (CONTINUED)
    Aggregate principal maturities of long-term debt are as follows:

FISCAL YEAR
-------------------------------------------------------------------------------
1998...........................................................................  $       8,446
1999...........................................................................          7,191
2000...........................................................................     11,748,205
2001...........................................................................            887
                                                                                 -------------
                                                                                 $  11,764,729
                                                                                 -------------
                                                                                 -------------

REVOLVING CREDIT FACILITY

    On September 16, 1997, the Company entered into a revolving credit facility (the Credit Facility) with a syndicate of lenders (the Lenders) to provide financing for the construction of telecommunication networks and for general working capital purposes. Under the terms of such facility, the Company has available a maximum borrowing capacity of $23,000,000, which may be used for either revolving loan advances or to support letters of credit. Subject to the terms and conditions set forth in the Credit Facility, maximum borrowings at anytime outstanding may not exceed the sum of the following: (i) 75% of approved capital expenditures, as defined in the Credit Facility, plus (ii) eligible accrued interest, as defined in the Credit Facility, plus (iii) $3,000,000. The obligations of the Company under the Credit Facility have been collateralized, in favor of the Lenders, by a first priority, perfected security interest in substantially all of the Company's assets, including all present and future cash balances, accounts receivable, inventories, property and equipment and general intangibles.

    Advances under the Credit Facility bear interest at the rate of 14% per annum and are payable monthly in arrears at a cash pay rate of 6% per annum in year one, 9% in year two, 12% in year three and 14% thereafter, with the remainder accruing at a compounded monthly basis and being added to the maximum borrowing base. The Company is required to pay an annual maintenance fee of $210,000 and a monthly commitment fee equal to .5% per annum on the average unused portion of the maximum borrowings under the Credit Facility. The Company is also required to pay a letter of credit fee equal to .5% per month on the aggregate undrawn amount of all outstanding letters of credit.

    The Credit Facility imposes certain operating and financial restrictions on the Company. Such restrictions affect, and in some cases limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, repay certain indebtedness prior to its stated maturity, create liens, engage in mergers and acquisitions, make certain capital expenditures or pay dividends. In addition to such restrictions, the Company is required to maintain annualized revenues which exceed certain minimum amounts as specified in the Credit Facility. Failure to comply with these or any other of the covenants specified in the Credit Facility constitutes an event of default, at which time all loan obligations of the Company under this facility would immediately bear interest at a rate of 18% per annum and the letter of credit fee would increase to .83% per month. Upon the occurrence and during the continuation of an event of default, all loan obligations under this facility would become immediately due and payable at the sole discretion of the Lenders. At September 30, 1997, the Company was in compliance with the covenants contained in the Credit Facility.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--LONG-TERM DEBT (CONTINUED)
    The Credit Facility matures on September 17, 2002. However, the Lenders, at their sole discretion, may terminate this agreement on September 17, 2000. In the event that the facility is terminated by the Company prior to the maturity date, the Company must pay the Lenders a termination fee equal to the greater of either $1,000,000 or the total interest and letter of credit fees for the immediate six months preceding the termination date.

    In connection with the consummation of the Credit Facility, the Company granted to the Lenders warrants for the purchase of 800,000 shares of the Company's common stock (Note 10). The aggregate fair value of these warrants at their time of grant, as determined by management based upon application of the Black-Scholes option pricing model, has been recorded as a discount on the underlying debt. The unamortized portion of the debt discount as of September 30, 1997 totaled $463,513.

NOTE 7--CONVERTIBLE BRIDGE NOTES

    During the period from August 9, 1996 through September 30, 1996, the Company raised $835,000 through the issuance of 6.15% convertible bridge notes maturing on January 31, 1997. During the period from October 1, 1996 to January 31, 1997, additional funding of $6,941,500 was received through the issuance of such notes. On January 31, 1997, the aggregate principal balance of such notes was converted by the holders into 1,555,300 shares of Series C convertible preferred stock and related common stock warrants (Notes 9 and 10). Simultaneous to this conversion, accrued interest on the associated notes totaling $116,812 was repaid by the Company to the note holders.

    On May 30, 1997, the Company authorized the private placement of up to $5,000,000 in principal funding through the issuance of 8% subordinated, convertible bridge notes. As of September 30, 1997, the Company had received proceeds totaling $405,500 from this financing. Pursuant to the individual note agreements, the convertible bridge notes were to mature on December 31, 1997, unless earlier converted or repaid upon the closing of an equity financing by the Company in excess of $3,000,000. As discussed in Note 12, the convertible bridge notes outstanding as of September 30, 1997 were converted into shares of the Company's Series A common stock and related warrants at the conversion rate of $3.00 per share. In connection with the issuance of such convertible bridge notes, warrants for the purchase of 33,789 shares of the Company's common stock were also issued to the note holders (Note 10). It is management's estimate that the aggregate value of these warrants, based upon application of the Black-Scholes option pricing model, was insignificant at their time of grant.

NOTE 8--COMMITMENTS

LEASE COMMITMENTS

    The Company leases its office space, certain network access facilities and automobiles under noncancelable operating lease arrangements which expire on varying dates through fiscal 2002. Certain of the office leases contain rent escalation clauses which require the Company to pay a pro-rata share of the lessor's operating expenses for any calendar year which exceeds base year operating expenses, as defined within the respective agreements.

    The Company has procured certain of its property and equipment, including its Anaheim network central office switching facility, through capital leases which expire through fiscal 2001. Additionally, the

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--COMMITMENTS (CONTINUED)
Company has accounted for certain agreements with the City of Anaheim, as more fully described in Note 8 and which extend through fiscal 2027, as a capital lease in the accompanying financial statements.

    Future minimum lease payments under capital and noncancelable operating leases are as follows:

FISCAL YEAR                                                          CAPITAL       OPERATING
----------------------------------------------------------------  --------------  ------------
1998............................................................  $      817,813  $    374,883
1999............................................................       1,314,015       381,744
2000............................................................       1,744,835       125,274
2001............................................................       1,660,514       102,685
2002............................................................       1,650,448        18,086
Thereafter......................................................      41,139,093            --
                                                                  --------------  ------------
Total minimum lease payments....................................      48,326,718  $  1,002,672
                                                                                  ------------
                                                                                  ------------
Amount representing interest....................................     (41,213,626)
                                                                  --------------
Present value of minimum lease payments.........................  $    7,113,092
                                                                  --------------
                                                                  --------------

    Rent expense under noncancelable operating leases was $72,875, $108,429 and $361,156 during fiscal 1995, 1996 and 1997, respectively, and for the period from September 1, 1993 (inception) to September 30, 1997 was $589,858.

OTHER COMMITMENTS

    During February 1997, the Company and its wholly-owned subsidiary FirstWorld Anaheim (FWA) entered into a 30-year Universal Telecommunications System Participation Agreement (the UTS Agreement) with the City of Anaheim, California (the City), under which FWA has agreed to design, construct and operate a fiber-optic telecommunications network in cooperation with the City. The UTS Agreement requires FWA to pay to the City (i) an annual payment in lieu of a franchise fee based on a percentage of FWA's "adjusted gross revenues," as defined, related to the Anaheim network, subject to a minimum annual payment of $1,000,000 for periods after June 30, 1999 through the term of the agreement,
(ii) a percentage of FWA's "net revenues," as defined, derived from the Anaheim network, (iii) certain of the City's annual operating costs associated with the UTS Agreement, not to exceed $175,000 per year prior to the commencement of the third phase of the Anaheim network (as discussed below), and not to exceed $350,000 per year thereafter, subject to inflationary adjustments, and (iv) $20,000 per year to support the City's presence on the Internet, subject to inflationary adjustments. The UTS Agreement also requires the Company to deposit an amount equal to up to 15% of net revenues derived from the Anaheim network to maintain a $6,000,000 reserve account for debt service and capital improvements. Pursuant to the UTS Agreement, the City has been granted an irrevocable option to purchase all of the issued and outstanding stock of FWA at anytime after July 1, 2012 for its then current appraised fair value, the determination of which is to be derived by qualified independent appraisers selected by both the Company and the City, as more specifically defined within the UTS Agreement. Any sale or issuance of FWA stock can only be made if such sale or issuance is expressly made subject to the City's purchase option. Moreover, any sale of the Anaheim network or other sale of substantially all of FWA's assets can only be made if the City is equitably

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--COMMITMENTS (CONTINUED)
compensated for the loss of its future income stream under the UTS Agreement or the buyer expressly assumes the obligations of FWA under the UTS Agreement.

    Simultaneous to the execution of the UTS Agreement, FWA entered into a 30-year Agreement for Use of Operating Property (the Operating Property Agreement) with the City under which FWA has been granted the exclusive right to lease 60 of 96 fiber strands contained in an approximate 50 mile loop of fiber optic cable owned by the City, together with related facilities and rights. Under the terms of the Operating Property Agreement, the Company is obligated to make quarterly payments to the City in the minimum amount of $113,862. In addition, the Company is obligated to pay all costs associated with operating and maintaining the leased property, including maintenance expenses, taxes, insurance premiums and pole usage fees. FWA has the right to assign its rights under the Operating Property Agreement, but will not be released from liability unless the City expressly consents. FWA also has the right to encumber its interest in the leased property. FWA's interest in the leased property presently is encumbered by a leasehold mortgage in favor of the lenders under the Company's Credit Facility.

    Under the terms of the UTS Agreement and the Operating Property Agreement, which have collectively been accounted for as a capital lease in the accompanying financial statements, remaining fixed rental payments aggregate approximately $46,959,000 at September 30, 1997. Interest expense associated with this capital lease totaled $995,434 during fiscal 1997.

    Pursuant to the UTS Agreement, FWA is required to meet certain future performance requirements for the completion of network design and the commencement of network construction related to certain phases of the city-wide network. The first phase, which extended service to identified municipal facilities, was substantially completed in October 1997. The second phase, which allows service to be extended in the ordinary course of business (i.e., within six months following execution of a customer service agreement) to commercial, industrial and governmental customers within certain defined service areas, is required to be 44% completed by April 1, 1998, and 90% completed by December 31, 1998. The UTS Agreement also requires FWA to commence construction of a demonstration center in the City's downtown area by August 20, 1998 and to ensure that such demonstration center is operational by June 30, 1999. The Company anticipates that the aforementioned performance requirements will be met. In the event that FWA does not meet the specified performance deadlines related to completion of the first and second phases of the Anaheim network due to financial or other reasons, the City may elect to either terminate the Operating Property Agreement or to immediately exercise its option to purchase all of the issued and outstanding stock of FWA under the same option terms, as defined within the UTS Agreement, which otherwise do not become effective until after July 1, 2012. Any termination of the Operating Property Agreement would have a material adverse effect on the Company's business, financial condition and results of operations.

    Under the UTS Agreement, the third phase of the Anaheim network, which allows service to be extended in the ordinary course of business to all customers within the city, including residential customers, will be commenced only after the feasibility of the third phase is validated by an independent consultant's report and financing is arranged. FWA has agreed to cause a feasibility study with respect to the third phase to be completed no later than January 1, 2000, and thereafter to provide annual updates to the study if necessary. If the Company determines not to proceed with the development of the third phase of the Anaheim network, or if for any reason the principal financing for the third phase is not funded or

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--COMMITMENTS (CONTINUED)
construction of the third phase is not commenced by December 31, 2002, then the City may pursue development of the third phase on its own.

    Pursuant to a Development Fee Arrangement dated simultaneous to the aforementioned City agreements, for a period of five years, commencing with the earlier to occur of the closing of the financing for or the commencement of construction of the first Additional Network (as defined below), the Company must pay to the City a lump sum development fee for each Additional Network which the Company develops ($300,000 for each Additional Network financed in the first year; $200,000 for each Additional Network financed in the second year; and $100,000 for each Additional Network financed in the third, fourth and fifth years, which amounts must be paid within thirty days following the closing of the principal financing for an Additional Network or the commencement of construction of such Additional Network, whichever occurs first). "Additional Network" means (a) any expansion of the Anaheim network into one or more adjacent or nearby cities where FWA enters into a revenue sharing agreement with any such city, and (b) any separate communications system developed by any other subsidiary of the Company that holds a Certificate of Public Convenience and Necessity issued by the Public Utilities Commission and enters into a revenue sharing agreement with one or more public entities.

    The Company is party to a contract with a long distance carrier pursuant to which the Company is committed to minimum service fees. Such minimum fees aggregate $312,500, $1,937,500 and $250,000 during each of fiscal 1998, 1999 and
2000, respectively.

NOTE 9--SHAREHOLDERS' EQUITY (DEFICIT)

    In December 1996, the Board of Directors and shareholders of the Company approved a restatement of the Articles of Incorporation which provided for a capital restructuring. Under the restated Articles of Incorporation, the Company is authorized to issue up to 15,000,000 shares of common stock and 5,160,335 shares of preferred stock, of which 134,200 shares are designated Series A preferred stock, 2,426,135 shares are designated Series B preferred stock and 2,600,000 shares are designated Series C preferred stock, and to fix the powers, designations, preferences and rights of each series. As discussed in Note 12, the Company converted the three existing classes of preferred stock and common stock into shares of newly created Series B common stock on December 30, 1997.

COMMON STOCK

    In connection with the Separation Agreement (Note 1), the Separating Shareholders received 100 shares of common stock. Consideration for such shares consisted of the assumption of net liabilities from Lambda Link totaling $404,621.

    In October 1993, the Company issued 2,519,900 shares of common stock as compensation to the Separating Shareholders and certain employees in the amount of $2,520.

    In March 1994, in connection with a private placement offering, the Company issued 279,000 shares of common stock at a price of $1.50 per share. In June 1995, these shares were converted into Series B preferred stock.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    During the period May 1996 to June 1996, 330,000 shares of common stock were issued through the exercise of stock options at prices between $.15 and $.25 per share. Additionally, 396,000 shares of common stock were issued to certain option holders pursuant to a Board of Directors' resolution which prescribed for the cancellation of options in favor of purchasing a like number of shares of common stock at $.25 per share.

    During the period November 1996 to August 1997, 106,900 shares of common stock were issued through the exercise of stock options and warrants at prices between $.15 and $.50 per share.

SERIES A PREFERRED STOCK

    The holders of Series A preferred stock are entitled to cumulative dividends at the rate of $.20 per share per annum, when, as and if declared by the Company's Board of Directors. The holders of Series A preferred stock are not entitled to liquidating distributions. So long as any shares of Series A preferred stock remain outstanding, no dividends or distributions shall be paid on any Series B preferred stock or common stock of the Company during any fiscal year, nor shall any shares of the Series B preferred stock or common stock be purchased, redeemed, or otherwise acquired for value by the Company until Series A preferred stock dividends in the total amount of $.20 per share shall have first been paid or declared and set apart during that fiscal year and any prior fiscal year in which dividends accumulated but remain unpaid. No dividends have been declared on Series A preferred stock through September 30, 1997. Cumulative dividends in arrears on Series A preferred stock aggregate $47,467, or $.40 per share, as of September 30, 1997. Each share of Series A preferred stock is convertible, at the option of the holder thereof, at anytime into a one-tenth share of common stock. The Series A preferred shares shall automatically convert into one-tenth of a share of common stock upon the closing of a firm commitment underwritten public offering of the Company's common stock resulting in an aggregate offering price of not less than $20,000,000 based upon an offering price per common share of not less than (i) $10.00 for an offering which occurs prior to December 31, 1998; (ii) $12.50 for an offering which occurs after December 31, 1998 and on or prior to December 31, 1999; (iii) $15.00 for an offering which occurs after December 31, 1999 and on or prior to December 31, 2000; or (iv) $17.50 for an offering which occurs after December 31, 2000. Each share of Series A preferred stock shall also be converted into one-tenth of a share of common stock upon the affirmative vote of the holders of a majority of the shares of such series outstanding at the time of vote. The number of common shares in which Series A preferred stock may be converted pursuant to automatic or voluntary events of conversion is subject to adjustment for customary events of dilution. The Series A preferred shares do not have any voting rights.

    In May 1995, the Company issued 127,601 shares of Series A preferred stock to employees in exchange for the cancellation of notes and wages payable, which conversion was made at the rate of $3.33 per share based upon the carrying amounts of said liabilities.

    In January 1996, the Company repurchased 8,934 shares of Series A preferred stock at their original cost of $3.33 per share through the issuance of a note payable.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)
SERIES B CONVERTIBLE PREFERRED STOCK

    The holders of Series B preferred stock are entitled to noncumulative preferred dividends payable when and as declared by the Company's Board of Directors. No dividends shall be paid on any share of Series B preferred stock until dividends associated with Series C and Series A preferred stock have been paid or declared and set apart. No dividends have been declared on Series B preferred stock through September 30, 1997. In the event of liquidation, dissolution or winding up of the Company, Series B holders are entitled to liquidating distributions of $1.50 per share plus an amount equal to $.09 per share per annum beginning July 1, 1995. Each share of Series B preferred stock is convertible, at the option of the holder thereof, at anytime into equal shares of common stock. The Series B preferred shares shall automatically convert into equal shares of common stock upon the closing of a firm commitment underwritten public offering of the Company's common stock resulting in an aggregate offering price of not less than $20,000,000 based upon an offering price per common share of not less than (i) $10.00 for an offering which occurs prior to December 31, 1998; (ii) $12.50 for an offering which occurs after December 31, 1998 and on or prior to December 31, 1999; (iii) $15.00 for an offering which occurs after December 31, 1999 and on or prior to December 31, 2000; or (iv) $17.50 for an offering which occurs after December 31, 2000. Each share of Series B preferred stock shall also be converted into equal shares of common stock upon the affirmative vote of the holders of a majority of the shares of such series outstanding at the time of vote. The number of common shares in which Series B preferred stock may be converted pursuant to automatic or voluntary events of conversion is subject to adjustment for customary events of dilution. The Series B preferred shares, on an as-converted basis, have equal voting rights as the Company's common shares.

    In June 1995, 279,000 shares of common stock were exchanged for Series B preferred stock.

    During the period January 1995 to September 1995, in connection with a private placement offering, the Company issued 558,669 shares of Series B preferred stock at a price of $1.50 per share. Additionally, during the period October 1995 to January 1996, the Company issued 500,504 shares of Series B preferred stock at a price of $1.50 per share.

    In December 1995, the Company issued 33,334 shares of Series B preferred stock for the cancellation of a note payable to a relative of the president and for consulting services received, which conversion was based upon the fair value of Series B preferred stock of $1.50 per share, the carrying amount of the note payable and the fair value of the consulting services received.

    During the period January 1996 to June 1996, in connection with a private placement offering, the Company issued 641,800 shares of Series B preferred stock at a price of $2.50 per share.

    In May 1996, the Company issued 3,333 shares of Series B preferred stock for the procurement of property and equipment, which conversion was based upon the fair value of Series B preferred stock of $2.50 per share and the fair value of the property and equipment received.

SERIES C CONVERTIBLE PREFERRED STOCK

    The holders of Series C preferred stock, in preference to the holders of any other stock of the Company, shall be entitled to preferred dividends at the rate of $.40 per share per annum or, in the event

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED) of liquidation, dissolution or winding up of the Company, liquidation distributions of $5.00 per share, plus all accumulated or declared but unpaid dividends. Series C preferred stock dividends shall be payable only when, as and if declared by the Company's Board of Directors and shall be noncumulative; provided, however, that after December 31, 1998, the holders of Series C preferred stock shall be entitled to receive cumulative dividends at the rate of $.40 per share per annum. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall accrue after December 31, 1998, whether or not earned. So long as any shares of Series C preferred stock remain outstanding, no dividends or distributions shall be paid on the Series B or Series A preferred stock or the common stock of the Company during any fiscal year, nor shall any shares of the Series B or Series A preferred stock or the common stock be purchased, redeemed, or otherwise acquired for value by the Company until Series C preferred stock dividends in the total amount of $.40 per share shall have first been paid or declared and set apart during that fiscal year and any prior fiscal year in which dividends accumulated but remain unpaid. No dividends have been declared on Series C preferred stock through September 30, 1997. Each share of Series C preferred stock is convertible, at the option of the holder thereof, at anytime into equal shares of common stock. The Series C preferred shares shall automatically convert into equal shares of common stock upon the closing of a firm commitment underwritten public offering of the Company's common stock resulting in an aggregate offering price of not less than $20,000,000 based upon an offering price per common share of not less than (i) $10.00 for an offering which occurs prior to December 31, 1998; (ii) $12.50 for an offering which occurs after December 31, 1998 and on or prior to December 31, 1999; (iii) $15.00 for an offering which occurs after December 31, 1999 and on or prior to December 31, 2000; or (iv) $17.50 for an offering which occurs after December 31, 2000. Each share of Series C preferred stock shall also be converted into equal shares of common stock upon the affirmative vote of the holders of a majority of the shares of such series outstanding at the time of vote. The number of common shares in which Series C preferred stock may be converted pursuant to automatic or voluntary events of conversion is subject to adjustment for customary events of dilution, as well as certain additional anti-dilutive adjustments as defined in the Company's Articles of Incorporation. The Series C preferred shares, on an as-converted basis, have equal voting rights as the Company's common shares.

    Pursuant to the Articles of Incorporation, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of not less than two-thirds of the outstanding shares of Series C preferred stock, (i) pay or declare dividends on common stock or repurchase any shares of capital stock of the corporation; (ii) take any action to materially amend the Company's Articles of Incorporation or Bylaws; (iii) authorize or issue shares of capital stock having preference equal to or superior to that of the Series C preferred shares; or (iv) effect certain mergers or consolidations of the Company, each as defined within the Articles of Incorporation.

    During January 1997, in connection with a private placement offering, the Company issued 2,600,000 shares of Series C preferred stock, consisting of 1,044,700 shares issued for cash proceeds totaling $4,528,862, net of placement agent commissions and related fees, and 1,555,300 shares issued through the retirement of convertible bridge notes (Note 7). In connection with this offering, the holders of Series C shares also received warrants for the purchase of 520,000 shares of common stock; additionally, warrants to purchase 233,118 shares of common stock were issued to certain financial advisors (Note 10).

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--WARRANTS AND STOCK OPTIONS

WARRANTS

    In connection with the January 1994 private placement of common stock, the Company issued warrants to purchase 139,494 shares of common stock at $1.50 per share. During June 1995, these warrants were canceled and exchanged for warrants to purchase 139,494 shares of Series B preferred stock at a price of $1.50 per share, which warrants expire in April 1999 and contain customary adjustments to protect against dilution. It is management's estimate that the aggregate fair value of these warrants was insignificant at the time of grant. At September 30, 1997, all of these warrants remain outstanding.

    In connection with the January 1997 private placement of Series C preferred stock, the Company issued warrants for the purchase of 520,000 shares of common stock to the investors. Such warrants have an exercise price of $5.00 per share, a term of five years and are subject to customary adjustments to protect against dilution, as well as certain additional anti-dilutive adjustments as defined in the warrant agreements. Based upon application of the Black-Scholes option pricing model, it is management's estimate that the aggregate fair value of such warrants was approximately $16,000 at the time of grant, which amount has been allocated to the warrants. At September 30, 1997, all of these warrants remain outstanding.

    In connection with the January 1997 private placement of Series C preferred stock, the Company also issued to certain financial advisors warrants to purchase 218,118 and 15,000 shares of common stock at exercise prices of $5.00 and $.50, respectively, all of which have terms of five years and contain customary adjustments to protect against dilution. Based upon application of the Black-Scholes option pricing model, it is management's estimate that the aggregate fair value of such warrants was approximately $10,000 at the time of grant, which amount has been recorded as a non-cash equity issuance cost related to the Series C preferred stock placement. During March 1997, 5,000 of the $.50 warrants were exercised for proceeds totaling $2,500. At September 30, 1997, all of the remaining warrants remain outstanding.

    Simultaneous to the above Series C equity transactions, the Company issued a warrant for the purchase of 800,000 shares of common stock to a single investor. The warrant has a term of five years and vests at the rate of 25% per year beginning in January 1998. Pursuant to the warrant agreement, the initial exercise price per underlying common share is $4.75. However, the warrant contains a complex anti-dilution provision pursuant to which the number of underlying common shares may be increased based upon the weighted average issuance price of equity securities issued by the Company prior to the earliest of (i) April 1, 1999, (ii) the death of the investor, and (iii) a public offering of securities by the Company. The warrant also prescribes a formula under which the exercise price per underlying common share is reduced in successive years of the warrant agreement, which reduction is further affected by the number of warrant shares previously exercised pursuant to this agreement. This warrant was issued for cash proceeds totaling $200,000, which management considers to be the fair value of this warrant at the time of grant. At September 30, 1997, no shares have been exercised under this warrant agreement. As discussed in Note 12, the terms of this warrant were amended on December 30, 1997.

    During January 1997, the Company issued to certain legal service providers warrants to purchase 19,000 and 5,000 shares of common stock at exercise prices of $.50 and $5.00, respectively. Such warrants have terms of five years and contain customary adjustments to protect against dilution. It is management's estimate that the aggregate fair value of these warrants, determined based upon application of the Black-

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--WARRANTS AND STOCK OPTIONS (CONTINUED)
Scholes option pricing model, was insignificant at their time of grant. At September 30, 1997, all of these warrants remain outstanding.

    During the period July 1997 to September 1997, in connection with the issuance of convertible bridge notes, warrants for the purchase of 33,789 shares of common stock were issued to the note holders. Such warrants, which expire in July 2002, have an exercise price of $6.00 per share and contain customary adjustments to protect against dilution. It is management's estimate that the aggregate fair value of these warrants, determined based upon application of the Black-Scholes option pricing model, was insignificant at their time of grant. At September 30, 1997, all of these warrants remain outstanding.

    During August 1997, in connection with the attainment of short-term bridge financing, the Company issued to the lender warrants to purchase 125,000 shares of common stock. During September 1997, in connection with the execution of a new loan agreement, warrants to purchase an additional 175,000 common shares were issued to the lender. Such warrants have an exercise price of $6.00 per share, a term of seven years and are subject to customary adjustments to protect against dilution, as well as certain additional anti-dilutive adjustments as defined in the warrant agreements. The aggregate fair value of the warrants at their date of grant, which was estimated by management to be $115,900 with respect to the warrants issued during August 1997 and $162,260 with respect to the warrants issued during September 1997, based upon application of the Black-Scholes option pricing model, has been recorded as a discount on the underlying debt. As discussed in Note 5, the unamortized debt discount associated with those warrants issued in August 1997 was written off on September 17, 1997 as a result of a debt extinguishment. At September 30, 1997, all of these warrants remain outstanding.

    During September 1997, in connection with the attainment of the Company's Credit Facility, the Company issued to the lender warrants to purchase 800,000 shares of common stock. Such warrants have an exercise price of $6.00 per share, a term of five years and are subject to customary adjustments to protect against dilution, as well as certain additional anti-dilutive adjustments as defined in the warrant agreement. The fair value of these warrants at the time of grant, which was estimated by management to be $469,600 based upon application of the Black-Scholes option pricing model, has been recorded as a discount on the underlying debt. In connection with the consummation of this credit facility, the Company also issued to certain financial advisors warrants to purchase 83,400 shares of common stock, which warrants have an exercise price of $6.00 and a term of five years. The aggregate fair value of these warrants at the time of grant, which was estimated by management to be $27,200 based upon application of the Black-Scholes option pricing model, has been recorded as a non-cash deferred financing cost. At September 30, 1997, all of the warrants issued in connection with this transaction remain outstanding.

STOCK OPTIONS

    The Company has a 1995 Incentive Stock Option Plan (the 1995 Plan) and a 1997 Stock Plan (the 1997 Plan) (collectively, the Plans) under which stock options or stock purchase rights to acquire an aggregate of 1,500,000 shares and 1,000,000 shares, respectively, of common stock may be granted to employees and directors of the Company, as well as to non-employee consultants of the Company under the 1997 Plan. As of September 30, 1997, 2,068,100 common shares remain reserved for issuance under the Plans. Both plans provide for the granting of incentive stock options (within the meaning of Section 422A

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--WARRANTS AND STOCK OPTIONS (CONTINUED) of the Internal Revenue Code) while the 1997 Plan also provides for the granting of non-statutory stock options. Additionally, stock purchase rights may also be granted under the 1997 Plan.

    The terms of stock options granted under the Plans are determined by the Board of Directors. Stock options may be granted for periods of up to ten years at a price per share not less than the fair market value of the Company's common stock at the date of grant for incentive stock options and not less than 85% of the fair market value of the Company's common stock at the date of grant for non-statutory stock options. In the case of incentive and non-statutory stock options granted under Plans to employees, directors or consultants who, at the time of grant of such options, own stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price shall be no less than 110% of the fair market value of the Company's common stock at the date of grant. Additionally, the term of incentive stock option grants under the Plans is limited to five years if the grantee owns in excess of 10% of the voting power of all classes of stock of the Company at the time of grant. Options granted under the Plans generally vest to the option holder ratably over a period of four to five years beginning on the grant date.

    The terms of stock purchase rights granted under the 1997 Plan are determined by the Board of Directors. Stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the 1997 Plan and/or cash awards made outside of the 1997 Plan. Through September 30, 1997, no such purchase rights have been granted by the Company.

    The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net loss as if the minimum value method had been applied in measuring compensation expense. Had compensation cost for the Company's stock-based compensation plans been determined based on the minimum value method at the grant dates for awards under this plan consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                            YEAR ENDED
                                                                          SEPTEMBER 30,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
Net loss:
  As reported.....................................................  $  3,856,192  $  9,552,838
  Pro forma.......................................................  $  3,859,992  $  9,564,128

    The minimum value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during fiscal 1996 and 1997: dividend yield of 0.0% for both periods; volatility of 0.0% for both periods; risk-free interest rates of 5.79% and 6.07%; and an expected life of 5.0 years for both periods. The weighted average fair value of options granted during fiscal 1996 and 1997 was approximately $.06 and $.09 per option, respectively.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--WARRANTS AND STOCK OPTIONS (CONTINUED)
    Stock option transactions under the Plans during the three fiscal years ended September 30, 1997, all of which relate to employee transactions, are summarized as follows:

                                                                       SHARES       WEIGHTED
                                                                     UNDERLYING      AVERAGE
                                                                      OPTIONS    EXERCISE PRICE
                                                                     ----------  ---------------
Outstanding at September 30, 1994..................................          --
Granted............................................................     763,333     $     .15
Exercised..........................................................          --
Canceled...........................................................          --
                                                                     ----------
Outstanding at September 30, 1995..................................     763,333     $     .15
Granted............................................................     788,667     $     .25
Exercised..........................................................    (330,000)    $     .22
Canceled...........................................................    (432,000)    $     .21
                                                                     ----------
Outstanding at September 30, 1996..................................     790,000     $     .18
Granted............................................................     489,400     $     .82
Exercised..........................................................    (101,900)    $     .22
Canceled...........................................................    (138,700)    $     .48
                                                                     ----------
Outstanding at September 30, 1997..................................   1,038,800     $     .44
                                                                     ----------
                                                                     ----------

    The following table summarizes information about options outstanding at September 30, 1997:

                          OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
             ---------------------------------------------  --------------------------
              OUTSTANDING   WEIGHTED- AVERAGE   WEIGHTED-    EXERCISABLE    WEIGHTED-
 RANGE OF        AS OF          REMAINING        AVERAGE        AS OF        AVERAGE
 EXERCISE    SEPTEMBER 30,  CONTRACTUAL LIFE    EXERCISE    SEPTEMBER 30,   EXERCISE
  PRICES         1997          (IN YEARS)         PRICE         1997          PRICE
-----------  -------------  -----------------  -----------  -------------  -----------
$ .15 - .25       626,000             5.1       $     .19       485,800     $     .18
$       .50       362,300             8.9       $     .50       100,560     $     .50
$      3.20        50,500             9.7       $    3.20         2,800     $    3.20
             -------------                                  -------------
                1,038,800             6.6       $     .44       589,160     $     .25
             -------------                                  -------------
             -------------                                  -------------

    As discussed in Note 12, the Company's Board of Directors approved a repricing of stock options in December 1997, pursuant to which the exercise price of stock options designated at $3.20 per share was reduced to $3.00 per share.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11--INCOME TAXES

    Deferred tax assets (liabilities) are comprised of the following:

                                                                         SEPTEMBER 30,
                                                                  ----------------------------
                                                                      1996           1997
                                                                  -------------  -------------
Net operating loss carryforwards................................  $   2,187,907  $   4,733,931
Accrued employee costs..........................................        100,000         39,834
Depreciation and amortization...................................        (19,845)       (78,845)
                                                                  -------------  -------------
                                                                      2,268,062      4,694,920
Valuation allowance.............................................     (2,268,062)    (4,694,920)
                                                                  -------------  -------------
Deferred tax assets (liabilities), net..........................  $          --  $          --
                                                                  -------------  -------------
                                                                  -------------  -------------

    As of September 30, 1997, the Company has Federal and state net operating loss carryforwards of approximately $14,810,000 and $10,798,000, respectively, which amounts expire beginning in fiscal 2009 and fiscal 1999, respectively. As a result of the capital transactions described in Note 12, which resulted in a change of ownership as defined by Section 382 of the Internal Revenue Code, the Company's utilization of such net operating loss carryforwards will be subject to an annual limitation of approximately $878,000 for both Federal and state tax purposes, the effect of which has been reflected in the summary of deferred tax assets above. Additionally, if the Company is able to recognize built-in gains in the future, the annual utilization rate of the net operating losses would be increased. If the Company is able to recognize built-in losses, they will be subject to the annual utilization limitation when recognized.

    Based upon the lack of prior earnings history of the Company and based upon available evidence, management has recorded a full valuation allowance for the benefit of deferred tax assets. No income tax provision or benefit was recorded during fiscal 1995, 1996 or 1997, or for the period from September 1, 1993 (inception) to September 30, 1997, due to the cumulative net losses of the Company.

NOTE 12--SUBSEQUENT EVENTS

    In October 1997, the Company entered into a three-year network services agreement with a provider of voicemail and data services. Future minimum payments under this agreement, which extend through October 2000, aggregate $56,670, $239,040, $286,560 and $23,880 during each of fiscal 1998, 1999, 2000 and 2001, respectively. Simultaneous to the consummation of this agreement, the Company granted a three-year, $150,000 unsecured promissory note to the vendor as payment for certain up-front fees associated with this agreement. Aggregate principal and interest payments due under this promissory note total $10,800, $48,600, $109,365 and $31,455 during fiscal 1998, 1999, 2000 and 2001, respectively. Also in October 1997, the Company entered into a four-year agreement with a provider of data processing and billing services, under which future minimum payments aggregate $150,000 during each of fiscal 1998, 1999, 2000 and 2001.

    In December 1997, the Company's Board of Directors approved a repricing of stock options whereby the exercise price of all outstanding stock options granted under the Company's Plans was reduced to $3.00 per share, if previously in excess of such amount.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--SUBSEQUENT EVENTS (CONTINUED)
    On December 30, 1997, the Company consummated a private placement of equity securities with Colorado Spectra 3, LLC (Spectra 3) and Enron Capital & Trade Resources Corp. (Enron). The Company issued 5,000,000 shares of newly created Series A common stock to each of Spectra 3 and Enron at an issue price of $3.00 per share pursuant to a common stock purchase agreement by and among the Company, Enron, Spectra 3 and the holders (the Noteholders) of $405,500 in principal amount of the Company's convertible subordinated bridge notes (Note
7). The Company also issued an aggregate of 135,164 shares of Series A common stock to the Noteholders upon the automatic conversion of the bridge notes pursuant to the terms thereof at a conversion price of $3.00 per share. Aggregate proceeds from this offering, exclusive of the conversion of the bridge notes, totaled approximately $26,330,000, net of offering commissions and certain other advisory fees paid in connection with the consummation of this equity placement. The Company received the gross proceeds from this offering on January 6, 1998, simultaneous to which the related offering costs were paid. In connection with the aforementioned placement, the Company also issued to Spectra 3 and Enron warrants to purchase 5,000,000 shares each of newly created Series B common stock and to the Noteholders warrants to purchase an aggregate of 135,164 shares of such Series B common stock at $3.00 per share. The number of shares of Series B common stock and exercise price of the warrants are subject to customary adjustments from time to time as stipulated in the warrant agreements. Such warrants may be exercised at any time prior to the first to occur of (i) December 30, 2004; (ii) the merger of the Company with or into another entity in which the shareholders of the Company immediately prior to the merger own less than 50% of the voting securities of the surviving entity immediately following the merger; and (iii) the sale by the Company of all or substantially all of its assets. It is management's estimate that the aggregate fair value of such warrants approximates $9,628,000, based upon application of the Black-Scholes option pricing model. The common stock purchase agreement, as amended, also contains an option which grants Spectra 3 and Enron the right to invest an additional $20,000,000 in the aggregate on the same terms and conditions applicable to their purchases of Series A common stock as described above, except that any additional shares of common stock to be acquired would be Series B common stock. Such option is exercisable through the earlier of (i) June 9, 1998; or (ii) the closing of a high yield debt offering by the Company.

    Simultaneous to the equity investment described above, the Company (i) converted the three existing classes of preferred stock into common stock in accordance with the automatic conversion provision of its existing charter, in order to simplify the Company's capital structure and to eliminate the rights, preferences and privileges of the preferred stock; (ii) amended its Articles of Incorporation to substantially increase the Company's authorized capital to allow for the aforementioned equity transaction and to provide flexibility for future anticipated financings; and (iii) amended its Articles of Incorporation to designate two series of common stock, with the investors in the aforementioned equity transaction receiving Series A common stock and all then existing shares of common stock (including common stock issued upon conversion of the existing preferred stock) being designated as Series B common stock. The Series A common stock and Series B common stock are identical in all material respects, except that the Series A common stock possess ten votes per share on all matters subject to a vote of shareholders while the Series B common stock possess one vote per share.

    In connection with the above transactions, the Company entered into separate management consulting services agreements with an affiliate of Spectra 3 and Enron whereby such parties will provide general management consulting services to the Company for a period of three years beginning January 1, 1998.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--SUBSEQUENT EVENTS (CONTINUED)
Pursuant to such agreements, the Company will be required to pay to each party consulting fees totaling $500,000 per annum.

    Simultaneous to the above private placement and related transactions, that certain warrant for the purchase of 800,000 shares of common stock, as originally granted by the Company to a single investor (an affiliate of Spectra
3) on January 31, 1997 (Note 10), was amended whereby the number of shares purchasable under the warrant was set at 2,110,140 shares of Series B common stock with an exercise price of $1.80 per share, as opposed to the 2,250,000 shares of Series B common stock with an exercise at $1.69 per share as would have been purchasable following the aforementioned equity transactions pursuant to the terms of the original warrant agreement. The warrant was amended in order to fix the number of shares purchasable under the original warrant agreement and to eliminate any further adjustment to the number of underlying Series B common shares purchasable as a result of future equity issuances. This warrant, as amended, remains subject to certain customary adjustments to protect against dilution.

    On January 29, 1998, SpectraNet International changed its name to FirstWorld Communications, Inc.

    On March 5, 1998, FirstWorld Orange Coast (FWOC), a wholly-owned subsidiary of the Company, and The Irvine Company entered into two agreements regarding FWOC's development of a network to serve certain areas that have been or are planned to be developed by The Irvine Company (the Irvine Network). The Company has guaranteed the payment obligations of FWOC under each of such agreements.

    Pursuant to an Agreement for Lease of Telecommunications Conduit dated as of March 5, 1998 (the Conduit Lease), FWOC leases from The Irvine Company space within two underground telecommunications tubes (the Conduit), and, in connection therewith, has received the non-exclusive right to use undivided space within the pull boxes serving such Conduit (collectively, the Leased Premises). The Conduit Lease applies to (i) an existing Conduit system within certain already-developed areas in the Irvine Spectrum and (ii) Conduit to be constructed in the future in the as yet undeveloped areas of the Irvine Spectrum. The Irvine Company may also install Conduit in other areas it may develop in the cities of Irvine, Newport Beach and Tustin, and in unincorporated areas of Orange County, and such areas may in the future be incorporated into the Conduit Lease upon the mutual agreement of the parties (Additional Areas). The term of the Conduit Lease runs through December 31, 2027.

    The Conduit Lease obligates FWOC to install fiber optic cable (Cable) in the Conduit pursuant to a phasing plan. A phase is completed when sufficient Cable has been installed to enable FWOC to connect and provide service (for that portion of the Irvine Network) to property abutting the Conduit. Upon termination of the agreement, the Cable will be owned by The Irvine Company. If FWOC fails to complete installation of the required Conduit within 18 months following March 5, 1998, The Irvine Company may, until such installation is completed, terminate the Conduit Lease.

    FWOC is obligated to make quarterly rent payments to The Irvine Company based upon its "adjusted gross revenue", as defined, from the Irvine Network. In addition, FWOC is obligated to pay all costs associated with its lease, operation, maintenance, repair and use of the Leased Premises, including maintenance expenses, taxes and insurance premiums. Any assignment of FWOC's rights under the Conduit Lease and any sale of a controlling interest in FWOC require The Irvine Company's prior approval, and The Irvine Company has a right of first refusal in the event of any such proposed sale.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--SUBSEQUENT EVENTS (CONTINUED)
    Concurrently with the execution of the Conduit Lease, FWOC and The Irvine Company executed a Telecommunications System License Agreement (the License Agreement) which provides FWOC, with some exceptions, with the right and obligation to provide telecommunications services to (i) the 106 buildings currently owned by The Irvine Company in the Irvine Spectrum area, (ii) commercial, industrial and retail buildings in the future owned by The Irvine Company in the Irvine Spectrum, and (iii) under certain circumstances in The Irvine Company's discretion, similar buildings located in the Additional Areas and other locations in California.

    The License Agreement requires FWOC to pay The Irvine Company a license fee each calendar quarter, subject to an annual CPI increase that will not be less than 2% or greater than 6%. The license fee will increase or decrease in the future based on the rentable square footage of the buildings that are from time to time subject to the License Agreement.

    The License Agreement provides FWOC with the right to install, maintain, operate, replace and remove Cable and associated communications equipment (Equipment) in, as well as access rights to, such buildings, subject to the rights of The Irvine Company's tenants and to reasonable requirements and procedures imposed by The Irvine Company. Except with respect to buildings that are leased to a single tenant, The Irvine Company is required to provide FWOC with a reasonable amount of equipment room space in each building, sufficient to enable FWOC to install Cable and Equipment and deliver services. FWOC's rights to a building are non-exclusive, meaning that The Irvine Company can grant similar licenses to other service providers. Although all the Cable becomes the property of The Irvine Company upon termination of the License Agreement, FWOC has the right to remove and retain ownership of the Equipment, subject to The Irvine Company's election to purchase the Equipment at a price to be negotiated by the parties.

    Subject to certain qualifications, FWOC will have the obligation to provide telecommunications services to any tenant who wishes to subscribe with FWOC for those services, and FWOC is required to install Cable and Equipment in that tenant's building if FWOC owns or leases Conduit located within 1,000 feet of that building. Under certain circumstances, FWOC may be required to provide completion and performance bonds to The Irvine Company in connection with that work.

    To the extent that FWOC provides fiber optic service to a building, it is required to achieve and maintain standards of minimum reliability. Subject to force majeure, if there is a system-wide failure to provide such service that exceeds five consecutive days, The Irvine Company has the right to use the network (and if necessary bring in an alternative service provider) and to charge its costs to FWOC.

    Whenever FWOC is the first competitive access provider to a building, it is required to install a building entrance conduit system (which connects the building to the street access point) (a BECS), with a capacity equal to 200% of the capacity required by FWOC to service the building. The Irvine Company can grant other providers the right to use that BECS, but must pay or cause that provider to pay FWOC 50% of FWOC's cost of installing the BECS, which costs are subject to increase based on a CPI calculation. Where a BECS already exists, The Irvine Company must make any excess capacity therein available to FWOC.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--ADDITIONAL SUBSEQUENT EVENTS

    On March 17, 1998, the Company received a firm, written commitment from Spectra 3 and Enron to invest, pursuant to that certain option held by Spectra 3 and Enron as described in Note 12, an additional $20,000,000 in the aggregate for the purchase of 6,666,666 shares of Series B common stock and related Series B common stock warrants concurrently with the closing of a high yield debt offering by the Company, provided that such offering is consummated on or before April 20, 1998.

    On March 17, 1998, that certain management consulting services agreement entered into by and among the Company and an affiliate of Spectra 3, as described in Note 12, was amended, whereby the consulting fee payable by the Company to the affiliate pursuant to such agreement was increased from $500,000 per annum to $620,000 per annum, retroactive to January 1, 1998.

                        FIRSTWORLD COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)



                     CONSOLIDATED BALANCE SHEET (UNAUDITED)



                                                                                                    JUNE 30, 1998
                                                                                                    --------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.......................................................................  $  105,621,691
  Marketable securities...........................................................................     145,425,182
  Interest receivable.............................................................................       2,223,323
  Accounts receivable.............................................................................         299,863
  Prepaid expenses................................................................................         381,532
  Other current assets............................................................................          23,534
                                                                                                    --------------
    Total current assets..........................................................................     253,975,125

Property and equipment, net.......................................................................      30,847,342
Deferred financing costs, net.....................................................................         828,117
Other assets, net.................................................................................         402,396
                                                                                                    --------------
                                                                                                    $  286,052,980
                                                                                                    --------------
                                                                                                    --------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................................................  $    2,545,666
  Accrued interest................................................................................       1,118,091
  Accrued employee costs..........................................................................         210,099
  Other accrued expenses..........................................................................         281,477
  Current portion of long-term debt...............................................................           8,643
  Current portion of capital lease obligations....................................................         820,132
                                                                                                    --------------
    Total current liabilities.....................................................................       4,984,108
Long-term debt....................................................................................         157,934
Senior discount notes.............................................................................     236,128,267
Capital lease obligations.........................................................................       6,066,232
                                                                                                    --------------
    Total liabilities.............................................................................     247,336,541
                                                                                                    --------------
Commitments
Stockholders' equity:
  Preferred stock, $.0001 par value, 10,000,000 shares authorized at June 30, 1998; no shares
    issued or outstanding                                                                                 --
  Common stock, voting, $.0001 par value, 100,000,000 shares authorized at June 30, 1998:
    Series A, 10,135,164 shares designated at June 30, 1998; 10,135,164 shares issued and
     outstanding..................................................................................           1,014
    Series B, 89,864,836 shares designated at June 30, 1998; 15,913,208 shares issued and
     outstanding..................................................................................           1,591
  Additional paid-in capital......................................................................      45,594,720
  Warrants........................................................................................      31,963,295
  Stockholder receivables.........................................................................         (96,500)
  Deficit accumulated during development stage....................................................     (38,747,681)
                                                                                                    --------------
    Total stockholders' equity....................................................................      38,716,439
                                                                                                    --------------
                                                                                                    $  286,052,980
                                                                                                    --------------
                                                                                                    --------------



     See accompanying notes to unaudited consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)



               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)



                                                                                                    PERIOD FROM
                                                                   NINE MONTHS ENDED JUNE 30,    SEPTEMBER 1, 1993
                                                                  -----------------------------   (INCEPTION) TO
                                                                      1997            1998         JUNE 30, 1998
                                                                  -------------  --------------  -----------------
Service revenue.................................................  $          --  $      649,353   $     1,145,219
Other revenue...................................................        114,368          10,000           220,715
                                                                  -------------  --------------  -----------------
                                                                        114,368         659,353         1,365,934
                                                                  -------------  --------------  -----------------
Costs and expenses:
  Network development and operations............................      3,186,507       5,497,316        10,563,774
  Selling, general and administrative...........................      2,806,044       4,756,496        13,081,400
  Depreciation and amortization.................................        392,720       1,840,639         2,477,459
                                                                  -------------  --------------  -----------------
                                                                      6,385,271      12,094,451        26,122,633
                                                                  -------------  --------------  -----------------
Loss from operations                                                 (6,270,903)    (11,435,098)      (24,756,699)
Other income (expense):
  Interest income...............................................        143,447       3,247,160         3,405,361
  Interest expense..............................................       (241,772)    (11,071,636)      (12,560,996)
                                                                  -------------  --------------  -----------------
Loss before extraordinary item..................................     (6,369,228)    (19,259,574)      (33,912,334)
Extraordinary item - extinguishment of debt.....................             --      (4,730,667)       (4,835,347)
                                                                  -------------  --------------  -----------------
Net loss........................................................  $  (6,369,228) $  (23,990,241)  $   (38,747,681)
                                                                  -------------  --------------  -----------------
                                                                  -------------  --------------  -----------------



     See accompanying notes to unaudited consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.



                        (A DEVELOPMENT STAGE ENTERPRISE)



                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE NINE MONTHS ENDED JUNE 30, 1998 (UNAUDITED)


                                                                                                         SERIES C
                                   SERIES A                    SERIES B                                CONVERTIBLE
                                 COMMON STOCK                COMMON STOCK          ADDITIONAL        PREFERRED STOCK
                           -------------------------  --------------------------    PAID-IN     --------------------------
                             SHARES        AMOUNT       SHARES        AMOUNT        CAPITAL       SHARES        AMOUNT
                           -----------  ------------  -----------  -------------  ------------  -----------  -------------
Balance at September 30,
  1997...................      --       $    --           --       $    --             --         2,600,000  $  12,279,362
Exercise of options to
  purchase common stock
  October 1997 to
  December 1997..........      --            --           --            --             --           --            --
Issuance of Series A
  common stock with
  warrants to purchase
  10,135,164 shares of
  Series B common stock,
  net of offering costs
  of $3,863,691 -
  December 30, 1997 .....   10,135,164    16,913,809      --            --             --           --            --
Conversion of Series C
  preferred stock, Series
  B preferred stock,
  Series A preferred
  stock and common stock
  to Series B common
  stock - December 30,
  1997; as follows:
  Series C preferred
    stock; conversion
    ratio of 1.39:1,
    including
    anti-dilutive
    adjustments..........      --            --         3,621,120     12,279,362       --        (2,600,000)   (12,279,362)
  Series B preferred
    stock and common
    stock; conversion
    ratio of 1:1.........      --            --         5,545,638      3,486,426       --           --            --
  Series A preferred
    stock; conversion
    ratio of 1:10........      --            --            11,867        395,162       --           --            --
Issuance of Series B
  common stock with
  warrants to purchase
  6,666,666 shares of
  Series B common stock,
  net of offering costs
  of $1,800,000 - April
  13, 1998...............      --            --         6,666,666     12,466,665       --           --            --
Issuance of warrants to
  purchase 3,713,094
  shares of Series B
  common stock in
  connection with the
  issuance of 13% Senior
  Discount Notes.........      --            --           --            --             --           --            --
Exercise of options to
  purchase Series B
  common stock - April
  1998 to June 1998......      --            --            67,917         55,901       --           --            --
Establishment of $.0001
  par value for Series A
  and B common stock in
  connection with
  Delaware
  reincorporation - June
  26, 1998...............      --        (16,912,795)     --         (28,681,925)   45,594,720      --            --
Net loss for the
  nine-month period ended
  June 30, 1998..........      --            --           --            --             --           --            --
                           -----------  ------------  -----------  -------------  ------------  -----------  -------------
Balance at June 30,
  1998...................   10,135,164  $      1,014   15,913,208  $       1,591  $ 45,594,720      --       $    --
                           -----------  ------------  -----------  -------------  ------------  -----------  -------------
                           -----------  ------------  -----------  -------------  ------------  -----------  -------------

                                   SERIES B                  SERIES A
                                  CONVERTIBLE              CONVERTIBLE
                                PREFERRED STOCK          PREFERRED STOCK           COMMON STOCK
                           -------------------------  ----------------------  -----------------------                 STOCKHOLDER
                             SHARES        AMOUNT       SHARES      AMOUNT      SHARES       AMOUNT      WARRANTS     RECEIVABLES
                           -----------  ------------  ----------  ----------  -----------  ----------  ------------  -------------
Balance at September 30,
  1997...................    2,016,638  $  3,670,060     118,667  $  395,162    3,262,900  $ (226,984) $  1,000,960   $   (96,500)
Exercise of options to
  purchase common stock
  October 1997 to
  December 1997..........      --            --           --          --          266,100      43,350       --            --
Issuance of Series A
  common stock with
  warrants to purchase
  10,135,164 shares of
  Series B common stock,
  net of offering costs
  of $3,863,691 -
  December 30, 1997 .....      --            --           --          --          --           --         9,628,000       --
Conversion of Series C
  preferred stock, Series
  B preferred stock,
  Series A preferred
  stock and common stock
  to Series B common
  stock - December 30,
  1997; as follows:
  Series C preferred
    stock; conversion
    ratio of 1.39:1,
    including
    anti-dilutive
    adjustments..........      --            --           --          --          --           --           --            --
  Series B preferred
    stock and common
    stock; conversion
    ratio of 1:1.........   (2,016,638)   (3,670,060)     --          --       (3,529,000)    183,634       --            --
  Series A preferred
    stock; conversion
    ratio of 1:10........      --            --         (118,667)   (395,162)     --           --           --            --
Issuance of Series B
  common stock with
  warrants to purchase
  6,666,666 shares of
  Series B common stock,
  net of offering costs
  of $1,800,000 - April
  13, 1998...............      --            --           --          --          --           --         6,333,335       --
Issuance of warrants to
  purchase 3,713,094
  shares of Series B
  common stock in
  connection with the
  issuance of 13% Senior
  Discount Notes.........      --            --           --          --          --           --        15,001,000       --
Exercise of options to
  purchase Series B
  common stock - April
  1998 to June 1998......      --            --           --          --          --           --           --            --
Establishment of $.0001
  par value for Series A
  and B common stock in
  connection with
  Delaware
  reincorporation - June
  26, 1998...............      --            --           --          --          --           --           --            --
Net loss for the
  nine-month period ended
  June 30, 1998..........      --            --           --          --          --           --           --            --
                           -----------  ------------  ----------  ----------  -----------  ----------  ------------  -------------
Balance at June 30,
  1998...................      --       $    --           --      $   --          --       $   --      $ 31,963,295   $   (96,500)
                           -----------  ------------  ----------  ----------  -----------  ----------  ------------  -------------
                           -----------  ------------  ----------  ----------  -----------  ----------  ------------  -------------

                              DEFICIT
                            ACCUMULATED
                               DURING          TOTAL
                            DEVELOPMENT    STOCKHOLDERS'
                               STAGE           EQUITY
                           --------------  --------------
Balance at September 30,
  1997...................   $(14,757,440)   $  2,264,620
Exercise of options to
  purchase common stock
  October 1997 to
  December 1997..........        --               43,350
Issuance of Series A
  common stock with
  warrants to purchase
  10,135,164 shares of
  Series B common stock,
  net of offering costs
  of $3,863,691 -
  December 30, 1997 .....        --           26,541,809
Conversion of Series C
  preferred stock, Series
  B preferred stock,
  Series A preferred
  stock and common stock
  to Series B common
  stock - December 30,
  1997; as follows:
  Series C preferred
    stock; conversion
    ratio of 1.39:1,
    including
    anti-dilutive
    adjustments..........        --              --
  Series B preferred
    stock and common
    stock; conversion
    ratio of 1:1.........        --              --
  Series A preferred
    stock; conversion
    ratio of 1:10........        --              --
Issuance of Series B
  common stock with
  warrants to purchase
  6,666,666 shares of
  Series B common stock,
  net of offering costs
  of $1,800,000 - April
  13, 1998...............        --           18,800,000
Issuance of warrants to
  purchase 3,713,094
  shares of Series B
  common stock in
  connection with the
  issuance of 13% Senior
  Discount Notes.........        --           15,001,000
Exercise of options to
  purchase Series B
  common stock - April
  1998 to June 1998......        --               55,901
Establishment of $.0001
  par value for Series A
  and B common stock in
  connection with
  Delaware
  reincorporation - June
  26, 1998...............        --              --
Net loss for the
  nine-month period ended
  June 30, 1998..........    (23,990,241)    (23,990,241)
                           --------------  --------------
Balance at June 30,
  1998...................   $(38,747,681)   $ 38,716,439
                           --------------  --------------
                           --------------  --------------



     See accompanying notes to unaudited consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                         PERIOD FROM
                                                                              NINE MONTHS ENDED JUNE     SEPTEMBER 1,
                                                                                        30                   1993
                                                                             ------------------------   (INCEPTION) TO
                                                                                1997         1998       JUNE 30, 1998
                                                                             ----------  ------------  ----------------
Cash flows from operating activities:
Net loss...................................................................  $(6,369,228) $(23,990,241)   $(38,747,681)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization............................................     392,720     1,840,639       2,477,459
  Amortization of deferred financing costs.................................          --       773,634         834,506
  Amortization of debt discount............................................          --     8,666,203       8,724,445
  Non-cash interest expense................................................          --       293,264         331,046
  Extraordinary loss on extinguishment of debt.............................          --     3,674,112       3,778,792
  Changes in assets and liabilities:.......................................
    Restricted cash related to operating activities........................          --        50,000              --
    Accounts receivable....................................................      70,131      (227,296)       (259,104)
    Interest receivable....................................................          --    (2,223,323)     (2,223,323)
    Other assets...........................................................    (151,456)     (394,499)       (616,081)
    Accounts payable and accrued expenses..................................     274,471       783,446       4,138,348
                                                                             ----------  ------------  ----------------
Net cash used in operating activities......................................  (5,783,362) $(10,754,061)    (21,561,593)
                                                                             ----------  ------------  ----------------
Cash flows from investing activities:
  Purchases of property and equipment......................................  (5,917,520)  (12,311,407)    (25,887,197)
  Purchases of marketable securities.......................................          --  (145,425,182)   (145,425,182)
  Procurement of patents...................................................          --            --         (56,763)
                                                                             ----------  ------------  ----------------
Net cash flows used in investing activities................................  (5,917,520) (157,736,589)   (171,369,142)
                                                                             ----------  ------------  ----------------
Cash flows from financing activities:
  Proceeds from issuance of Senior Discount Notes and related warrants.....          --   242,698,365     242,698,365
  Proceeds from issuance of Series B common stock and related warrants, net
    of offering costs......................................................          --    18,800,000      18,800,000
  Proceeds from issuance of Series A common stock and related warrants, net
    of offering costs......................................................          --    26,136,309      26,136,309
  Proceeds from issuance of common stock...................................          --            --         418,501
  Proceeds from stock option and warrant exercises.........................      23,200        99,251         123,701
  Proceeds from issuance of Series B preferred stock.......................          --            --       3,193,227
  Proceeds from issuance of Series C preferred stock and related common
    stock warrants, net of offering costs..................................   4,528,862            --       4,528,862
  Proceeds from issuance of common stock warrants..........................     200,000            --         200,000
  Proceeds from collection of stockholder receivables......................      54,167            --          54,167
  Principal payments on capital leases.....................................     (80,302)     (271,949)       (436,751)
  Proceeds from issuance of convertible bridge notes.......................   7,220,500            --       8,182,000
  Proceeds from draws under revolving credit facility and related
    warrants...............................................................          --     3,796,262      15,968,854
  Proceeds from short-term borrowings and related warrants.................          --            --       1,000,000
  Principal payments on short-term borrowings..............................          --      (550,000)     (1,050,000)
  Proceeds from other long-term debt.......................................          --            --         267,735
  Principal payments on other long-term debt...............................     (24,651)       (4,155)       (275,510)
  Principal payments on revolving credit facility..........................          --   (16,299,900)    (16,299,900)
  Payment of deferred financing costs......................................          --      (828,117)     (4,957,134)
                                                                             ----------  ------------  ----------------
Net cash provided by financing activities..................................  11,921,776   273,576,066     298,552,426
                                                                             ----------  ------------  ----------------
Net increase in cash and cash equivalents..................................     220,894   105,085,416     105,621,691
Cash and cash equivalents at beginning of period...........................      71,522       536,275              --
                                                                             ----------  ------------  ----------------
Cash and cash equivalents at end of period.................................  $  292,416  $105,621,691    $105,621,691
                                                                             ----------  ------------  ----------------
Non-cash transactions:
  Issuance of note payable for settlement of wages.........................          --            --           4,185
  Issuance of common stock for settlement of wages.........................          --            --           2,520
  Issuance of Series A preferred stock for settlement of notes payable and
    wages..................................................................          --            --         424,912
  Property and equipment purchased under capitalized leases................   6,650,305        45,221       7,296,120
  Issuance of Series B preferred stock for settlement of note payable, for consulting services received, and for procurement of property and
    equipment..............................................................          --            --          58,332
  Issuance of common stock for stockholder receivables.....................          --            --         173,167
  Issuance of note payable to repurchase Series A preferred stock..........          --            --          29,750
  Conversion of convertible bridge notes into Series C preferred stock and
    related warrants.......................................................   7,776,500            --       7,776,500
  Conversion of convertible bridge notes into Series A common stock and
    related warrants.......................................................          --       405,500         405,500
  Issuance of common stock warrants as finders fees........................      10,000            --          10,000
  Non-cash deferred financing costs........................................          --            --          27,200
  Issuance of note payable to vendor for up-front services fees............          --       150,000         150,000
  Issuance of note payable for consulting services received................          --            --          50,000
  Cancellation of stockholder receivable for stock repurchase..............      22,500            --          22,500
  Net liabilities in excess of assets acquired in connection with
    Separation Agreement...................................................          --            --         404,621



     See accompanying notes to unaudited consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION


    The accompanying unaudited consolidated financial statements of FirstWorld Communications, Inc. (the Company) have been prepared by Company management, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The unaudited consolidated financial statements include the accounts and results of operations of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of Company management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of June 30, 1998, and the results of its operations and its cash flows for the nine months ended June 30, 1997 and 1998 and for the period from September 1, 1993 (inception) to June 30, 1998. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended September 30, 1997, included elsewhere in this Prospectus.



NOTE 2--HIGH YIELD DEBT OFFERING AND ADDITIONAL EQUITY INVESTMENT



    On April 13, 1998, the Company completed (i) an offering of debt securities pursuant to Rule 144A under the Securities Act of 1933, as amended (the Act) for gross proceeds of $250,205,000 (the High Yield Debt Offering) and (ii) a $20 million private placement to Colorado Spectra 3, LLC, a Colorado limited liability company (Spectra 3), and Enron Capital & Trade Resources Corp., a Delaware corporation (Enron) (the Additional Equity Investment) pursuant to the exercise of an existing option held by Spectra 3 and Enron.



    In the High Yield Debt Offering, the Company sold 470,000 units consisting of 13% Senior Discount Notes due 2008 (the Notes) and warrants to purchase an aggregate of 3,713,094 shares of the Company's Series B Common Stock. The Notes will accrete in value through April 15, 2003 at a rate of 13% per annum, compounded semi-annually, at which time $470.0 million in aggregate principal amount at maturity will be outstanding. Cash interest will neither accrue nor be payable prior to April 15, 2003. Thereafter, cash interest on the Notes will accrue and will be payable semiannually in arrears on each April 15 and October 15, commencing October 15, 2003, at a rate of 13% per annum. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes prior to maturity. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003, at a premium declining to par on April 15, 2006, plus accrued and unpaid interest through the date of redemption. In the event of a change in control, as defined in the indenture governing the Notes, the holders of the Notes will have the right to require the Company to purchase their Notes in an amount equal to 101% of the aggregate principal amount at maturity or accreted value thereof, as applicable, plus accrued and unpaid interest to the date of purchase. The warrants issued in connection with the High Yield Debt Offering have an exercise price of $0.01 per share, are exercisable at any time on or after the earlier to occur of May 1, 1999, an initial public offering of the Company's common stock or in the event of a change in control, and expire on April 15, 2008. The fair value of these warrants at the time of grant, which was estimated by management to be $15,001,000, has been recorded as a discount on the underlying debt and is being amortized to interest expense using the effective interest method over the period that the Notes are outstanding.

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 2--HIGH YIELD DEBT OFFERING AND ADDITIONAL EQUITY INVESTMENT (CONTINUED)


    Pursuant to the Additional Equity Investment, the Company sold to each of Spectra 3 and Enron 3,333,333 shares of Series B Common Stock and warrants to purchase an additional 3,333,333 shares of Series B Common Stock. The aggregate net proceeds of the High Yield Debt Offering and the Additional Equity Investment were $260.7 million.



NOTE 3--DEBT EXTINGUISHMENT



    On September 16, 1997, the Company entered into a revolving credit facility (the Credit Facility) with a syndicate of lenders (the Lenders) to provide financing for the construction of telecommunication networks and for general working capital purposes. The Company terminated the Credit Facility concurrently with the closing of the High Yield Debt Offering and paid the Lenders a $1,000,000 termination fee pursuant to the terms thereof. The Company has recorded an extraordinary loss of approximately $4,700,000 associated with such debt extinguishment in the quarter ending June 30, 1998, which loss is inclusive of the aforementioned termination fee and the write-off of unamortized debt discount and deferred financing costs.



NOTE 4--MARKETABLE SECURITIES



    Marketable securities consist principally of commercial paper with original maturities of beyond three months but less than six months. The Company has classified its marketable securities as held to maturity as management has the intent and ability to hold those securities to maturity. Such securities are stated at cost. The fair value of the Company's marketable securities approximates the carrying value.



NOTE 5--REINCORPORATION



    Effective June 26, 1998, the Company changed its state of incorporation from California to Delaware. In connection therewith, a par value equal to $.0001 per share was assigned to each series of common and preferred stock. As a result, the consolidated statement of stockholders' equity for the nine months ended June 30, 1998 reflects a reclassification to additional paid-in capital for the amounts in excess of par value.



NOTE 6--LONG DISTANCE CARRIER AGREEMENT



    The Company's contract with Sprint (the long distance agreement referenced in the final paragraph of Note 8 to the Company's Audited Consolidated Financial Statements), whereby the Company is committed to certain minimum service fees was amended in June of 1998. Pursuant to such amendment, minimum fees under the contract aggregate $37,500, $487,500 and $1,437,500 during the remainder of fiscal 1998 and for fiscal 1999 and 2000, respectively.

                                    ANNEX A

                                    GLOSSARY

    ANALOG--A form of transmission employing a continuous electrical signal (rather than a pulsed or digital system) that varies in frequency and amplitude.

    ATM (ASYNCHRONOUS TRANSFER MODE)--ATM is packet-based switching and transmission technology used to transmit voice, data and video.

    BANDWIDTH--At any given level of compression, the amount of information transportable over a link per unit of time. A single T1 circuit will carry up to 1,544,000 bits (or 1.544 megabits) per second.

    BIT--A bit is the basic unit of information, yes-or-no, on-or-off, 1-or-0 in the binary (base 2) system which is the basis of digital computing. In contrast, a voice telephone signal over a copper wire is analog, reflecting a continuous range of vocal tone (frequency) and volume (amplitude).

    BROADBAND--Data streams of at least 1.544 megabits per second. Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communications systems include DS-3 systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal that transmits high resolution audio and video signals into the home. Broadband connectivity is an essential element for interactive multimedia applications.

    CENTREX--A central office managed group of lines; each line is individually connected to the central office switch, but four or five digit dialing is permitted among the line group.

    CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER)--A company that provides local exchange services in competition with the incumbent local exchange carrier.

    CO-LOCATION--The ability of a CLEC to connect its network to the ILEC's central offices. Physical co-location occurs when a CLEC places its network connection equipment inside the ILEC's central offices. Virtual co-location is an alternative to physical co-location pursuant to which the ILEC permits a CLEC to connect its network to the ILEC's central offices on comparable terms, even though the CLEC's network connection equipment is not physically located inside the ILEC's central office.

    DEDICATED ACCESS SERVICES--A line which bypasses the ILEC local network to connect end-user customers to long distance voice and data networks.

    DIALING PARITY--Dialing parity is one of the changes, required by the Telecommunications Act, intended to level the competitive playing field. Dialing parity when implemented will enable customers to dial only 1+ or 0+ for service no matter which local or long distance carrier they choose.

    DIGITAL--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a threefold improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video, and data.

    DS-0, DS-1, DS-3--Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second, DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

    DSL (DIGITAL SUBSCRIBER LINES)--DSL is a family of technologies for high-speed data transmission over existing copper twisted pair wiring in the telephone local loops. Asymmetric DSL ("ADSL"), provides transmission at speeds of up to 8 Mbps and Very-high-bit-rate DSL ("VDSL") can provide transmission at speeds of up to 52 Mbps. VDSL technology is still in development.

    ETHERNET--A set of media independent LAN transport protocols that offers 10 (Ethernet), 100 (Fast Ethernet) and 1,000 (Gigabit Ethernet) megabit per second speeds for data throughput.

    FCC--Federal Communications Commission.

    FIBER OPTICS--Fiber optic cable largely immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information.

    FRAME RELAY--A high speed data packet switching service used to transmit data between computers. Frame relay supports data units of variable lengths at access speeds ranging from 56 kps to 1.5 megabits per second.

    ICP (INTEGRATED COMMUNICATIONS PROVIDER)--A telecommunications carrier that provides packaged or integrated services from among a broad range of categories, including local exchange service, long distance service, enhanced data service and other communication services.

    ILEC (INCUMBENT LOCAL EXCHANGE CARRIER)--A company providing local exchange services on the date of enactment of the Telecommunications Act, including traditional local telephone companies including RBOCs and GTE.

    INTERNET--An array of interconnected networks using a common set of protocols defining the information coding and processing requirements that can communicate across hardware platforms and over many links now operated by a consortium of telecommunications service providers and others.

    INTRALATA--Telecommunications services originating and terminating in the same LATA.

    INTRANET--An organization's private network or local area network which utilizes Internet data formats and communications protocols and which may use the Internet's facilities as the backbone for network communications.

    ISDN (INTEGRATED SERVICES DIGITAL NETWORK)--A standardized all-digital network that integrates voice and data communications through existing copper wiring.

    ISP--Internet service provider.

    IT (INFORMATION TECHNOLOGY)--Describes the use of computers and software applications to manage information within an organization.

    IXC (INTER-EXCHANGE CARRIER)--Usually referred to as a long-distance service provider. There are many facilities-based IXCs, including AT&T, MCI, WorldCom, Sprint and Frontier.

    KBPS--Kilobits per second.

    KILOBIT--One thousand bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "kilobits per second."

    LANS (LOCAL AREA NETWORKS)--The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs. Most office computer networks use a LAN to share files, printers, modems and other items. Where computers are separated by greater distances, a Metropolitan Area Network (MAN) or other Wide Area Network (WAN) may be used.

    LATAS (LOCAL ACCESS AND TRANSPORT AREAS)--The geographically defined areas in which RBOCs were authorized by the MFJ to provide local exchange services. These LATAs roughly reflect the population density of their respective states (California has 11 LATAs while Wyoming has only one). There are 163 LATAs in the United States. LATAs have one or more area codes and may cross state lines.

    LEC (LOCAL EXCHANGE CARRIER)--A company that provides local exchange services; see ILEC and CLEC.

    MBPS--Megabits per second.

    MEGABIT--One million bits of information. The information-carrying capacity (i.e. bandwidth) of a circuit may be measured in "megabits per second."

    MEGAPOP--A single physical location capable of providing local calling services for multiple area codes. See "POPs."

    MFJ (MODIFIED FINAL JUDGMENT)--The MFJ was a settlement of an antitrust suit reached in 1982 between AT&T and the Department of Justice which forced the breakup of the old Bell System. This judgment, also known as the Divestiture of AT&T, established seven separate RBOCs and enhanced the establishment of two distinct segments of telecommunications service; local and long distance. This laid the groundwork for intense competition in the long distance industry. The MFJ has been superseded by the Telecommunications Act of 1996.

    MICROWAVE--A portion of the radio spectrum having radio waves that are physically very short, ranging in length between about 30 cm and 0.3 cm and generally used to refer to frequencies above 2 GHz.

    NARROWBAND--Data streams of less than 64 kilobits per second.

    NUMBER PORTABILITY--The ability of an end user to change local exchange or long distance carriers while retaining the same telephone number. If number portability does not exist, customers will have to change phone numbers when they change carriers.

    PBX (PRIVATE BRANCH EXCHANGE)--A device located on the customer premises that provides call routing capability.

    POPS (POINTS OF PRESENCE)--Locations where a carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that carrier.

    RBOCS (REGIONAL BELL OPERATING COMPANIES)--The holding companies owning LEC affiliates of the old AT&T or Bell system.

    RESALE--Resale by a provider of telecommunications services (such as a local exchange carrier) of such services to other providers or carriers on a wholesale or a retail basis.

    SONET (SYNCHRONOUS OPTICAL NETWORK)--A set of standards of optical communications transmission systems that define the optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SONET facilitates the interpretability of dissimilar vendors' equipment. SONET benefits business customers by minimizing the equipment necessary for various telecommunications applications and supports networking diagnostic and maintenance features.

    T1--Telecommunications industry standard data transfer rate of 1.544 megabits per second.

    TCP/IP (TRANSMISSION CONTROL PROTOCOL/INTERNET PROTOCOL)--A suite of network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

    UNBUNDLED LOOP--Essentially the two-wire copper loop that runs from the ILEC's central office to the customer's premises.

    UNBUNDLED NETWORK ELEMENTS--As a result of the Telecommunications Act of 1996, the ILECs were told to make all the different elements of their networks available to competitors to lease on wholesale basis. Pursuant to this order, the ILECs have had to divide their networks into 14 different elements and allocate costs to them individually. One example of the significance of this ruling is that if a CLEC has its own fiber backbone and its own switch, and only needs the last mile connection from the central office to the customer premises, it can lease that connection from the ILEC without paying for other network elements that it does not need.

    WAN--Wide Area Network; see LAN.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           1
Risk Factors...................................          10
The Exchange Offer.............................          23
Use of Proceeds................................          31
Capitalization.................................          32
Selected Consolidated Financial Data...........          33
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          35
Business.......................................          41
Management.....................................          63
Principal Stockholders.........................          72
Certain Transactions...........................          75
Description of Exchange Notes..................          79
Book Entry; Delivery and Form..................         108
Description of Capital Stock...................         109
Certain United States Federal Income Tax
 Considerations................................         112
Plan of Distribution...........................         113
Legal Matters..................................         114
Experts........................................         114
Change in Accountants..........................         114
Available Information..........................         114
Index to Financial Statements..................         F-1
Glossary.......................................         A-1


                                     [LOGO]

                             OFFER TO EXCHANGE ITS
                           13% SENIOR DISCOUNT NOTES
                                    DUE 2008
                           WHICH HAVE BEEN REGISTERED
                          UNDER THE SECURITIES ACT OF
                           1933, AS AMENDED, FOR ANY
                                    AND ALL
                               OF ITS OUTSTANDING
                              13% SENIOR DISCOUNT
                                 NOTES DUE 2008

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The General Corporation Law of the State of Delaware (the "DGCL") permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL also provides that a corporation may advance the expenses of defense (upon receipt of a written undertaking to reimburse the corporation if it is ultimately determined that such individual is not entitled to indemnification) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred. The DGCL further provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, except only to the extent a court determines that the person is entitled to indemnify for such expenses that such court deems proper. The DGCL also permits a corporation to purchase and maintain liability insurance for its directors and officers.

    The Company's Certificate of Incorporation and bylaws provide that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify all directors and officers and all other persons whom it has authority to indemnify under Section 145 of the DGCL. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. FirstWorld has entered into indemnification agreements with its officers and directors containing provisions which may require FirstWorld, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company maintains insurance on behalf of its directors and officers, insuring them against liabilities that they may incur in such capacities or arising out of such status.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT
  NO.   DESCRIPTION
------- --------------------------------------------------------------------------
  +1.1  Purchase Agreement dated April 6, 1998 among the Registrant, Bear, Stearns
          & Co. Inc., ING Baring (U.S.) Securities, Inc., J.P. Morgan Securities,
          Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

   3.1  Form of Certificate of Incorporation, as amended.

   3.2  Form of Bylaws, as amended.

  +4.1 Indenture dated as of April 13, 1998 between the Registrant and The Bank of New York.

  +4.2  Form of 13% Senior Discount Notes due 2008 and schedule of 13% Senior
          Discount Notes due 2008.

  +4.3  Registration Rights Agreement dated as of April 13, 1998 among the
          Registrant and the Initial Purchasers.

   5.1  Opinion of Latham & Watkins.

  10.1 Form of Indemnification Agreement entered into by the Registrant and each of its executive officers and directors and schedule listing all executive officers and directors who have executed an Indemnification
          Agreement.

 +10.2  1995 Stock Option Plan and related form of option agreement.

EXHIBIT
  NO.   DESCRIPTION
------- --------------------------------------------------------------------------
 +10.3  1997 Stock Option Plan and related form of option agreement.

 +10.4 Warrant Agreement dated as of April 13, 1998 among the Registrant and the Initial Purchasers and related form of warrant attached thereto.

 +10.5  Warrant Registration Rights Agreement dated as of April 13, 1998 among the
          Registrant and the Initial Purchasers.

 +10.6  Common Stock Purchase Agreement dated as of December 30, 1997 among the
          Registrant, Colorado Spectra 3, LLC, Enron Capital & Trade Resources
          Corp. and the holders of $405,000 in principal amount of the Company's convertible subordinated promissory notes.

 +10.7  First Amendment to Common Stock Purchase Agreement dated as of February 9,
          1998 among the Registrant, Colorado Spectra 3, LLC and Enron Capital &
          Trade Resources Corp.

 +10.8 Amended and Restated Investor Rights Agreement dated as of April 13, 1998 among the Registrant and the Investors set forth therein.

 +10.9  Securityholders Agreement dated as of December 30, 1997 among the
          Registrant, Enron Capital & Trade Resources Corp., Colorado Spectra 1,
          LLC, Colorado Spectra 2, LLC and Colorado Spectra 3, LLC.

 +10.10 Business Opportunity Agreement dated as of December 30, 1997 among the
          Registrant, Enron Capital & Trade Resources Corp., Colorado Spectra 1,
          LLC, Colorado Spectra 2, LLC and Colorado Spectra 3, LLC.

 +10.11 Management Consulting Services Agreement dated as of December 30, 1997, as amended March 17, 1998, between the Registrant and Corporate Managers,
          LLC.

 +10.12 Management Consulting Services Agreement dated as of December 30, 1997 between the Registrant and Enron Trade & Capital Resources Corp.

 +10.13 Form of Warrant to Purchase Series B Common Stock and schedule listing all holders of such warrants entitled to purchase a number of shares of Series B Common Stock equal to or greater than 1% of the Company's common stock outstanding as of May 31, 1998.

 +10.14 Warrant to Purchase 2,110,140 shares of Series B Common Stock issued to
          Colorado Spectra 2, LLC on December 30, 1997

 +10.15 Agreement for Use of Operating Property dated as of February 25, 1997 between FirstWorld Anaheim and the City of Anaheim.

 +10.16 Universal Telecommunications System Participation Agreement dated as of
          February 25, 1997 among the Registrant, FirstWorld Anaheim and the City of Anaheim.

 +10.17 Development Fee Agreement dated as of February 25, 1997 between the
          Registrant and the City of Anaheim.

+*10.18 Agreement for Lease of Telecommunications Conduit dated as of March 5,
          1998 between FirstWorld Orange Coast and The Irvine Company.

+*10.19 Telecommunications System License Agreement dated as of March 5, 1998 between FirstWorld Orange Coast and The Irvine Company.

 +10.20 Office Lease for Genesee Executive Plaza dated as of September 4, 1996 between Talcott Realty I Limited Partnership and the Registrant.

 +10.21 Standard Industrial/Commercial Single-Tenant Lease--Gross dated as of
          August 26, 1996 between Scope Development and FirstWorld Anaheim.

  10.22 SpectraNet International Founders' Sale Agreement.

EXHIBIT
  NO.   DESCRIPTION
------- --------------------------------------------------------------------------
  10.23 System Acquisition Agreement.

  12.1  Computation of Ratio of Earnings to Fixed Charges.

  16.1  Letter Regarding Change in Certifying Accountant.

  21.1  Subsidiaries of the Registrant.

  23.1  Consent of PricewaterhouseCoopers LLP.

  23.2  Consent of Latham & Watkins (contained in Exhibit 5.1).

  23.3  Consent of Blumenfeld & Cohen.

 +24.1  Power of Attorney.

  25.1  Statement of Eligibility of Trustee.

  27.1  Financial Data Schedule.

  99.1  Form of Letter of Transmittal.

  99.2  Form of Notice of Guaranteed Delivery.


------------------------

* Portions of this Exhibit have been omitted pursuant to an application for an order requesting confidential treatment filed with the Securities and Exchange Commission.


+   Previously filed.


    (b) Financial Statement Schedules:

Schedule II.      Valuation and Qualifying Accounts.

                               SCHEDULES OMITTED

    Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS.


    The undersigned registrant hereby undertakes:



    (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:



        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;



        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;



       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;



    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (4) If the registrant is a foreign private issuer, to file a posteffective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.


    The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into this Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 21, 1998.


                                FIRSTWORLD COMMUNICATIONS, INC.

                                By:             /s/ DONALD L. STURM*
                                     ------------------------------------------
                                                  Donald L. Sturm
                                        CHAIRMAN OF THE BOARD OF DIRECTORS,
                                                     PRESIDENT
                                            AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                Chairman of the Board,
     /s/ DONALD L. STURM*         President and Chief
------------------------------    Executive Officer           August 21, 1998
       Donald L. Sturm            (Principal Executive
                                  Officer)

                                Executive Vice President,
                                  Chief Operating Officer,
    /s/ ROBERT E. RANDALL         Acting Chief Financial
------------------------------    Officer and Director        August 21, 1998
      Robert E. Randall           (Principal Financial
                                  Officer)

                                Vice President, Finance
    /s/ DENNIS M. MULROY*         and Administration
------------------------------    (Principal Accounting       August 21, 1998
       Dennis M. Mulroy           Officer)

    /s/ C. KEVIN GARLAND*
------------------------------  Director                      August 21, 1998
       C. Kevin Garland

     /s/ RODNEY MALCOLM*
------------------------------  Director                      August 21, 1998
        Rodney Malcolm

 /s/ JAMES O. SPITZENBERGER*
------------------------------  Director                      August 21, 1998
    James O. Spitzenberger

      /s/ MELANIE STURM*
------------------------------  Director                      August 21, 1998
        Melanie Sturm

     /s/ JOHN C. STISKA*
------------------------------  Director                      August 21, 1998
        John C. Stiska




*By:    /s/ ROBERT E. RANDALL
      -------------------------
          Robert E. Randall
          Attorney-in-fact

                        FIRSTWORLD COMMUNICATIONS, INC.
                      (FORMERLY SPECTRANET INTERNATIONAL)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                                             BALANCE AT               BALANCE AT
                                                                              BEGINNING                 END OF
                                                                              OF PERIOD   ADDITIONS     PERIOD
                                                                             -----------  ----------  ----------
Deferred Tax Asset Valuation Allowance:
  Year ended September 30, 1995............................................     176,000      402,199     578,199
  Year ended September 30, 1996............................................     578,199    1,689,863   2,268,062
  Year ended September 30, 1997............................................   2,268,062    2,426,858   4,694,920
  Period from September 31, 1993 (Inception) to
    September 30, 1997.....................................................          --    4,694,920   4,694,920